Filed Pursuant to Rule 424(b)(4)

Registration No. 333-250957 and 333-260998

PROSPECTUS

2,400,000 Units

Each Unit Consisting of One Share of Common Stock and

One Warrant to Purchase One Share of Common Stock

BT BRANDS, INC.

BT Brands, Inc., which we refer to as “we,” “us” or the “Company,” is offering, on a firm commitment basis, 2,400,000 units of its securities at a public offering price of $5.00 per unit. Each unit consists of one share of our common stock and one redeemable warrant to purchase one share of common stock. Each warrant will have an exercise price of $5.50 (110% of the public offering price per unit in this offering), will be exercisable upon issuance and will expire five years from issuance. The units will not be issued or certificated and will have no stand-alone rights. Purchasers will receive only shares of common stock and warrants. The shares of common stock and the warrants comprising such units are immediately separable and will be issued separately in this offering. The offering also includes the shares of common stock issuable from time to time upon exercise of the warrants.

Prior to this offering, there has been no public market for our common stock or warrants. Our common stock and warrants have been approved for listing on The NASDAQ Capital Market, or NASDAQ, under the symbols “BTBD” and “BTBDW,” respectively, and commenced trading on NASDAQ on November 12, 2021.

We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary – Implications of Being an Emerging Growth Company and Smaller Reporting Company.”

Investing in our securities involves risks. You should carefully read and consider the “Risk Factors” beginning on page 9 of this prospectus before investing.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Us(2)
Per Unit	$5.00	$0.40	$4.60
Total	$12,000,000	$960,000	$11,040,000

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(1)

In addition to the underwriting discount of 8% of the public offering price, we have agreed to issue warrants to purchase common stock to the underwriters and reimburse the underwriters for certain expenses in connection with this offering. See “Underwriting” for additional information regarding total underwriting compensation, including information on underwriting discounts.

(2)	Before estimated total expenses of this offering of $375,000. Assumes no exercise of the over-allotment option we have granted to the underwriters as described below.

We have granted the underwriters a 45-day option to purchase up to an additional 360,000 shares of common stock and/or warrants to purchase 360,000 shares of common stock at the public offering price, less the underwriting discounts and commissions, solely to cover over-allotments, if any.

The underwriters expect to deliver the securities to purchasers on or about November 16, 2021.

Joint Book-Running Managers

Maxim Group LLC	Joseph Gunnar & Co., LLC

The date of this prospectus is November 12, 2021

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ABOUT THIS PROSPECTUS

Neither we nor any of the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. This prospectus is an offer to sell only our securities offered hereby, but only under the circumstances and in the jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is accurate only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any applicable free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus and any applicable free writing prospectus must inform themselves of, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains express or implied forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations. All statements, other than statements of historical fact, contained in this prospectus and in any related prospectus supplement are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “project,” “continue,” “potential,” “ongoing” or the negative of these terms or other comparable terminology.

Forward-looking statements are subject to significant business, economic and competitive risks, uncertainties and contingencies, many of which are difficult to predict and beyond our control, which could cause our actual results to differ materially from the results expressed or implied in such forward-looking statements. These and other risks, uncertainties and contingencies are described elsewhere in this prospectus, including under “Risk Factors,” and in the documents incorporated by reference herein, and include the following factors:

•	capital requirements and the availability of capital to fund our growth and to service our existing bank debt;
•	difficulties executing our growth strategy, including developing new restaurants and completing acquisitions that are profitable;
•	our anticipated use of the net proceeds from this offering;
•	economic uncertainties and business interruptions resulting from the coronavirus COVID-19 global pandemic and its aftermath;
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as restrictions related to the coronavirus global pandemic are removed and dining and economic activities normalize, it will be difficult for us to maintain the recent sales gains that we have experienced, and it is likely that the Company will experience a decline in comparable store sales;

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all the risks of acquiring one or more existing restaurants or an existing restaurant business, including identifying a suitable target, completing comprehensive due diligence uncovering all information relating to the target, the financial stability of the target, the impact on our financial condition of the debt we may incur in acquiring the target, the ability to integrate the target’s operations with our existing operations, our ability to retain management and key employees of the target, among other factors attendant to acquisitions of small, non-public operating companies;

•	difficulties in increasing restaurant revenue and comparable restaurant sales;
•	challenges related to hiring and retaining store employees at competitive wage rates;
•	our failure to prevent food safety and food-borne illness incidents;
•	shortages or interruptions in the supply or delivery of food products;
•	our dependence on a small number of suppliers and a single distribution company;
•	negative publicity relating to any one of our restaurants;
•	competition from other restaurant chains with significantly greater resources than we have;
•	changes in consumer tastes and nutritional and dietary trends;
•	our inability to manage our growth;
•	our inability to maintain an adequate level of cash flow, or access to capital, to meet growth expectations;
•	changes in senior management, loss of one or more key personnel or an inability to attract, hire, integrate and retain skilled personnel;
•	labor shortages, unionization activities, labor disputes or increased labor costs, including increased labor costs resulting from minimum wage increases;
•	our vulnerability to increased food, commodity and energy costs;
•	our vulnerability to increasing labor costs;
•	the impact of governmental laws and regulation;
•	failure to obtain and maintain required licenses and permits to comply with food control regulations;
•	changes in economic conditions and adverse weather and other unforeseen conditions, especially in the north central United States where most of our restaurants currently are located;
•	inadequately protecting our intellectual property or breaches of security of confidential consumer information; and
•	our expectations regarding our securities continuing to be listed on The NASDAQ Capital Market.

These forward-looking statements speak only as of the date of this prospectus. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this prospectus after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

BASIS OF PRESENTATION

Our fiscal year is a 52/53-week year, ending on the Sunday closest to December 31. Most years consist of four 13-week accounting periods comprising the 52-week year. Fiscal 2020 was a 53-week period ended January 3, 2021, Fiscal 2019 was a 52-week period ended on December 29, 2019 and our current fiscal year ends on January 2, 2022. All references to years in this prospectus refer to the fiscal years described above.

All outstanding shares of common stock and per share data presented in this prospectus has been retroactively adjusted to reflect the effect of a 1-for-2 reverse stock split of our common stock effective as of January 25, 2021.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all the information that you should consider in making your investment decision. Before deciding to invest in our securities, you should read this entire prospectus carefully, including the sections of this prospectus entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes contained elsewhere in this prospectus. Unless the context otherwise requires, references in this prospectus to the “Company,” “we,” “us,” and “our” refer to BT Brands, Inc. and its subsidiaries.

Company Overview

We own and operate fast-food restaurants in the north-central United States and are seeking to expand both into other regions and into other foodservice businesses. We currently own and operate nine Burger Time restaurants in Minnesota, North Dakota and South Dakota and a Dairy Queen franchise in Ham Lake, Minnesota. The first Burger Time restaurant opened in Fargo, North Dakota in 1987. Our expansion plan is to purchase one or more existing multi-unit restaurant businesses.

Our operating principles for Burger Time include: (i) offering a “Bigger Burger” to deliver our customers “more good food for your money”; (ii) offering a limited menu to permit attention to quality and speed of preparation; (iii) providing fast service by way of single and double drive-thru designs and a point-of-sale system at our restaurants that expedites the ordering and preparation process; and (iv) great tasting quality food made fresh to order at a fair price. Our primary strategy is to serve the drive-thru and take-out segment of the restaurant industry.

We operate in the fast-food hamburger category of the quick service restaurant, or QSR, segment of the restaurant industry. Fast-food restaurants are characterized by limited menus, limited or no table service and fast service. According to IBISWorld, there are nearly 200,000 fast-food restaurants in the United States and fast food will generate an estimated $278.6  billion in revenue in 2021, with an estimated $126.9 billion, or approximately 45% of the U.S. fast-food market, deriving from the hamburger segment.  The hamburger segment is the largest segment of the U.S. QSR market, and this segment is projected by IBISWorld to grow 17% in 2021.

Our Burger Time restaurants feature a variety of juicy, flame-broiled burgers that we refer to as “Bigger Burgers” because they are made with approximately 25% more meat than the typical quarter-pound burger offerings served by our competitors. Each burger is made to fill a customer’s individual order so that they are served hot and fresh. Burger favorites include a mushroom Swiss burger, a jalapeno burger, and a full-pound burger to satisfy the heartiest appetite. Other entrees include chicken sandwiches, pulled pork sandwiches and chicken tenders. We offer an array of traditional and signature sides, many of which have evolved into regional favorites, such as large-cut battered onion rings, cheese curds, fried pickle spears and chicken fries. We also offer soft drinks and other reasonably priced food and beverage items. From time to time, we offer specialty sandwiches and wraps at similar price points. Our limited menu is designed to deliver quality products, a high flavor profile and speedy delivery resulting in outstanding total value for the customer.

For our Burger Time concept, our objective is to serve customers within two to three minutes of their arrival during the peak day parts of lunch and dinner and within three to five minutes at other times. We achieve this utilizing our single and double drive-thru format and our integrated restaurant design and equipment lay-out that allows us to deliver exceptional food with fast service times. We recently introduced an on-line ordering platform through our website: www.itsburgertime.com.

Our Strategy

We are seeking to increase value for our shareholders in the foodservice industry. Our principal strategy is to acquire multi-unit restaurant concepts and individual restaurant properties at attractive multiples of earnings. Though we do not currently plan to do so, under certain circumstances, we may develop additional Burger Time locations through the acquisition and conversion of existing properties. Other key elements of our growth strategy encompass increasing same store sales and introducing a campaign to boost brand awareness.

Expansion Through Acquisitions: We intend to make strategic and opportunistic acquisitions that provide an entrance into targeted restaurant segments and geographic areas. Restaurant businesses become available for acquisition frequently and we believe that we may be able to purchase either individual restaurant properties or multi-unit businesses at prices providing an attractive return on our investment. We may acquire operating assets where a franchise program is the focus of the acquired foodservice business. We intend to follow a disciplined strategy of evaluating acquisition opportunities that seek to ensure and enable the accretive and efficient acquisition and integration of additional restaurant concepts. Successful execution of our acquisition strategy will allow us to diversify our operations both into other dining concepts and geographic locations. Assuming we are successful in acquiring new businesses, we will operate the business or businesses with a shared central management organization.

Expansion through the Development of Additional Burger Time Restaurants: We may develop additional Burger Time restaurants under limited circumstances. Conditions which might give rise to developing additional Burger Time locations include the opportunity to acquire and convert a property that previously had operated as a fast-food establishment at a highly attractive price in a location that fits naturally within Burger Time’s geographic footprint so that we may share service expenses, including advertising and marketing costs.

Increase Same-Store Sales: Same-store sales growth reflects the change in year-over-year sales for the comparable store base. We intend to deploy a multi-faceted same-store sales growth strategy to optimize restaurant performance. We plan to apply techniques proven in the restaurant industry to potentially increase same store sales at our Burger Time restaurants and at our acquired properties and to develop new approaches that reflect our corporate character and restaurant composition. We expect to utilize customer feedback and to analyze sales data to introduce, test and hone existing and new menu items. In addition, we will explore utilizing public relations and experiential marketing to engage customers. We expect that our strategies to increase same-store sales will evolve as we acquire new restaurant concepts in new markets. We intend to retain seasoned restaurant personnel to develop and implement programs appropriate for each of our restaurant concepts.

Increase Brand Awareness: Increasing brand awareness is critical to the growth of our Company. We expect to develop and implement forward-looking branding strategies both for our Burger Time concept and for any businesses that we acquire. We intend to leverage social media and employ targeted digital advertising to expand the reach of our brands and drive traffic to our stores. We recently introduced a mobile app that allows consumers to find restaurants, order online and receive special offers. We plan to deploy internet advertising to match specific menu items targeted to specific demographic groups. We also intend to deploy cross-over ads with radio and social media interacting with each other. We expect that our branding initiatives will evolve as we potentially consummate acquisitions of restaurant concepts that appeal to distinct consumer markets in differing geographic areas.

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Risks Associated with Our Business

Before you invest in our securities, you should carefully consider all the information in this prospectus, including but not limited to the following risks and uncertainties that may materially affect our business, financial condition, results of operations and prospects, as described more fully in the section entitled “Risk Factors:”

•	Obtaining adequate capital to fund our growth, either through the acquisition of an existing business or the opening of new restaurants, both of which strategies are capital intensive.

•	The difficulties we will encounter executing our growth strategy and opening new restaurants that are profitable.

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Overcoming the risks of acquiring an existing restaurant business, including identifying a suitable target, completing comprehensive due diligence, the financial stability of the target, the impact on our financial condition of the debt we may incur in acquiring the prospect, the ability to integrate operations with our existing operations, our ability to retain management and key employees of the target, among other factors attendant to acquisitions of small, non-public operating companies.

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One of our strategies has been to acquire properties which have discontinued operations for any number of reasons, including that these locations may not have been profitable for the prior owners. We will rely on the experience and judgment of management in determining whether we can make these locations profitable for us. Our failure to evaluate these locations will reduce the capital we have available to open other locations or make acquisitions and will otherwise negatively impact our financial condition and results of operations.

•	We currently depend, and will continue to depend for the foreseeable future, on a small number of restaurants for all our revenues and profits.

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Most of our restaurants are currently located in the North Central region of the United States and this geographic concentration makes us vulnerable to severe weather, local economic conditions, demographic trends and regional events.

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From time to time, including during the summer months of 2021, we have experienced difficulties attracting and hiring staff. Our success and future growth will depend on our ability to attract and retain qualified employees and any failure to attract and retain new qualified employees could have a material adverse impact on our prospects and growth.

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If we face labor shortages or increased labor costs as a result of increased competition for employees, higher employee turnover rates, increases in the federal, state or local minimum wage or other employee benefits costs, our operating expenses could increase and our growth and results of operations could be adversely impacted.

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Our business is sensitive to changes in prices for the food items we offer and increases in the prices that we pay for the menu items we offer that we cannot offset with increases in the prices that we charge for such items, would negatively affect our margins, which could have a material adverse effect on our business, financial condition and results of operations.

•	Our business may be adversely impacted by changes in consumer discretionary spending and general economic conditions in our franchisee markets.

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Our North Dakota restaurants are in a state where certain areas are economically affected by the regional oil and gas industry that traditionally experiences “boom and bust” periods of activity depending on commodity prices for oil and gas.

•	We operate in a highly competitive segment of the restaurant industry which is dominated by participants with significantly greater financial and management resources.

•	We expect to acquire or open locations in geographic areas where we have no prior operating experience, and we may fail to effectively identify all of the risks associated with new sites.

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•	We rely on certain vendors, suppliers and distributors for all our supplies and any failure by them to fulfill their obligations to us could have a material adverse impact on our business.

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We rely on Gary Copperud, our Chief Executive Officer, and Kenneth Brimmer, our Chief Operating Officer, and should we lose the services of either of them, our business and plans for future growth may suffer.

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Complying with the reporting requirements of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and the requirements of the Sarbanes-Oxley Act of 2002 is costly and may strain our resources and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

•	The COVID-19 pandemic and the efforts to mitigate its impact may have an adverse effect on our business, liquidity, results of operations, financial condition and price of our securities;

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Our common stock and warrants are not listed or admitted to quotation on any trading market and we may fail to obtain a listing for the common stock or warrants, and even if they were listed or quoted, a trading market may not develop and you may be unable to resell your shares or warrants

Our Corporate History

The Company was incorporated in the State of Delaware as Hartmax of NY, Inc. in January 2016 with no assets or operations, and, until the Share Exchange described below, a majority of the shares of which were owned by Maxim Partners, LLC (“Maxim Partners”), an affiliate of Maxim Group LLC, a representative of the several underwriters of this offering and the placement agent in a private placement we completed in 2018 (the “2018 Private Placement”). Upon the closing of the 2018 Private Placement, the Company and BTND, LLC, a Colorado limited liability company, which we refer to as BTND, entered into a Share Exchange Agreement whereby the members of BTND exchanged all of their membership interests in BTND for shares of our common stock comprising 85.9% of the outstanding shares of our Company (the “Share Exchange”). Maxim Partners and one of its affiliates together held 11.7% of our common stock upon the closing of the Share Exchange. After giving effect to the Share Exchange, the Company became the sole member of BTND and BTND’s managing member, Gary Copperud, became the chief executive officer of the Company. Following with the Share Exchange, the Company changed its name to BT Brands, which is the parent company of BTND, which in turn became a wholly-owned operating subsidiary of the Company.

On June 13, 2019, the Company amended and restated its certificate of incorporation to change the corporate name to “BT Brands, Inc.” to better reflect its multi-faceted growth plan, and to adopt certain provisions that are in line with its status as a public company. On June 13, 2019, the Company adopted amended and restated bylaws also to reflect the Company’s status as a public company.

On June 12, 2020, the holders of 100% of our outstanding shares of common stock adopted resolutions approving the change of corporate domicile from Delaware to Wyoming. In January 2021, the Company reincorporated in Wyoming from Delaware.

The Burger Time brand originated in August 1987 with the opening of the first restaurant in Fargo, North Dakota. Over the next five years, several additional Burger Time restaurants were opened in Minnesota, North Dakota and South Dakota. In 2005, the restaurant assets were sold to STEN Corporation, a public company of which Kenneth Brimmer, our Chief Operating Officer, Chairman and a member of our board of directors, and Gary Copperud, our Chief Executive Officer and a member of our board of directors, were and remain affiliates. In May 2007, BTND purchased the assets of the Burger Time from STEN Corporation and has maintained control of those assets since.

Since 2007, BTND from time to time sold restaurant assets, including the underlying real property, for a profit, resulting in the closing of the stores located on the respective properties. BTND has closed two other stores upon the expiration of the leaseholds on which they were located. In December 2018, we closed a store located in Richmond, Indiana which was open for only 18 months and this property is listed for sale.

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Our Corporate Information

The Company’s principal executive offices are located at 405 Main Avenue West, Suite 2D, West Fargo, ND 58078, and our telephone number is (701) 277-0080. The Company’s website address is www.itsburgertime.com. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and is not considered part of, this prospectus. You should not rely on any information on that website in making your decision to purchase shares of our common stock.

Implications of Being an Emerging Growth Company and Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

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two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	reduced disclosure about our executive compensation arrangements;
•	no non-binding advisory votes on executive compensation or golden parachute arrangements; and
•	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of our initial public offering; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the last day of the fiscal year in which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission, or SEC, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, until those standards apply to private companies. We have elected to take advantage of the benefits of this extended transition period and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Until the date that we are no longer an emerging growth company or affirmatively and irrevocably opt out of the exemption provided by Section 7(a)(2)(B) of the Securities Act upon issuance of a new or revised accounting standard that applies to our financial statements and that has a different effective date for public and private companies, we will disclose the date on which we will adopt the recently issued accounting standard.

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our common stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

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THE OFFERING

Securities offered by us:

2,400,000 units, each unit consisting of one share of common stock and one redeemable warrant to purchase one share of common stock (or 2,760,000 units if the underwriters exercise their over-allotment option in full). The units will not be issued or certificated as stand-alone securities. Purchasers will receive only shares of common stock and warrants. The shares of our common stock and the warrants comprising the units are immediately separable upon issuance and will be issued separately in this offering.

Public offering price:	$5.00 per unit.

Common stock outstanding before the offering:	4,047,502 shares (as of November 12, 2021)

Common stock to be outstanding after this offering:

6,447,502 shares, after giving effect to the sale of 2,400,000 units in this offering (assuming that none of the warrants are exercised) and 8,847,502 shares if the warrants offered hereby are exercised in full. If the underwriters’ over-allotment option is exercised in full, the total number of shares of common stock outstanding immediately after this offering would be 6,807,502 shares (assuming that none of the warrants are exercised) and 9,567,502 shares if the warrants offered hereby are exercised in full.

Description of warrants included in the units:

The exercise price of the warrants is $5.50 (110% of the public offering price per unit in this offering). Each warrant is exercisable for one share of common stock, subject to adjustment as described herein. Each warrant will be exercisable immediately upon issuance and will expire five years after the initial issuance date.

Commencing six (6) months following the issuance date, we may call the warrants for redemption:

• in whole and not in part;

• at a price of $0.01 per warrant;

• upon not less than 30 days’ prior written notice of redemption to the warrant holders; and

•  if, and only if, the reported last sale price of the common stock equals or exceeds $8.25 (subject to adjustment), or 150% of the warrant exercise price, for any 20 consecutive trading days ending on the third trading day prior to the date we send the notice of redemption to the warrant holders.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrant by (y) the fair market value. The “fair market value” shall mean the volume weighted average trading price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case.

The terms of the warrants will be governed by a Warrant Agreement, dated as of the effective date of this offering, between us and Continental Stock Transfer & Trust Company, as the warrant agent (the “Warrant Agent”). This prospectus also relates to the offering of the shares of common stock underlying the warrants. For more information regarding the warrants, see “Description of Securities—Warrants” in this prospectus.

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Over-allotment option:

We have granted the underwriters a 45-day option to purchase up to an additional 360,000 shares of our common stock and/or warrants to purchase up to 360,000 shares of common stock (equal to 15% of the number of shares of common stock and/or warrants underlying the units sold in this offering), less the underwriting discounts and commissions payable by us, in any combination solely to cover over-allotments, if any. The underwriters may exercise this option in full or in part at any time and from time to time until 45 days after the date of this prospectus.

Representative Warrants:

The registration statement of which this prospectus is a part also registers for sale warrants (the “Representative Warrants”) to purchase 192,000 shares of our common stock (8% of the shares of common stock sold in this offering) to the Representatives. The Representative Warrants will be exercisable at any time, and from time to time, in whole or in part, during the five-year period commencing 180 days following the effective date of the registration statement of which this prospectus is a part at an exercise price equal to $5.50 (110% of the public offering price per unit in this offering). See “Underwriting—Representative Warrants” for a description of these warrants.

Use of proceeds

We estimate that we will receive net proceeds of approximately $10,665,000, or approximately $12,321,000 if the underwriters exercise their over-allotment option in full, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

Although we have not yet determined with certainty the manner in which we will allocate the net proceeds of this offering, we expect to use the net proceeds from this offering for possible future acquisitions and growth opportunities, additional personnel to manage the businesses acquired and for general corporate purposes. We have not allocated specific amounts of net proceeds for any of these purposes. See “Use of Proceeds” for additional information.

Approved listing on NASDAQ	Our common stock and warrants have been approved for listing on NASDAQ under the symbols “BTBD” and “BTBDW,” respectively.

Risk factors	See “Risk Factors” beginning on page 9 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

Lock-ups:

We and our directors, officers and certain holders who own in the aggregate in excess of 93.6% of the outstanding shares of our common stock as of the effective date of the registration statement related to this offering (and all holders of securities exercisable for or convertible into shares of common stock) will enter into customary “lock-up” agreements pursuant to which such persons and entities will agree not to offer, issue, sell, contract to sell, pledge, encumber, grant any option for the sale of or otherwise dispose of any of securities for a period of 180 days after the date of this prospectus. See “Underwriting—Lock-Up Agreements.”

The number of shares of our common stock to be outstanding after this offering is based on 4,047,502 shares of our common stock outstanding as of November 12, 2021 and excludes the following:

•	15,000 shares of our common stock issuable upon exercise of outstanding options to purchase common stock at a weighted-average exercise price of $5.00 per share;

•	118,902 shares of our common stock issuable upon exercise of outstanding common stock purchase warrants at a weighted average exercise price of $3.90 per share;

•	2,400,000 shares of common stock issuable upon the full exercise of the warrants (forming part of the units) offered hereby (assuming no exercise by the underwriters of the over-allotment option);

•	192,000 shares of common stock underlying the Representative Warrants (assuming no exercise by the underwriters of the over-allotment option); and

•	230,500 shares of common stock reserved for future issuance under our 2019 Incentive Plan.

Unless otherwise indicated, this prospectus reflects and assumes no exercise of outstanding options or warrants.

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SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents our selected historical consolidated financial data for the periods indicated. The selected historical consolidated financial data for the years ended January 3, 2020 and December 29, 2019 and the balance sheet data as of January 3, 2020 and December 29, 2019 are derived from the audited financial statements. The summary historical financial data for the 26 weeks ended July 4, 2021 and June 28, 2020 and the balance sheet data as of July 4, 2021 and June 28, 2020 are derived from our unaudited financial statements.

Historical results are included for illustrative and informational purposes only and are not necessarily indicative of results we expect in future periods, and results of interim periods are not necessarily indicative of results for the entire year. The data presented below should be read in conjunction with, and are qualified in their entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	26 Weeks Ended,		Fiscal Year Ended,(1)
Income Statement Data:	July 4, 2021	June 28, 2020	January 3, 2021	December 29, 2019
Sales	$4,323,555	$3,699,768	$8,159,796	$6,480,564
Cost of operations-
Food and paper costs	1,636,053	1,435,992	3,090,816	2,574,388
Labor and related expenses	1,186,719	1,094,007	2,335,949	2,140,157
Occupancy and other operating expenses	555,735	525,307	1,136,257	1,072,407
Depreciation and amortization	113,394	90,920	189,389	212,787
Asset impairment, including goodwill	0	100,000	190,493	293,488
General and administrative	220,982	183,163	687,524	560,885
Total expenses	3,712,883	3,429,389	7,630,428	6,854,112
Income (loss) from operations	610,672	270,397	529,368	(373,548)
Interest expense	(128,232)	(91,159)	(177,757)	(207,841)
Other and interest income(6)	0	530,958	570,381	12,812
Income (loss) before income taxes	482,440	710,178	921,992	(568,577)
Benefit (provision) for income taxes	(135,000)	(149,000)	(130,000)	102,000
Net income (loss)	$347,440	$561,178	$791,992	$(466,577)
Per Share Data:
Net income (loss) per share – basic and diluted	$.09	$.14	$.20	$(.12)
Weighted average shares outstanding	4,047,502	4,047,502	4,047,502	4,043,989
Consolidated Statement of Cash Flow Data:
Cash provided by operating activities	$496,251	$876,600	$1,397,449	$50,489
Net cash provided by (used in) investing activities	$(67,003)	$(16,393)	$24,580	$(179,000)
Net cash (used in) financing activities	$(29,575)	$(27,156)	$(358,956)	$(276,899)

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Balance Sheet Data:	July 4, 2021	January 3, 2021
Cash	$1,720,917	$1,321,244
Net property(2)	$1,587,200	$1,632,457
Total assets	$3,780,162	$3,389,165
Total debt(3)	$3,267,811	$3,238,494
Total stockholders’ deficit	$(354,883)	$(702,323)

Other Operating Data:	26 Weeks Ended,		Fiscal Year
	July 4, 2021	June 28, 2020	2020	2019
Number of restaurants	10	10	10	10 (5)
Comparable restaurant sales growth(4)	16.9%	13.2%	25.9%	(4.2)%
EBITDA(7)	$724,066	$992,257	$1,479,631	$145,539
EBITDA as a percent of sales	16.7%	26.8%	18.1%	2.2%

(1)	We use a 52 or 53-week fiscal year ending on the last Sunday of each calendar year. Fiscal 2020 was a 53-week year ending on January 3, 2021, and 2019 was 52-week year ending December 29, 2019.

(2)	Net property consists of property owned, net of accumulated depreciation and amortization.

(3)	Total debt consists of long-term mortgage notes covering substantially all of the company’s property.

(4)	Comparable restaurant sales growth reflects the change in year-over-year sales for the comparable restaurant base.

(5)

In August 2017,  the Company opened a Burger Time location in Richmond, Indiana which was closed in September 2018  Richmond sales are excluded from the comparable sales calculation.  The Richmond property is included in Assets held for Sale.

(6)

In May 2020, the Company received pandemic-related loans totaling $487,900 of that amount, $460,400 was borrowed under the Small Business Administration’s Payroll Protection Program.  The loans were forgiven in 2020, and the loan forgiveness was accounted for as a “grant” and is in included in other income for the six-month ended June 28, 2020.

(7)	EBITDA represents net income (loss) before interest expense, benefit (provision) for income taxes, depreciation and amortization and asset impairment, including goodwill, charges. We believe EBITDA data facilitates operating performance comparisons from period to period by isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). We also present EBITDA information because (i) we believe these measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry, (ii) we believe investors will find these measures useful in assessing our ability to service or incur indebtedness, and (iii) we use EBITDA and Restaurant-level EBITDA internally as benchmarks to evaluate our operating performance or compare our performance to that of our competitors.

(8)

EBITDA and Restaurant-level EBITDA as presented in this prospectus are supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP.  EBITDA is not measurements of our financial performance under GAAP and should not be considered as an alternative to net income (loss), operating income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity.

EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are (i) they do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments, (ii) they do not reflect changes in, or cash requirements for, our working capital needs, (iii) they do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt, (iv) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Restaurant-level EBITDA do not reflect any cash requirements for such replacements, (v) they do not adjust for all non-cash income or expense items that are reflected in our statements of cash flows, (vi) they do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations, and (vii) other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures.

The following table sets forth a reconciliation of restaurant-level EBITDA to our income from operations for the 26-week periods indicated (which we describe as Restaurant-level EBITDA and is a separate calculation from the overall EBITDA calculation):

	26 Weeks Ended,		Fiscal Year Ended,
	July 4, 2021	June 28, 2020	January 3, 2021	December 29,2019
Sales	$4,323,555	$3,699,768	$8,159,796	$6,480,564
Reconciliation:
Income (loss) from operations	$610,672	$270,379	$529,368	$(373,548)
Depreciation, amortization, and impairment	113,394	190,920	379,882	506,275
General and administrative, corporate expenses	220,982	183,163	687,524	560,885
Restaurant-level EBITDA	$945,048	$644,462	$1,596,774	$693,612
Restaurant-level EBITDA as a percent of sales	21.9%	17.4%	19.6%	10.7%

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, including our financial statements and the related notes appearing at the end of this prospectus, before making your decision to invest in our securities. We cannot assure you that any of the events discussed in the risk factors below will not occur. These risks could have a material and adverse impact on our business, results of operations, financial condition and cash flows and, if so, our prospects would likely be materially and adversely affected. If any of such events were to happen, the trading price of our securities in any market that may develop for our securities could decline and you could lose all or part of your investment.

Risks Related to Our Business and Growth Strategy

For the foreseeable future, we will depend on a small number of restaurants for our revenues and profits.

We currently own and operate ten restaurants, including a single Dairy Queen franchise location. Assuming we have access to adequate capital, we will seek to acquire additional restaurant operations outside of our Burger Time theme, though we do not have any present acquisition targets under consideration. Even if we are successful in acquiring additional restaurants over the next two years, our restaurant base likely will continue to be relatively small. Accordingly, for the foreseeable future, our operational risk will continue to be concentrated across a small base of restaurants from which we generate revenue and profits. The failure of any of our restaurants to produce expected or otherwise satisfactory levels of revenue or profit could materially and adversely affect our business, financial condition and results of our operations.

Currently, our restaurants are in the North Central region of the U.S., which makes us vulnerable to regional changes in consumer preferences, economic conditions, severe weather and other unforeseen conditions that could harm our business, financial condition, results of operations and cash flow.

Food service businesses depend on consumer discretionary spending and are often affected by changes in consumer tastes, regional and local economic conditions and demographic trends. Factors such as traffic patterns, weather, fuel prices, local demographics and the type, number and locations of competing restaurants may adversely affect the performance of individual locations. In addition, economic downturns, inflation or increased food or energy costs could harm the restaurant industry in general and our locations. Extraordinary occurrences such as local strikes, terrorist attacks, a sharp increase in energy prices, fires or other natural or man-made disasters also could impact any of the markets in which we operate.

Further, given the current concentration of our restaurants in Minnesota, North Dakota and South Dakota, we are susceptible to changing consumer preferences and economic conditions in this region of the country. Our business, financial condition and results of operations depend in part on our ability to anticipate, identify and respond to changing consumer preferences and economic conditions, though we cannot assure you that we will be able to respond effectively to any such changes.

In the areas where our restaurants are concentrated, seasonal winter conditions have affected and will continue to impact our results of operations. We may be subject to adverse weather and other natural conditions, including tornadoes, floods, droughts, fires or other natural or man-made disasters. All our locations are primarily drive-through operations and most offer no indoor seating and the effects of adverse weather conditions may impact these stores. In more severe cases, adverse weather and other conditions may cause temporary restaurant closures, sometimes for prolonged periods. If weather conditions or other natural disasters reduce customer traffic at our restaurants or force us to suspend operation at any of our locations for a period of time we would experience negative restaurant revenue, which, if it persists, may result in asset impairment charges and potential restaurant closures.

Additionally, changes in state and municipal-level regulatory requirements, such as increases to the minimum wage rate, income taxes, unemployment insurance, as well as other taxes, mandatory healthcare coverage or paid leave where we operate or may desire to operate restaurants, may adversely impact our financial results.

Any one of these contingencies, or any combination of them, could have a material adverse effect on our business, financial condition, results of operations and cash flow.

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The COVID-19 pandemic materially disrupted the U.S. economy and, in the future, could have a material adverse impact on our results of operations, liquidity and financial condition.

In 2020, the COVID-19 pandemic has significantly impacted the economy in general. Though our business has not experienced material negative effects from the pandemic to date, it could negatively affect our business in the future. These possible effects include, but are not limited to:

•	Disruptions or restrictions on our employees’ ability to work effectively due to travel bans, quarantines, shelter-in-place orders or other limitations.

•	Temporary restrictions on and closures of our restaurants or our suppliers.

•

Failure of third parties on which we rely, including our suppliers, to meet their obligations to the Company, or significant disruptions in their ability to do so, which may be caused by their own financial or operational difficulties or issues with the regional or national supply chain.

•	Volatility of commodity costs due to the COVID-19 outbreak.

•

Disruptions or uncertainties related to the COVID-19 outbreak for a sustained period which could hinder our ability to achieve our strategic goals and our ability to meet financial obligations as they come due.

•	Changes in customers’ disposable income and/or purchasing preferences as it relates to eating outside of the home which decreases the frequency with which they visit our locations.

The extent to which the COVID-19 pandemic, or other outbreaks of disease or similar public health threats, materially and adversely impacts our business, results of operations, liquidity and financial condition is highly uncertain and will depend on future developments. Such developments may include the geographic spread and duration of the virus, the severity of the disease and the actions that may be taken by various governmental authorities and other third parties in response to the outbreak.

Health concerns arising from outbreaks of diseases, other than COVID-19, may have an adverse effect on our business.

In addition to the risks to our business of COVID-19 discussed above, our business could be materially and adversely affected by the outbreak of other widespread health epidemics or pandemics. The occurrence of such an outbreak of an epidemic illness, other than COVID-19, or other adverse public health developments could materially disrupt our business and operations. Such events could also significantly impact our industry and cause a temporary closure of restaurants, which would severely disrupt our operations and have a material adverse effect on our business, financial condition and results of operations.

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Furthermore, viruses other than COVID-19 may be transmitted through human contact, and the risk of contracting viruses could cause employees or guests to avoid gathering in public places, which could adversely affect restaurant guest traffic or the ability to adequately staff our restaurants. We could also be adversely affected if jurisdictions in which our restaurants operate impose mandatory closures, seek voluntary closures or impose restrictions on operations of restaurants. Even if such measures are not implemented and a virus or other disease, other than COVID-19, does not spread significantly, the perceived risk of infection or health risk may affect our business.

We operate in the highly competitive restaurant industry. If we are not able to compete effectively, our business, financial condition and results of operations will suffer.

We face significant competition from other traditional fast-food establishments and increasingly from casual dining businesses which have aggressively developed delivery as an additional mode of reaching customers during the pandemic. The foodservice industry is highly competitive with respect to, among other things, taste, price, food quality and presentation, service, location and the ambience and condition of each restaurant. Our competition includes a variety of national and regional fast-food chains and locally owned restaurants that offer carry-out, dine-in, delivery and catering services. Many of our competitors have existed longer and have a more established market presence with substantially greater financial, marketing, personnel and other resources than we do. Among our competitors in the traditional fast-food segment is a number of global and national chains, including McDonalds, Burger King, Wendy’s, Sonic, Checkers, Rally’s and Carl’s Jr. Our competitors may have, among other things, lower operating costs, better locations, better facilities, better management, more effective marketing including resources to access current technology and more efficient operations. In addition, many of our competitors offer product promotions that allow them to undercut our prices or render their products more attractive. Recently, competition has intensified with our competitors offering more frequent and more aggressive promotions. Further, today many casual dining businesses are aggressively marketing delivery services both directly and through third parties which adds an additional competitive element to traditional fast-food. If we are unable to compete effectively, our customer traffic and sales could decline which would have a material adverse effect on our business, financial condition and results of operations.

Our business may be adversely impacted by changes in consumer discretionary spending, general economic conditions, or consumer behavior.

Purchases at our restaurants are generally discretionary for consumers and, therefore, our results of operations are susceptible to economic slowdowns and recessions. Our results of operations are dependent upon discretionary spending by consumers of our restaurants, which may be affected by general economic conditions in one or more of the markets we serve. Some of the factors that impact discretionary consumer spending include unemployment rates, fluctuations in the level of disposable income, the price of gasoline, stock market performance, changes in the level of consumer confidence, and long-term changes in consumer behavior related to social distancing behaviors resulting from COVID-19. These and other macroeconomic factors could have an adverse effect on sales at our restaurants, which could lead to an adverse effect on our profitability or development plans and harm our financial condition and operating results.

Our growth strategy includes pursuing acquisitions of additional brands, and we may not find suitable acquisition candidates or successfully operate or integrate any brands that we may acquire.

As part of our growth strategy, we intend to acquire new brands and restaurant businesses. Although we believe that opportunities for acquisitions will be available, competition for acquisition candidates likely will exist and may intensify in the future. Consequently, there may be fewer acquisition opportunities available to us as well as higher acquisition prices. There can be no assurance that we will be able to identify, acquire, manage or successfully integrate additional brands or restaurant businesses without substantial costs, delays, or operational or financial problems.

11

The difficulties of integration include coordinating and consolidating geographically separated systems and facilities, integrating the management and personnel of the acquired brands, maintaining employee morale and retaining key employees, implementing our management information systems and financial accounting and reporting systems, establishing and maintaining effective internal control over financial reporting, and implementing operational procedures and disciplines to control costs and increase profitability.

In the event we are able to acquire restaurant businesses, the integration and operation of such acquisitions may place significant demands on our management, which could adversely affect our ability to manage our existing restaurants. In addition, we may be required to obtain additional financing to fund future acquisitions, but there can be no assurance that we will be able to obtain additional financing on acceptable terms or at all.

Our growth strategy depends principally on acquiring and/or opening new restaurants and this strategy is subject to many risks and challenges.

We will face many challenges as we seek to open and operate new restaurants, many of which are beyond our control, including, but not limited to, our ability to acquire locations at a favorable cost, the expense and other factors involved in remodeling those locations, the resources we will need to allocate toward hiring managerial personnel for the new restaurants and our lack of familiarity with local regulations. Any one of these challenges, as well as others we may have not yet identified, could result in significant delays in the opening of new restaurants, significant additional and unanticipated costs being incurred by us, or both. If we are unable to open new restaurants, or if restaurant openings are significantly delayed or costlier, our revenue growth and earnings could be adversely impacted, and our business negatively affected.

We may open and acquire restaurants in geographic markets in which we have no prior operating experience. Our expansion into new markets may subject us to increased risks.

We may open or acquire restaurants in markets where we have no operating experience. Any restaurants that we operate in new markets may take longer and cost more to construct, experience higher operating costs than we anticipate and may not reach expected sales and profit levels, which will affect our overall profitability. New markets that we enter may have competitive conditions, consumer tastes and discretionary spending patterns that are more difficult to predict or satisfy than our existing markets. We may need to invest more than we originally planned in advertising and promotional activity in new markets to build brand awareness. In addition, we may find it more difficult in new markets to hire, motivate and keep qualified employees. As a result, these new restaurants may be less successful than our existing restaurants. Our inability to fully implement or failure to successfully execute our plans to enter new markets could have a material adverse effect on our business, financial condition and results of operations.

12

Our existing indebtedness requires significant cash to service, which may hinder our ability to expand our business and maintain profitability.

We currently have mortgages on all but one of our real properties. Servicing our debt consumes a considerable amount of our monthly cash flow. Our indebtedness may make it more difficult for us to execute our business strategy to expand our number of restaurants by limiting with our ability to borrow money to complete an acquisition.

While our operations currently service our existing debt and while we believe that we can continue to effectively service existing debt, there is no guarantee that this will always be true and any one of the material risks discussed in this section, as well as others we may not have identified, could disrupt our ability to service debt so severely as to create a material adverse effect on us.

If we fail to effectively identify and acquire new or existing restaurants, our business, financial condition and results of operations will suffer.

One of our biggest challenges as we seek to grow our business is to identify and secure suitable acquisition opportunities. Competition for acquisition opportunities such as those we are seeking is intense and competitors may have significantly greater financial resources than we do which will allow them to bid more aggressively for those opportunities. These include other restaurant businesses seeking to grow through acquisitions and venture capital firms and leveraged buyout firms that specialize in the restaurant industry transactions. We cannot assure you that enough new opportunities will be available in desirable areas or on terms that are acceptable to us in order to grow our business. If we are unable to acquire new restaurants, or if the acquisitions are significantly delayed, our revenue growth and earnings could be adversely impacted, and our business negatively affected.

There are numerous factors involved in identifying, evaluating, and securing restaurant acquisition, including:

•	evaluating traffic patterns, local retail and business attractions and infrastructure that will drive high levels of customer traffic and sales;
•	competition in new markets, including competition for restaurant sites;
•	obtaining licenses or permits for development projects on a timely basis;
•	proximity of potential restaurant sites to existing restaurants;
•	anticipated commercial, residential and infrastructure development near the potential restaurant site; and
•	availability of acceptable acquisition or lease terms and arrangements.

Given the numerous factors involved, we may not be able to successfully identify and secure attractive restaurant acquisitions and following an acquisition we may not be able to successfully operate the acquired business, which could have a material adverse effect on our business, financial condition and results of operations.

13

The acquisition of one or more existing food-service businesses is subject to many risks which could negatively impact our combined operations and financial condition.

We expect to pursue expansion of our business through the acquisition of existing restaurant businesses. Any such business may be in geographic regions in which we have not operated and may offer food concepts significantly different from our existing business. Our strategy to pursue expansion through the acquisition of existing restaurant businesses is subject to numerous risks and uncertainties, including all the risk’s attendant to our existing Burger Time operations as outlined in this prospectus and numerous other factors, including:

•

the investigation of the business of the target business and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs and if we decide not to or cannot complete a specific acquisition, the costs incurred likely would not be recoverable;

•

the target business may be a privately held company about which very little public information may exist and we could be required to make our decision on whether to pursue the acquisition of such business on the basis of limited information, which may result in an acquisition of a company that is not as profitable as we suspected, if at all;

•	the chain that we acquire may be financially unstable;
•	we may not be able to retain the management or other key personnel of the chain that we acquire;
•	our corporate culture could be irreconcilably different than the corporate culture of the business that we acquire, making the integration of the acquired chain difficult or impossible;
•	our ability to assess a target chain’s management may be limited due to a lack of time, resources or information;
•	we may experience impairment of tangible and intangible assets and goodwill acquired in the acquisition;
•	the target business may have unknown liabilities;
•	we may choose to incur substantial debt to complete the acquisition of an existing chain and the incurrence of debt could have a variety of negative effects, including:

o	default and foreclosure on our assets if our operating revenues after such acquisition are insufficient to repay our debt obligations;
o	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;
o	our inability to pay dividends on our common stock;
o

using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock if declared, our ability to pay expenses, make capital expenditures and acquisitions, and fund other general corporate purposes;

o	limitations on our flexibility in planning for and reacting to changes in our business and in the foodservice industry;
o	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;
o	limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, and execution of our strategy; and
o	other disadvantages compared to our competitors who have less debt.

These factors, among the many other risks and uncertainties that typically are associated with acquisitions of existing businesses, could negatively impact our Company generally, which would have a material adverse effect on our business, financial condition and results of operations.

14

Acquisitions may have unanticipated consequences that could harm our business and our financial condition.

Any acquisition that we pursue, whether successfully completed or not, involves risks, including:

•	material adverse effects on our operating results, particularly in the fiscal quarters immediately following the acquisition as the acquired restaurants are integrated into our operations;

•	risks associated with entering into markets or conducting operations where we have no or limited prior experience;

•	problems retaining key personnel;

•	potential impairment of tangible and intangible assets and goodwill acquired in the acquisition;

•	potential unknown liabilities;

•	difficulties of integration and failure to realize anticipated synergies; and

•	disruption of our ongoing business, including diversion of management’s attention from other business concerns.

Future acquisitions may be accomplished through a cash purchase transaction, the issuance of our equity securities or a combination of both, could result in potentially dilutive issuances of our equity securities, the incurrence of debt and contingent liabilities and impairment charges related to goodwill and other intangible assets, any of which could harm our business and financial condition.

We may acquire an existing restaurant business that offers different categories of food than our existing restaurants and with which we will have no or limited familiarity. Our failure to manage these new restaurants properly could negatively impact our overall operations and financial performance and deplete our capital resources.

Our management has operated our Burger Time restaurants since 2005 and has gained considerable experience operating establishments that focus on burgers and related items. We may acquire an individual restaurant property or a restaurant chain that serves food other than burgers and the other food items with which our management has limited familiarity. Though we expect to attempt to retain key personnel of any existing restaurant group we acquire to assist us with managing the new restaurants, we may not be able to retain such personnel for any meaningful period. Moreover, even if we retain management from the acquired business, our executive officers may not manage the new restaurants profitably for numerous reasons, including our inability to predict the consumer preferences and trends that drive the success of these types of restaurants. Any failure to properly manage the restaurants comprising an acquired restaurant group could, among other negative effects, adversely impact our operations and deplete our capital resources, which would affect our financial condition and the market price for our common stock, if such a market were to develop.

Our growth strategy is capital intensive and will require substantial additional capital to execute and this capital might not be available.

Our growth for the foreseeable future depends principally on acquiring new restaurants and operating those restaurants on a profitable basis. The cost of acquiring a business will range based on the number of restaurants comprising the group and their profitability. We will seek to raise any additional funds required for any of such purposes by way of equity or debt financings. If we raise additional funds through issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital-raising activities and other financial and operational matters, which might make it more difficult for us to obtain additional capital and to pursue business opportunities, including opening new restaurants or making further attractive acquisitions. Moreover, if we issue debt securities, the debt holders would have rights senior to common stockholders to make claims on our assets. In addition, we might not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to support our business growth and to respond to business challenges could be significantly limited.

Rising interest rates could negatively impact our performance and acquisition plans.

Rising interest rates could significantly increase our cost of borrowing or could make it difficult or impossible for us to obtain financing in the future. An increased cost of borrowing would make it more expensive for us to acquire properties to convert into Burger Time units or to acquire an existing restaurant group, which may negatively impact our performance. If we are unable to obtain financing in the future, our growth could be limited, which could negatively impact our business and operating results.

15

Our growth strategy may divert management’s attention from operating our existing restaurants.

As we execute our growth strategy, management will be focused on the numerous complex and time-consuming activities required to open new restaurants or to acquire, integrate and operate an existing restaurant group. These activities may divert management’s attention from effectively operating our existing restaurants and our existing restaurants may suffer. If the time management allocates to implementing our growth strategies interferes with its ability to manage our existing restaurants and our revenues decline at the existing restaurants, our business, financial condition and results of operations will be adversely affected.

Restaurants that we acquire may be subject to long-term non-cancelable leases.

Restaurants that we acquire in the future may be subject to long-term non-cancelable leases. Under non-cancelable leases we may be required to pay a share of real estate taxes, insurance, common area maintenance charges and other operating costs associated with the property. In addition, some non-cancelable leases provide for contingent rental payments based on sales thresholds. If we acquire restaurants subject to long-term non-cancelable leases and such restaurants are not profitable, and we decide to close one or more of them, we may nonetheless be committed to perform our obligations under the applicable leases including, among other things, paying the base rent for the balance of the lease term. In addition, as such leases expires, we may fail to negotiate renewals, either on commercially acceptable terms or at all, which could cause us to pay increased occupancy costs or to close restaurants in desirable locations. These payments and costs, as well as the failure to negotiate new leases for restaurants, could have a material adverse effect on our business, financial condition and results of operations.

Our future operating results may fluctuate significantly due to our relatively small number of existing restaurants and the expenses required to open new restaurants.

We operated ten restaurants. The capital resources required to develop a new restaurant are significant. For example, we estimate that the gross cash outlay to open a new Burger Time restaurant, including the purchase of real estate, is approximately $550,000 to $755,000, inclusive of preopening expenses. Actual costs may vary significantly depending upon a variety of factors, including whether we acquire a site with an existing structure and conditions in the local real estate and construction market. The combination of our relatively small number of existing restaurants, the significant investment associated with developing new restaurant or acquiring an existing restaurant business may cause our results of operations to fluctuate significantly. Moreover, due to our small base of existing restaurants, poor operating results at any one restaurant or a delay or cancellation in the planned opening of a restaurant could adversely affect our entire business, making the investment risks related to any one location much greater than those associated with many other larger, well-established restaurant chains.

16

Difficulties we may encounter managing our growth could adversely affect our results of operations.

If we experience rapid and substantial growth, it will place a strain on our administrative infrastructure and our managerial and financial resources. To manage substantial growth of our operations, we will be required to:

•	improve existing, and implement new, operational, financial and management controls, reporting systems and procedures;
•	install enhanced management information systems; and
•	hire, train, motivate, manage and retain our employees.

We may not be able to install adequate management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations. If we are unable to manage growth effectively, our business would be seriously harmed.

We currently own and operate a Dairy Queen franchise and are subject to the obligations and limitations imposed by our franchise agreement, and we may experience an adverse financial effect should the franchise agreement be terminated.

We own a Dairy Queen franchise in Ham Lake, Minnesota. We are party to a franchise agreement with Dairy Queen in which we are contractually bound to abide by certain financial obligations, including the payment of monthly royalty and marketing fees comprised of a significant percentage of our gross sales at that location. The franchise agreement also restricts our menu offerings at this location to the established Dairy Queen menu and severely limits our flexibility in the operating model we may employ. Specifically, we are prohibited from selling any Burger Time items at this franchise and, other than in connection with capital raising activities, may not market this restaurant as a part of our Burger Time family. Further, we may not sell any Dairy Queen products at our other restaurants. If we were to, for any reason, discontinue this franchise, our operating results would likely be adversely affected.

We rely on the services of Gary Copperud, our Chief Executive Officer, and Kenneth Brimmer, our Chief Operating Officer, to operate our business.

Currently, we rely on Gary Copperud, our Chief Executive Officer, and Kenneth Brimmer, our Chief Operating Officer, to make all key decisions relating to our operations and finances. The unexpected loss of the services of Messrs. Copperud or Brimmer would likely have a material adverse effect on our business and plans for future growth. Further, neither of these individuals devotes his full-time efforts to the business of the Company, as further described under the heading “Management.”

Governmental regulation may adversely impact our ability to open new restaurants or otherwise adversely affect our business, financial condition and results of operations.

Our business is subject to a wide range of federal, state and local regulations, including regulations relating to building and zoning requirements and regulations relating to the preparation and sale of food. The development and operation of restaurants depends to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic and other regulations and requirements. Our restaurants are also subject to state and local licensing and regulation by health, sanitation, food and occupational safety and other agencies. We may encounter material difficulties or fail to obtain necessary licenses, approvals or permits for our restaurants, which could delay planned restaurant openings or affect the operations at our existing restaurants. Government authorities may suspend or deny renewal of our governmental licenses if they determine that our operations do not meet the standards for initial grant or renewal.

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For example, we are subject to the U.S. Americans with Disabilities Act (the “ADA”) and similar state laws that afford civil rights protections to individuals with disabilities in the context of employment, public accommodations and other areas, including our restaurants. We may in the future have to modify restaurants by adding access ramps or redesigning certain architectural fixtures, for example, to provide service to or make reasonable accommodations for disabled persons. The expenses associated with these modifications could be material.

Our business also is subject to the U.S. Occupational Safety and Health Act, which governs worker health and safety, the U.S. Fair Labor Standards Act, which governs such matters as minimum wages and overtime, and a variety of similar federal, state and local laws that govern these and other employment law matters. We may also be subject to lawsuits from our employees, the U.S. Equal Employment Opportunity Commission or others alleging violations of federal and state laws regarding workplace and employment matters, discrimination and similar matters.

The impact of current laws and regulations, the effect of future changes in laws or regulations that impose additional requirements and the consequences of litigation relating to current or future laws and regulations, or our inability to respond effectively to significant regulatory or public policy issues, could increase our compliance and other costs of doing business and, therefore, have an adverse effect on our results of operations. Failure to comply with the laws and regulatory requirements of federal, state and local authorities could result in, among other things, revocation of required licenses, administrative enforcement actions, fines and civil and criminal liability. In addition, certain laws, including the ADA, could require us to expend significant funds to make modifications to our restaurants if we failed to comply with applicable standards. Compliance with the laws and regulations can be costly and can increase our exposure to litigation or governmental investigations or proceedings, which could have a material adverse effect on our business, financial condition and results of operation.

If we fail to maintain required licenses and permits or to comply with food control regulations, we could lose our food service licenses, which would harm our business.

Government regulations relating to restaurant operations require that we obtain and maintain numerous licenses, approvals or permits. The failure to obtain and maintain these licenses, permits and approvals could have a material adverse effect on our results of operations. In some instances, licenses must be renewed annually and may be revoked, suspended or denied renewal for cause at any time if governmental authorities determine that our conduct violates applicable regulations. Difficulties or failure to maintain or obtain the required licenses, permits and approvals could adversely affect our existing restaurants and delay or result in our decision to cancel the opening of new restaurants, which would have a material adverse effect on our business.

New information or attitudes regarding diet and health could result in changes in regulations and consumer consumption habits that could adversely affect our business, financial condition or results of operations.

Changes in attitudes regarding diet and health or new information regarding the adverse health effects of consuming certain foods could result in changes in government regulation and consumer eating habits that may impact our business, financial condition or results of operations. These changes have resulted in, and may continue to result in, laws and regulations requiring us to disclose the nutritional content of our food offerings, and they have resulted in, and may continue to result in, laws and regulations affecting permissible ingredients and menu offerings. For example, a number of jurisdictions have enacted menu labeling laws requiring multi-unit restaurant operators to disclose to consumers certain nutritional information or have enacted legislation restricting the use of certain types of ingredients in restaurants. These requirements may be different or inconsistent with requirements we are subject to under the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act, collectively, the “ACA,” which establishes a uniform, federal requirement for certain restaurants to post nutritional information on their menus. Specifically, the ACA requires chain restaurants with 20 or more locations operating under the same name and offering substantially the same menus to publish the total number of calories of standard menu items on menus and menu boards, along with a statement that puts this calorie information in the context of a total daily calorie intake. The ACA also requires covered restaurants to provide to consumers, upon request, a written summary of detailed nutritional information for each standard menu item, and to provide a statement on menus and menu boards about the availability of this information upon request. Unfavorable publicity about, or guests’ reactions to, our menu ingredients, the size of our portions or the nutritional content of our menu items could negatively influence the demand for our offerings, thereby adversely affecting our business, financial condition or results of operations.

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Compliance with current and future laws and regulations regarding the ingredients and nutritional content of our menu items may be costly and time-consuming. Additionally, if consumer health regulations or consumer eating habits change significantly, we may be required to modify or discontinue certain menu items, and we may experience higher costs associated with the implementation of those changes, as well as adversely affect the attractiveness of our restaurants to new or returning guests. We cannot predict the impact of any new nutrition labeling requirements. The risks and costs associated with nutritional disclosures on our menus could also impact our operations, particularly given differences among applicable legal requirements and practices within the restaurant industry with respect to testing and disclosure, ordinary variations in food preparation among our own restaurants, and the need to rely on the accuracy and completeness of nutritional information obtained from third-party suppliers.

We may not be able to effectively respond to changes in consumer health perceptions or successfully implement the nutrient content disclosure requirements and to adapt our menu offerings to trends in eating habits. The imposition of menu labeling laws and an inability to keep up with consumer eating habits could materially adversely affect our business, financial condition or results of operations, as well as our position within the restaurant industry in general.

Changes in food and supply costs or failure to receive frequent deliveries of food ingredients and other supplies could have an adverse effect on our business, financial condition and results of operations.

Our profitability depends in part on our ability to anticipate and react to changes in food and supply costs. We are susceptible to increases in food costs as a result of factors beyond our control, such as general economic conditions, seasonal economic fluctuations, weather conditions, global demand, food safety concerns, infectious diseases, fluctuations in the U.S. dollar, product recalls and government regulations. The costs of many basic foods, including corn, wheat, corn flour and other flour, and cooking oil, have trended higher in recent years, resulting in upward pricing pressures on almost all our raw ingredients and increasing our food costs. Food prices for several of our key ingredients escalated markedly at various points in the past. For example, beef, which represents a substantial portion of our total food supply purchases each year, increased in price by approximately 5% per pound in 2019 and has increased by 3% per pound during 2021. During the pandemic, we have experienced spot shortages of some non-core menu items and have been subject to price increases in a few of our non-core items.  While in recent years we have benefited from relatively stable pricing in our beef contracts, there is an ongoing risk of pricing pressures on some of the other ingredients we use in our products in the future. The current economic environment of increasing price inflation may continue to impact our food costs more rapidly than our ability to increase prices, thereby reducing our margins. In addition, weather related issues, such as freezes or drought, may also lead to temporary spikes in the prices of some ingredients such as produce or meats and result in a lack of availability of some menu items and ingredients. Any increase in the prices of the ingredients most critical to our menu, such as beef or chicken, would adversely affect our operating results.

We currently do not engage in futures contracts or other financial risk management strategies with respect to potential price fluctuations in the cost of beef or other inputs, food and supplies, which we purchase at prevailing market or contracted prices. We have implemented menu price increases in the past to offset the higher prices of beef, due to competitive pressures and compressed profit margins. We may not be able to offset all or any portion of increased food and supply cost through higher menu prices in the future. If we implement further menu price increases in the future to protect our margins, average check size and restaurant traffic could be materially adversely affected.

We rely on certain vendors, suppliers and distributors for all our supplies, which could have a material adverse effect on our business, financial condition and results of operations.

We purchase substantially all our food, paper, packaging and related supplies from Sysco Corporation, the nation’s largest distributor of food products. In both fiscal 2020 and 2021, approximately 83% of our purchases were from Sysco. In addition, we have agreed to purchase all our beverages, other than coffee, tea or milk, from affiliates of Pepsico. These entities also are responsible for delivering these products to us. Our reliance on these vendors exclusively to provide us with our entire inventory at reasonable prices presents certain risks. We do not control the businesses of our vendors and our efforts to specify and monitor the standards under which they perform may not be successful. Furthermore, certain food items are perishable, and we have limited control over whether these items will be delivered to us in appropriate condition for use in our restaurants. If any of our vendors are unable to fulfill their obligations to our standards, or if we are unable to find replacement providers in the event of a supply or service disruption, we could encounter supply shortages and incur higher costs to secure adequate supplies, which would have a material adverse effect on our business, financial condition and results of operations. Also, if our current vendors are unable to support our expansion into new markets, or if we are unable to find vendors to meet our supply specifications or service needs as we expand, we could likewise encounter supply shortages and incur higher costs to secure adequate supplies, which would have a material adverse effect on our business, financial condition and results of operations.

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Negative publicity could reduce sales at our restaurants.

From time to time, we may face negative publicity, including comments on social media, relating to aspects of our business, including, among others, food quality, public health concerns, restaurant facilities, customer complaints or litigation alleging illness or injury, health inspection scores, the integrity of our suppliers’ food processing and other policies, practices and procedures, employee relationships or other matters at one or more of our restaurants. Negative publicity generated against our restaurants may adversely affect us, regardless of whether the allegations are valid or whether we are held to be responsible. In addition, the negative impact of adverse publicity relating to one restaurant may extend beyond the restaurant involved to affect our other restaurants. A similar risk exists with respect to food service businesses unrelated to us if customers mistakenly associate such unrelated businesses with our operations. Employee claims against us based on, among other things, wage and hour violations, discrimination, harassment or wrongful termination may also create not only legal and financial liability but negative publicity that could adversely affect us and divert our financial and management resources that would otherwise be exerted in favor of our operations. These risks are amplified in view of the prevalence of social media. A significant increase in the number of these claims or an increase in the number of successful claims could materially adversely affect our business, financial condition, results of operations and cash flows.

Food safety and foodborne illness concerns could have an adverse effect on our business.

The occurrence or reports of foodborne illness or other food safety issues, food contamination or tampering, employee hygiene and cleanliness failures or improper employee conduct at our restaurants could lead to claims and litigation against us based, upon, among other things, product liability. These incidents and reports could negatively affect our reputation as well as our business, revenues and profits. The occurrence of these incidents at other restaurants also could create negative publicity relating to our industry, which would adversely impact how consumers perceive our restaurants.

We cannot assure consumers that our internal controls and employee training will be fully effective in preventing all foodborne illnesses. Our reliance on third party vendors, including food suppliers, none of whom is under our control, make it likely that such foodborne illnesses would impact more than one of our restaurants. Moreover, new illnesses that our current protocols may not detect or diseases with long incubation periods may arise that could give rise to claims or allegations against us on a retroactive basis.

One or more instances of foodborne illness in one of our restaurants could negatively affect sales at all our restaurants if highly publicized. This risk exists even if it were later determined that the illness was wrongly attributed to one of our restaurants. Several other restaurant chains have experienced incidents related to foodborne illnesses that have had material adverse impacts on their operations, and we cannot assure you that we could avoid a similar impact upon the occurrence of a similar incident at one of our restaurants. Additionally, even if foodborne illnesses were not identified at our restaurants, our sales could be adversely affected if instances of food-borne illnesses at other restaurant chains were highly publicized.

Labor shortages or increased labor costs could negatively impact our growth and could have a material adverse effect on our business, financial condition and results of operations.

Labor is one of the primary components in the cost of operating our restaurants. If we face labor shortages or increased labor costs as a result of increased competition for employees, higher employee turnover rates, unionization of restaurant workers, increases in the federal, state or local minimum wage or other employee benefits costs (including costs associated with health insurance coverage), our operating expenses could increase and our growth and results of operations could be adversely impacted. As noted, this occurred in 2012-2014, when an oil boom in North Dakota during those years created a labor shortage, forcing us to increase wages in area stores, thereby offsetting strong revenues generated over that period.

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Our labor force comprises mostly hourly employees who are paid wage rates that currently are above the applicable federal or state minimum wage requirements. However, increases in the minimum wage could increase labor costs at our restaurants. Either federally mandated or state-mandated minimum wages may be raised in the future, as discussed in the ensuing risk factor. We may be unable to increase our menu prices in order to pass future increased labor costs on to our customers, in which case our margins would be negatively affected, which could have a material adverse effect on our business, financial condition and results of operations. Additionally, if menu prices are increased by us to cover increased labor costs, the higher prices could adversely affect sales and thereby reduce our margins.

In addition, our success depends in part upon our ability to attract, motivate and retain well-qualified restaurant management personnel, as well as other qualified employees, including customer service staff, to keep pace with our expansion plans. Moreover, restaurants, especially in the QSR segment, have traditionally experienced high employee turnover rates. Our inability to recruit and retain such individuals may delay the planned openings of new restaurants. If we are unable to continue to recruit and retain sufficiently qualified individuals, our business and our growth could be adversely affected. Competition for these employees has become increasingly intense and it is likely that we will continue to face higher wages, resulting in increased labor costs. Additionally, costs associated with workers’ compensation are rising, and these costs may continue to rise in the future. We may be unable to increase our menu prices in order to pass these increased labor costs on to consumers, in which case our margins would be negatively affected, which could have a material adverse effect on our business, financial condition and results of operations. Recently, we have experienced an increased challenge in hiring labor to staff our restaurants and the competition for suitable employees has exerted upward wage pressure and caused us to curtail hours slightly at some of our restaurants. Though recent labor shortages and increased wages have not materially impacted our results of operations to date, we cannot predict whether these factors will continue into the future or the impact that the ongoing COVID-19 pandemic may have on labor costs and availability in future periods.

Although none of our employees are currently covered under collective bargaining agreements, our employees could elect to be represented by labor unions in the future, though we believe this scenario unlikely. If a significant number of our employees were to become unionized and collective bargaining agreement terms were significantly different from our current compensation arrangements, it could adversely affect our business, financial condition or results of operations.

Matters relating to employment and labor law may adversely affect our business.

Various federal and state labor laws govern our relationships with our employees and affect operating costs. These laws include employee classifications as exempt or non-exempt, minimum wage requirements, unemployment tax rates, workers’ compensation rates, citizenship requirements and other wage and benefit requirements for employees classified as non-exempt. Significant additional government regulations and new laws mandating increases in minimum wages or mandated benefits such as health insurance could materially affect our business, financial condition, operating results or cash flow.

We also may be subject in the ordinary course of business to employee claims against us based, among other things, on discrimination, harassment, wrongful termination, or violation of wage and labor laws. These claims may divert our financial and management resources that would otherwise be used to benefit our operations. The ongoing expense of any resulting lawsuits, and any substantial settlement payment or damage award against us, could adversely affect our business, brand image, employee recruitment, financial condition, operating results or cash flows.

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We may be subject to litigation, which could be costly, divert management attention and, if successful, could result in our payment of substantial damages or settlement costs.

Our business is subject to the risk of litigation by employees, consumers, suppliers, stockholders or others through private actions, class actions, administrative proceedings, regulatory actions or other litigation. The outcome of litigation, particularly class action and regulatory actions, is difficult to assess or quantify. In recent years, restaurant companies have been subject to lawsuits, including class action lawsuits, alleging violations of federal and state laws regarding workplace and employment conditions, discrimination and similar matters. A number of these lawsuits have resulted in the payment of substantial damages by the defendants. Similar lawsuits have been instituted alleging violations of various federal and state wage and hour laws regarding, among other things, employee meal deductions, overtime eligibility of managers and failure to pay for all hours worked.

Customers may file complaints or lawsuits against us alleging that we are responsible for some illness or injury they suffered at or after a visit to one of our restaurants, including actions seeking damages resulting from foodborne illness or accidents in our restaurants. We also may be subject to a variety of other claims from third parties arising in the ordinary course of our business, including contract claims. The restaurant industry has also been subject to a growing number of claims that the menus and actions of restaurant chains have led to the obesity of certain of their customers. We may also be subject to lawsuits from our employees, the U.S. Equal Employment Opportunity Commission or others alleging violations of federal and state laws regarding workplace and employment conditions, discrimination and similar matters.

Regardless of whether any claims against us are valid or whether we are liable, claims may be expensive to defend and may divert time and money away from our operations. In addition, they may generate negative publicity, which could reduce customer traffic and sales. Although we maintain what we believe to have adequate levels of insurance, insurance may not be available at all or in amounts sufficient to cover any liabilities with respect to these or other matters. A judgment or other liability in excess of our insurance coverage for any claims or any adverse publicity resulting from claims could adversely affect our business and results of operations.

Compliance with environmental laws may adversely affect our business.

Our operations are subject to federal, state and local laws and regulations concerning waste disposal, pollution, protection of the environment, and the presence, discharge, storage, handling, release and disposal of, and exposure to, hazardous or toxic substances. These environmental laws provide for significant fines and penalties for noncompliance and liabilities for remediation, sometimes without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of hazardous toxic substances. Third parties may also make claims against owners or operators of properties for personal injuries and property damage associated with releases of, or actual or alleged exposure to, such hazardous or toxic substances at, on or from our restaurants. Environmental conditions relating to releases of hazardous substances at a prior, existing or future restaurant could have a material adverse effect on our business, financial condition and results of operations. Further, environmental laws, and the administration, interpretation and enforcement thereof, are subject to change and may become more stringent in the future, each of which could have a material adverse effect on our business, financial condition and results of operations.

A failure of our information technology system or breaches of our network security could interrupt our operations and adversely affect our business.

We rely on our computer systems, including point-of-sale processing at our restaurants. Our operations depend upon our ability to protect our computer equipment and systems against damage from physical theft, fire, power loss, telecommunications failure or other catastrophic events, as well as from internal and external security breaches, viruses and other disruptive problems. Any damage or failure of our computer systems that causes an interruption in our operations could have a material adverse effect on our business and subject us to litigation or to actions by regulatory authorities.

If we do not effectively protect our customers’ credit and debit card data, we could be exposed to data loss, litigation, liability and reputational damage.

In connection with credit and debit card sales, we transmit confidential credit and debit card information by way of secure private retail networks. Although we use private networks, third parties may have the technology or know-how to breach the security of the customer information transmitted in connection with credit and debit card sales, and our security measures and those of our technology vendors may not effectively prohibit others from obtaining improper access to this information. If a person were able to circumvent these security measures, he or she could destroy or steal valuable information or disrupt our operations. Any security breach could expose us to risks of data loss, litigation and liability and could seriously disrupt our operations and any resulting negative publicity could significantly harm our reputation.

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Failure to recognize, respond to and effectively manage the accelerated impact of social media could adversely impact our business.

In recent years, there has been a marked increase in the use of social media platforms, including blogs, chat platforms, social media websites, and other forms of Internet based communications which allow individuals access to a broad audience of consumers and other interested persons. The rising popularity of social media and other consumer-oriented technologies has increased the speed and accessibility of information dissemination. Many social media platforms immediately publish the content their subscribers and participants post, often without filters or checks on accuracy of the content posted. Information posted on such platforms at any time may be adverse to our interests and/or may be inaccurate. The dissemination of information via social media could harm our business, reputation, financial condition, and results of operations, regardless of the information’s accuracy. The damage may be immediate without affording us an opportunity for redress or correction.

In addition, social media is frequently used to communicate with our customers and the public in general. Failure by us to use social media effectively or appropriately, particularly as compared to our brands’ respective competitors, could lead to a decline in brand value, customer visits and revenue. Other risks associated with the use of social media include improper disclosure of proprietary information, negative comments about our brands, exposure of personally identifiable information, fraud, hoaxes or malicious dissemination of false information. The inappropriate use of social media by our customers or employees could increase our costs, lead to litigation or result in negative publicity that could damage our reputation and adversely affect our results of operations.

Risks related to this Offering and our Securities

Our management will have immediate and broad discretion over the use of the net proceeds from this offering and we may use the net proceeds in ways with which you disagree.

The net proceeds from this offering will be immediately available to our management to use at their discretion. We currently intend to use the net proceeds from this offering to pursue the acquisition of multiunit restaurant businesses and individual restaurant properties and for general corporate purposes. See “Use of Proceeds.” Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our securities. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, financial condition, operating results and cash flow.

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You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. The public offering price of the units is substantially higher than the net tangible book value per share of our common stock. After giving effect to the sale by us of 2,400,000 units offered in this offering, at the public offering price of $5.00 per unit, and after deducting the underwriters’ discounts and commissions and other estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of approximately $3.45 per share, or 69%, at the public offering price. See “Dilution.”

As a result of the dilution to investors purchasing shares in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of a liquidation of our company.

There is no established trading market for our shares of common stock or warrants; further, our securities will be subject to potential delisting if we do not maintain the listing requirements of NASDAQ.

No public market currently exists for our common stock or warrants. Our shares of common stock and warrants (forming part of the units offered hereby) have been approved for listing on NASDAQ and commenced trading on November 12, 2021. There can be no assurance that an active trading market for these securities will develop or be sustained after this offering is completed. The initial offering price has been determined by negotiations among the Representatives and us. Among the factors considered in determining the initial offering price were our future prospects and the prospects of our industry in general, our revenue, net income and certain other financial and operating information in recent periods, and the financial ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours. However, there can be no assurance that following this offering our shares of common stock will trade at a price equal to or greater than the offering price.

In addition, NASDAQ has rules for continued listing, including, without limitation, minimum market capitalization and other requirements. Failure to maintain our listing, or de-listing from NASDAQ, would make it more difficult for shareholders to dispose of our common stock and more difficult to obtain accurate price quotations on our common stock. This could have an adverse effect on the price of our common stock. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our common stock is not traded on a national securities exchange.

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The market price of our common stock and warrants (forming part of the units offered hereby) is likely to be highly volatile and could be subject to volatility related or unrelated to our operations.

If a market for our common stock and warrants develops, the market price could fluctuate substantially due to a variety of factors, including:

•	actual or anticipated fluctuations in comparable restaurant sales or operating results, whether in our operations or in those of our competitors;
•	changes in financial estimates or opinions by research analysts, either with respect to us or other QSR companies;
•	our failure to integrate new restaurants that we develop or acquire into our corporate framework or our failure to operate any such new restaurants profitably;
•	any failure to meet investor or analyst expectations;
•	the public’s reaction to our press releases, other public announcements and our filings with the SEC;
•	actual or anticipated changes in domestic or worldwide economic, political or market conditions, such as recessions;
•	changes in the consumer spending environment;
•	terrorist acts;
•	changes in laws or regulations, or new interpretations or applications of laws and regulations, that are applicable to our business;
•	changes in accounting standards, policies, guidance, interpretations or principles;
•	short sales, hedging and other derivative transactions in the shares of our common stock;
•	future sales or issuances of our common stock, including sales or issuances by us, our directors or executive officers and our significant stockholders;
•	our dividend policy;
•	changes in the market valuations of other restaurant companies;
•	actions by stockholders;
•	various market factors or perceived market factors, including rumors, involving us, our suppliers and distributors, whether accurate or not;
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announcements by us or our competitors of new locations, menu items, technological advances, significant acquisitions, strategic partnerships, divestitures, joint ventures or other strategic initiatives; and

•	a loss of a key member of management.

The stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may adversely affect the trading price of our common stock in any market that develops for it. In addition, our stock price may be influenced by trading activity in our common stock as a result of market commentary (including commentary that may be unreliable or incomplete in some cases); changes in expectations about our business, our creditworthiness or investor confidence generally; or actions by stockholders and others seeking to influence our business strategies.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and a diversion of management attention and resources, which would significantly harm our profitability and reputation.

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The warrants may not have any value.

The warrants will be exercisable for five years from the closing date at an initial exercise price of $5.50 (110% of the public offering price per unit in this offering). If the price of a share of our common stock does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

The warrants purchased in this offering do not entitle the holder to any rights as common stockholders until the holder exercises the warrant for shares of our common stock.

Until you acquire shares of our common stock upon exercise of your warrants purchased in this offering, such warrants will not provide you any rights as a common stockholder, except as set forth in the warrants. Upon exercise of your warrants purchased in this offering, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs on or after the exercise date.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants included in the units sold in this offering at any time commencing six (6) months following the issuance date prior to their expiration, at a price of $0.01 per warrant, provided that the reported last sale price of our common stock equals or exceeds $8.25 per share, or 150% of the warrant exercise price (as adjusted for stock splits, stock dividends, rights issuances, reorganizations, recapitalizations and the like), for any 20 consecutive trading days ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were offered by us in this offering. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

Holders of the warrants may not be able to exercise the warrants if we do not maintain a current prospectus and comply with applicable securities laws.

The warrants sold in this offering as part of our securities may not be exercisable unless at the time of exercise a prospectus relating to the common stock issuable upon exercise of the warrants is current and our common stock has been registered or qualified or is deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Although we intend to register the warrants and the shares of common stock issuable upon exercise of such warrants in the registration statement of which this prospectus is a part, if we do not maintain a current prospectus related to the common stock issuable upon exercise of the warrants or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, holders may not be able to exercise their warrants.

If our shares of common stock become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on Nasdaq and if the price of our common stock is less than $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity, if any, in the secondary market for our common stock or our warrants, and therefore stockholders may have difficulty selling their shares and warrants.

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Many brokerage firms will discourage or refrain from recommending investments in penny stocks. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not invest in penny stocks due, among other reasons, to the increased financial risk generally associated with these investments.

For these reasons, penny stocks may have a limited market and, consequently, limited liquidity. We can give no assurance at what time, if ever, our common stock or our warrants will not be classified as a “penny stock” in the future.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our securities.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority, or FINRA, has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative, low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. The FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy our common stock or our warrants, which may have the effect of reducing the level of trading activity in our securities. As a result, fewer broker-dealers may be willing to make a market in our common stock or our warrants, reducing a stockholder’s ability to resell shares of our common stock and warrants.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our securities adversely, the price of our common stock or warrants and trading volume could decline.

The trading market for our common stock or warrants may be influenced by the research and reports that securities or industry analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock or warrants would likely decline. If any analyst who may cover us was to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price of our common stock or warrants or trading volume to decline.

Sales of a substantial number of shares of our common stock following this offering may adversely affect the market price of our common stock and the issuance of additional shares will dilute all other stockholders.

Sales of a substantial number of shares of our common stock in the public market or otherwise following this offering, or the perception that such sales could occur, could adversely affect the market price of our common stock.

After completion of this offering and the issuance of the common stock included in the units, there will be 6,447,502 shares of our common stock outstanding (without giving effect to the exercise of the warrants, the exercise by the underwriters of the over-allotment option or the issuance of shares underlying the representative warrants). In addition, our articles of incorporation permit the issuance of up to 43,552,498 additional shares of common stock after the completion of this offering, without giving effect to the possible issuance of shares of common stock upon the exercise by the underwriters of the over-allotment option, the exercise of the warrants issued as part of the units in this offering, the issuance of shares underlying the representative warrants, or the conversion or exercise of any other outstanding securities as of the date hereof. Thus, we could issue substantial amounts of common stock in the future, which would dilute the percentage ownership held by the investors who purchase shares of our common stock in this offering.

We and our directors, officers and certain holders who own in the aggregate in excess of 93.6% of the outstanding shares of common stock as of the effective date of the registration statement relating to this offering (and all holders of securities exercisable for or convertible into shares of common stock) will enter into customary “lock-up” agreements pursuant to which such persons and entities will agree not to offer, issue, sell, contract to sell, pledge, encumber, grant any option for the sale of or otherwise dispose of any of our securities for a period of 180 days after the date of this prospectus or publicly disclose the intention to do any of the foregoing.

After the lock-up agreements with our directors, officers and other stockholders pertaining to this offering expire, up to 3,788,002 of the shares that had been locked up will be eligible for future sale in the public market. Of the 3,788,002 shares subject to lock-up agreement, 3,677,999 shares held by directors, executive officers and other affiliates and also will be subject to volume limitations under Rule 144 under the Securities Act. Sales of a significant number of these shares of common stock in the public market could reduce the market price of the common stock.

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Our issuance of common stock upon the exercise of options granted under our 2019 Incentive Plan will dilute all other stockholders.

We expect to issue options to purchase common stock in the future to officers, directors, employees and consultants under our 2019 Incentive Plan. Any such issuances of common stock underlying stock options may cause stockholders to experience dilution of their ownership interests and the per share value of our common stock to decline.

It may be more difficult to raise additional equity capital while the warrants are outstanding.

During the term that the warrants are outstanding, the holders of such warrants will be given the opportunity to profit from a rise in the market price of our common stock. We may find it more difficult to raise additional equity capital while the warrants are outstanding.

Our board of directors is authorized to issue preferred stock without obtaining stockholder approval.

Our articles of incorporation authorize the issuance of up to 2,000,000 shares of preferred stock with designations, rights and preferences that may be determined from time to time by the board of directors. Our board of directors is empowered, without stockholder approval to create and issue series of preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although we have no present intention to issue any shares of preferred stock, there can be no assurance that the Company will not do so in the future.

We do not expect to pay dividends in the future; any return on investment may be limited to the value of our common stock.

We have not paid dividends on our common stock to date and do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to the development of our business and to increase our working capital. There can be no assurance that we will ever have earnings available to declare and pay cash dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

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We have identified a material weakness in our internal control over financial reporting which could, if not remediated, adversely impact the reliability of our financial reports, cause us to submit our financial reports in an untimely fashion, result in material misstatements in our financial statements and cause current and potential stockholders to lose confidence in our financial reporting, which in turn could adversely affect the trading price of our common stock in any market that develops for our common stock.

In the course of preparing the financial statements for the fiscal year ended January 3, 2021, our management determined that the deferred tax liability related to the difference between the tax basis and book value of the equipment at the time of the Share Exchange was not correctly calculated, as more fully described in Note 1 to our audited consolidated financial statements for the fiscal years ended December 29, 2019 (fiscal 2019) and January 3, 2021 (fiscal 2020) which are included in this prospectus.  We assessed the materiality of this error and do not believe it is material to any prior annual periods; however, we determined it was appropriate to revise our consolidated financial statements as of and for the year ended December 29, 2019, which is in included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2021, as filed with the SEC on March 11, 2021.  Therefore, the 2018 accounting for the merger as of December 30, 2018 has been adjusted to reflect an increase of $151,500 in both the estimated deferred tax liability and goodwill arising from the Share Exchange.  As a result of the revision of the accounting for the 2018 Share Exchange, the financial statements for the year ended December 29, 2019 also were revised to reflect an additional impairment of $151,500 of the goodwill that was recorded during 2019. The 2019 adjustment is net of a change in income tax benefit of $53,500 which is primarily related to an estimated $43,000 tax benefit available from a tax loss carryforward in 2019. The net effect of the revision to the 2019 financial statements was to increase the net loss by $98,000, decreasing the previously reported December 29, 2019 to a loss of $466,577 and increasing the retained deficit by $98,000 to $2,000,081.  In view of this error, we have concluded that there is a material weakness in our internal control over financial reporting.  This error had no effect on operating income or on our consolidated cash flow statement for the year ended December 31, 2015; however, management has determined that our internal control over financial reporting relating to the annual accounting for income taxes was not effective as of January 3, 2021.

Under standards established by the Public Company Accounting Oversight Board (“PCAOB”), a material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected and corrected on a timely basis. The existence of this issue could adversely affect us, our reputation or investor perceptions of us. We have implemented and continue to adopt measures to remediate the underlying causes of the material weakness noted above. As we continue to evaluate and work to remediate the material weakness, we may determine to take additional measures to address the control deficiency. We expect to incur additional costs remediating this material weakness.

Although we plan to complete this remediation process as quickly as possible, we cannot at this time estimate how long it will take, and our measures may not prove to be successful in remediating this material weakness. Since we are an “emerging growth company,” as defined by the JOBS Act and for as long as we maintain such status, we are not required at this time to include an attestation report of our registered public accounting firm regarding internal control over financial reporting.

If our remedial measures are insufficient to address the material weakness, or if additional material weaknesses or significant deficiencies in our internal control over financial reporting are discovered or occur in the future, our consolidated financial statements may contain material misstatements and we could be required to restate our financial results or cause us to fail to meet our future reporting obligations. Internal control deficiencies could also result in a revision or restatement of our financial statements in the future or cause investors to lose confidence in our reported financial information, leading to a decline in the price of our stock common stock and we may be unable to maintain compliance with applicable stock exchange listing requirements. Such doubts about the efficacy of internal controls could also impair our ability to attract new investors and may adversely affect our ability to continue our growth.

We may incur high corporate governance costs to ensure our controls practices meet the required standards. Any dramatic increased costs could impact our results in operations and our stock price could be materially adversely impacted.

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Our officers, directors and principal shareholders own, and will continue to own after giving effect to this offering, a controlling interest in our voting stock and investors will not have any voice in our management, which could result in decisions adverse to our general stockholders.

Our officers, directors and principal shareholders, in the aggregate, beneficially own or have the right to vote approximately 91.35% of our outstanding common stock prior to giving effect to the sale of the units in this offering, and will continue to beneficially own after giving effect to this offering (assuming no exercise of the over-allotment option and no exercise of the warrants forming part of the units), approximately 57.50% of our outstanding common stock. As a result, these stockholders, acting together, could control substantially all matters submitted to our stockholders for approval including:

•	election of our board of directors;

•	removal of any of our directors;

•	amendment of our articles of incorporation or bylaws; and

•	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of their ownership and positions, our officers and directors collectively can influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. The interests of our officers may differ from the interests of the other stockholders, and they may influence decisions with which the other stockholders may not agree. Such decisions may be detrimental to our business plan and/or operations and they may cause our business to fail in which case you may lose your entire investment.

Our compliance with complicated U.S. regulations concerning corporate governance and public disclosure is expensive and diverts management’s attention from our core business, which could adversely affect our business, results of operations, and financial condition.

As a publicly reporting company, we are faced with expensive, complicated and evolving disclosure, governance and compliance laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act and the Dodd-Frank Act and NASDAQ rules. As a result of the complexity involved in complying with the applicable rules and regulations, our management’s attention may be diverted from other business concerns, which could harm our business, results of operations and financial condition. We may need to hire more personnel in the future or engage outside consultants, which will increase our operating expenses, to assist us in complying with these requirements.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest substantial resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from business operations to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us, and our business may be harmed.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

Anti-takeover provisions in our articles of incorporation and our bylaws and Wyoming law could discourage a takeover.

Our articles of incorporation and bylaws contain provisions that might enable our management to resist a takeover. These provisions include:

•	advance notice requirements applicable to stockholders for matters to be brought before a meeting of stockholders and requirements as to the form and content of a stockholder's notice;

•	the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquirer;

•

allowing all vacancies, including newly created directorships, to be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, except as otherwise required by law;

•

limiting the persons that can call special meetings of our stockholders to our board of directors, the chairperson of our board of directors, the chief executive officer or the president (in the absence of a chief executive officer).

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These provisions might discourage, delay or prevent a change in control of our company or a change in our management. The existence of these provisions could adversely affect the voting power of holders of common stock and limit the price that investors might be willing to pay in the future for shares of our common stock.

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Our articles of incorporation and bylaws provide that we will indemnify our directors and officers, in each case to the fullest extent permitted by Wyoming law.

In addition, as permitted by the Wyoming Business Corporation Act, our bylaws and the indemnification agreements that we have entered into with our directors and officers will provide that:

●

we will indemnify our directors and officers for serving us in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Wyoming law. Wyoming law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

●	we may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;

●

we are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

●

we will not be obligated pursuant to our bylaws to indemnify a person with respect to proceedings initiated by that person against us or our other indemnitees, except with respect to proceedings authorized by our board of directors or brought to enforce a right to indemnification;

●

the rights conferred in our bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons; and

●	we may not retroactively amend our bylaw provisions to reduce our indemnification obligations to directors, officers, employees and agents.

Limitations on liability and indemnification matters.

As permitted by the corporate laws of the state of Wyoming, our articles of incorporation include a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our bylaws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we will be required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. If we are required to indemnify, both for the costs of their defense in any action or to pay monetary damages upon a finding of a court or in any settlement, our business and financial condition could be materially and adversely affected.

We are classified as an “emerging growth company” as well as a “smaller reporting company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

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We have elected to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B).

We could remain an “emerging growth company” for up to five years from the last day of our fiscal year in which the first sale of our common equity securities occurred pursuant to an effective registration statement under the Securities Act, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, and (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Notwithstanding the above, we are also currently a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

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USE OF PROCEEDS

We estimate that the net proceeds from the sale of the units we are offering, after deducting underwriting discounts and commissions and estimated offering expenses incurred by us, will be approximately $10,665,000.  If the underwriters fully exercise the over-allotment option, the net proceeds of the units we sell will be approximately $12,321,000. “Net proceeds” is what we expect to receive after deducting the underwriting discounts and commission and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering for possible future acquisitions and growth opportunities, additional personnel to manage the businesses acquired and general corporate purposes. Our management will have broad discretion in the application of the net proceeds and investors will be relying on the judgment of our management regarding the application of the proceeds of this offering.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

MARKET FOR OUR COMMON EQUITY

Market Information

Prior to this offering, shares of our common stock and warrants have not been traded on an established public trading market and quotations for shares of our common stock and warrants were not reported on any market. In June 2020, our common stock was admitted to quotation on the OTC Pink but trading had not been initiated as of the date of this prospectus. As a result, there has been no market for shares of our common stock or warrants. Our common stock and warrants forming part of the units have been approved for listing on NASDAQ under the symbols “BTBD” and “BTBDW,” respectively, and commenced trading on November 12, 2021.

Holders

As of November 12, 2021, there were 53 holders of record of our common stock.

Transfer Agent and Registrar and Warrant Agent

We have appointed Continental Stock Transfer & Trust Company as our transfer agent and registrar for our common stock and warrant agent for our warrants. Its address is 1 State Street, 30th Floor, New York, NY 10004, its telephone number is (212) 509-4000 and its email address is cstmail@continentalstock.com.

Financial Statements

Our consolidated financial statements are included in this prospectus, beginning on page F-1.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our common stock since our inception, and our board of directors currently intends to retain all earnings for use in the business for the foreseeable future. Any future payment of dividends will depend upon our results of operations, financial condition, cash requirements and other factors deemed relevant by our board of directors. There are currently no restrictions that limit our ability to declare cash dividends on our common stock.

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CAPITALIZATION

The following table sets forth our capitalization:

•	on an actual (unaudited) basis as of July 4, 2021; and
•

on a pro forma as adjusted basis to give effect to the issuance and sale by us of 2,400,000 units at an offering price of $5.00 per unit (assuming no exercise of the over-allotment option and no exercise of the warrants forming part of the units), after deducting the underwriting discounts and commissions and estimated offering costs payable by us.

You should read the following table in conjunction with “Use of Proceeds,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Securities” and other financial information contained in this prospectus, including the financial statements and related notes appearing elsewhere in this prospectus.

	As of July 4, 2021
Capitalization in U.S. Dollars in thousands	Actual (Unaudited)	Pro Forma (1)	Pro Forma, as adjusted (1)
Shareholders' Equity (Deficit)

Preferred stock, $.001 par value, 2,000,000 shares authorized; no shares issued and outstanding, respectively	$-	$-	$-
Common stock, $.002 par value, 50,000,000 authorized; 4,047,502 and 6,447,502 and 8,847,502 shares issued and outstanding on an actual, Pro Forma, and Pro Forma, as adjusted, basis, respectively	8,095	12,895	17,695
Additional paid-in capital	497,671	11,157,871	24,343,071
Accumulated deficit	(860,649)	(860,649)	(860,649)

Total shareholders' equity (deficit)	(354,883)	10,310,117	23,500,117

Total liabilities and shareholders' equity (deficit)	$3,780,162	$14,445,162	$27,645,162

_________

(1)

The pro forma number of shares of common stock to be outstanding after the offering is based on 4,047,502 shares, which is the number of shares outstanding on January 3, 2021, assumes no exercise by the underwriters of their option to purchase up to an additional 360,000 shares of common stock and/or warrants to purchase 360,000 shares of common stock to cover over-allotments, if any, and the Pro Forma, as adjusted, amounts reflect potential exercise of 2,400,000 warrants at $5.50 per share. Amounts in the table exclude:

•	118,902 shares of our common stock issuable upon exercise of outstanding common stock purchase warrants at a weighted average exercise price of $3.90 per share;

•	192,000 shares of common stock underlying the Representative Warrants (assuming no exercise by the underwriters of the over-allotment option); and

•	230,500 shares of common stock reserved for future issuance under our 2019 Incentive Plan.

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DILUTION

If you invest in our units (comprised of one share of our common stock and one warrant to purchase one share of our common stock) in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of common stock (which forms a part of a unit) and the pro forma net tangible book value per share of our common stock immediately after this offering. We calculate net tangible book value per share by dividing our net tangible book value, which is tangible assets less total liabilities, by the number of outstanding shares of our common stock as of January 3, 2021. Our historical net tangible book value as of January 3, 2021, was a deficit of approximately $702,323 or a negative $0.17 per share of our common stock.

After giving effect to our issuance and sale of units in this offering at the public offering price of $5.00 per unit, assuming no value is attributed to the warrants offered as part of the units, excluding shares that may be issued upon exercise of the underwriters’ over-allotment option and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value as of January 3, 2021 would have been $1.55 per share. This represents an immediate increase in net tangible book value of $1.72 per share to existing stockholders and an immediate dilution in net tangible book value of $3.45 per share to purchasers of units in this offering, based on the public offering price of $5.00 per unit. The following table illustrates this per share dilution:

Public offering price per unit		$5.00
Net tangible book value per share as of January 3, 2021	$(0.17)
Increase in net tangible book value per share attributable to new investors	1.72
Less: pro forma net tangible book value per share after giving effect to the offering		1.55
Immediate dilution in net tangible book value per share to new investors		$3.45

The foregoing illustration also does not reflect the dilution that would result from the exercise of any of the warrants sold in the offering.

The following table sets forth, as of January 3, 2021, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and to be paid by new investors purchasing units (of which shares of common stock form a part) in this offering, after giving pro forma effect to the new investors in this offering at the offering price of $5.00 per unit, together with the total consideration paid an average price per share paid by each of these groups, after deducting underwriting discounts and commissions and estimated offering expenses.

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	per Share
Existing stockholders	4,047,502	62.78%	$505,766	4.5%	$0.12
New investors	2,400,000	37.22%	$10,665,000	95.5%	$4.44
Total	6,447,502	100.0%	$11,170,766	100.0%	$1.73

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If the underwriters’ over-allotment option is exercised in full for shares of common stock at the public offering price of $5.00 per share, the total number of shares outstanding will be 6,807,502 shares, the number of shares held by new investors will increase to 2,760,000 (assuming no exercise of the warrants), or approximately 40.54% of the total number of shares of common stock outstanding after this offering, and the existing stockholders will own 4,047,502 shares of common stock but the percentage of shares held by existing stockholders will decrease to 59.46% of the total shares outstanding.

The foregoing discussion and tables above do not give effect to the dilution that would result from (i) 118,902 shares of our common stock issuable upon the exercise of our issued and outstanding warrants at an average exercise price of $3.90 per share and (ii) 192,000 shares of common stock issuable upon exercise of the Representative Warrants, excluding the exercise of any over-allotment in full.

To the extent that warrants are exercised, new options or other securities are issued under our equity incentive plan, or we issue additional shares of common stock or preferred stock in the future, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operation should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements and information relating to our business that reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties, including the risks in the section entitled Risk Factors beginning on page 9, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Fiscal Year

The Company’s fiscal year is a 52/53-week year, ending on the Sunday closest to December 31. The 53-week fiscal 2020 ended on January 3, 2021 and the 52-week fiscal 2019 year ended on December 29, 2019.

Introduction

We own and operate ten fast food restaurants, including nine Burger Time restaurants and one Dairy Queen restaurant, all of which are in the North Central region of the United States. Our Burger Time restaurants feature a wide variety of burgers and other affordably priced foods such as chicken sandwiches, pulled pork sandwiches, sides and soft drinks. Our Dairy Queen restaurant offers the established Dairy Queen menu consisting of burgers, chicken, sides, ice cream and other desserts, and a wide array of beverages. Our revenues are derived from the sale of food and beverages at our restaurants.

Our Burger Time operating principles include: (i) offering a “Bigger Burger” to deliver our customers “more good food for your money”; (ii) offering a limited menu to permit attention to quality and speed of preparation; (iii) providing fast service by way of single and double drive-thru designs and a point-of-sale system that expedites the ordering and preparation process; and (iv) great tasting quality food made fresh to order at a fair price. Our primary strategy is to serve the drive-thru and take-out segment of the quick-service restaurant industry.

Operationally, we take several steps to maintain efficiency, including maintaining inventory of approximately $5,000 to $15,000 per store at any given time (which also has the advantage of allowing for frequent deliveries of fresh food). Historically, our Burger Time investment model targeted an average total cash investment of between $375,000 and $535,000. Real estate and finance costs vary materially by location but, assuming the average investment figure applies, the amount allocated to the purchase of real estate would be approximately $225,000.

Our average customer transaction increased by approximately 4% in the first six months of fiscal 2021 compared to 2020 and currently is approximately $11.50. This recent increase is principally because of a menu price increase implemented in the middle of 2020. Our sales trends are influenced by many factors and the environment remains challenging for smaller restaurant chains as competition from the major fast-food hamburger-focused business is intense.

Material Trends and Uncertainties

There are industry trends which may have an impact on our business. These trends principally relate to the rapidly changing area of technology and food delivery. The major companies in the restaurant industry have rapidly adopted and developed applications for the smart phone and mobile delivery, have aggressively expanded drive-through operations and have developed loyalty programs and data base marketing supported by a robust technology platform. We expect these trends to continue as restaurants aggressively complete for customers. Further, the major industry participants have continued to strategically discount prices through promotions such as a “dollar menu.” We expect these significant trends will continue.

The cost of food has increased over the last two years, and we expect to see continued inflationary pressure in the remainder of 2021. Beef costs were stable in 2020 and recently have increased by approximately 4% per pound following an increase of approximately 5% in 2019. Given the competitive nature of the fast-food burger restaurant industry, it may be difficult to raise menu prices to fully cover future cost increases. During 2020 and continuing into 2021, a significant increase in business volume contributed to improved profit margins. Additional margin improvements may have to be made through operational improvements, equipment advances and increased volumes to help offset any food cost increases, due to the competitive state of the restaurant industry.

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Labor is a critical factor in operating our stores. In most areas where we operate our restaurants, there historically has been a shortage of suitable labor and recently, securing staff for restaurant has become more challenging. This has resulted in higher wages as the competition for employees intensifies, not only in the restaurant industry, but in practically all retail and service industries. It is crucial for the Company to develop and maintain programs to attract and retain quality employees.

Increases in the federally and state mandated minimum wage may also impact our operations. A variety of proposals have been made to increase the federal minimum wage to $15 per hour and state and local governments have, in some cases, implemented minimum wage rates. In North Dakota, the minimum wage is set at the federally mandated minimum wage of $7.25 per hour and the rates are annually adjusted to reflect any increase in cost of living. South Dakota has established a minimum wage of $9.10 per hour which is annually adjusted to increase with the cost of living. Minnesota’s minimum-wage rate for small employers, such as us, is $8.04 per hour. Our hourly employees on average earn a wage of approximately $12 to $13 per hour. An increase in the minimum wage to $15 per hour would adversely impact our profit margins.

Since March 2020, we have faced the effects of COVID-19 and its more recent variants as a global pandemic which has been both unpredictable and persistent. The COVID-19 pandemic has adversely affected workforces, customers, economies, and financial markets globally and has disrupted the normal flow the U.S. economy. Our stores have, for the most part, remained open for drive-through business during the last year; however, many businesses experienced a disruption of normal operations. More recently, food service businesses, including ours, have faced challenges in attracting and hiring workers and it is possible the labor shortages may become more acute in the busier summer months.

In 2020 extending through early 2021, many states, including Minnesota, mandated limited public gatherings to halt or delay the spread of disease. Under these emergency orders, essential services remained open, including, but not limited to gas stations, pharmacies, grocery stores, food banks, convenience stores, take-out and delivery restaurants, banks, hospitals, and laundromats. Under the directions limiting public gatherings, regulators generally allowed drive-through restaurant services to remain open. To date, our restaurants have remained open although we have curtailed hours at some stores and have experienced temporary restaurant closures while locations have been cleaned and employees tested. Thus far, we have been able to reopen after two or three days after such temporary closing. Local, regional or national governments may, at any time, implement directives that limit or order our business to close or take other measures intended to mitigate the spread of disease. Further, some customers may choose to remain in self-imposed isolation and avoid public gathering places.

While a program to vaccinate a majority of Americans is currently in progress, it is not possible for us to predict the duration or magnitude of the effects of the outbreak and its impact on our business or results of operations at this time. The conditions may influence restaurant customer traffic and our ability to adequately staff our restaurants, receive deliveries on a timely basis or perform functions at the corporate level. Further, such conditions could impact the availability of the menu items we offer and the ability of suppliers to deliver such products. We also may be adversely affected if jurisdictions in which we have restaurants impose mandatory closures, seek voluntary closures or impose restrictions on operations. Even if such measures are not implemented, the perceived risk of infection or significant health risk may adversely affect our business. We expect to continue to navigate an unprecedented time for our business and industry.

As the restrictions on behavior eased with approved vaccines being distributed and administered, all the states in which we operate have lifted mandatory mask mandates and we expect that, in most respects, restaurant industry operations will return to pre-pandemic norms. Our restaurants may revert to more typical pre-pandemic operations and revenues which may result in sales declines from recent levels. We may be subject to additional competition, as many restaurants initiated take home and delivery services during the pandemic and customers may have grown accustomed to a wider range of take-out foods beyond quick-service restaurant (QSR) options, which would negatively impact our revenue.

We continue to monitor the course of the pandemic and its impact on our customer base and the wider country. It is not possible for us to predict the future course of the pandemic in light of a multitude of factors, including the spread of new variants of the original coronavirus disease among the U.S. population and the efficacy of existing treatments and vaccines.

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Growth Strategy and Outlook

We are seeking to increase value for our shareholders in the foodservice industry. Our principal strategy is to acquire multi-unit restaurant concepts and individual restaurant properties at attractive multiples of earnings. Though we do not currently plan to do so, under certain circumstances, we may develop additional Burger Time locations through the acquisition and conversion of existing properties. Other key elements of our growth strategy encompass increasing same store sales and introducing a campaign to boost brand awareness.

Expansion Through Acquisitions: We intend to make strategic and opportunistic acquisitions that provide an entrance into targeted restaurant segments and geographic areas. Restaurant businesses become available for acquisition frequently and we believe that we may be able to purchase either individual restaurant properties or multi-unit businesses at prices providing an attractive return on our investment. We may acquire operating assets where a franchise program is the focus of the acquired foodservice business. We intend to follow a disciplined strategy of evaluating acquisition opportunities that seek to ensure and enable the accretive and efficient acquisition and integration of additional restaurant concepts. Successful execution of our acquisition strategy will allow us to diversify our operations both into other dining concepts and geographic locations. Assuming we are successful in acquiring new businesses, we will operate the business or businesses with a shared central management organization.

Expansion through the Development of Additional Burger Time Restaurants: We may develop additional Burger Time restaurants under limited circumstances. Conditions which might give rise to developing additional Burger Time locations include the opportunity to acquire and convert a property that previously had operated as a fast-food establishment at a highly attractive price in a location that fits naturally within Burger Time’s geographic footprint so that we may share service expenses, including advertising and marketing costs.

Increase Same-Store Sales: Same-store sales growth reflects the change in year-over-year sales for the comparable store base. We intend to deploy a multi-faceted same-store sales growth strategy to optimize restaurant performance. We will apply techniques proven in the restaurant industry to increase same store sales at our Burger Time restaurants and at our acquired properties and to develop new approaches that reflect our corporate character and restaurant composition. We expect to utilize customer feedback and to analyze sales data to introduce, test and hone existing and new menu items. In addition, we will explore utilizing public relations and experiential marketing to engage customers. We expect that our strategies to increase same-store sales will evolve as we acquire new restaurant concepts in new markets. We intend to retain seasoned restaurant personnel to develop and implement programs appropriate for each of our restaurant concepts.

Increase Brand Awareness: Increasing brand awareness is critical to the growth of our Company. We expect to develop and implement forward-looking branding strategies both for our Burger Time concept and for any businesses that we acquire. We intend to leverage social media and employ targeted digital advertising to expand the reach of our brands and drive traffic to our stores. We recently introduced a mobile app that allows consumers to find restaurants, order online and receive special offers. We plan to deploy internet advertising to match specific menu items targeted to specific demographic groups. We will deploy cross-over ads with radio and social media interacting with each other. We expect that our branding initiatives will evolve as we consummate acquisitions of restaurant concepts that appeal to distinct consumer markets in differing geographic areas.

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Results of Operations.

The following table sets forth, for the fiscal years indicated, our Consolidated Statements of Income expressed as percentage of total revenues. Percentages below may not reconcile because of rounding.

	FISCAL YEAR
	2020	2019
	53 WEEKS	52 WEEKS
SALES	100.0%	100.0%
COSTS AND EXPENSES
Restaurant operating expenses
Food and paper costs	37.9	39.7
Labor costs	28.6	33.0
Occupancy costs	8.7	11.1
Other operating expenses	5.2	5.5
Depreciation and Amortization	2.3	3.3
Impairment charges	2.3	4.5
General and administrative	8.4	8.7
Total costs and expenses	93.4	105.8
Income (loss) from operations	6.6	(5.8)
INTEREST INCOME	1.3	0.1
OTHER INCOME	5.7	0.1
INTEREST EXPENSE	(2.2)	(3.2)
INCOME (LOSS) BEFORE TAXES	11.4	(8.8)
INCOME TAX (PROVISION) BENEFIT	(1.7)	1.6
NET INCOME (LOSS)	9.7%	(7.2)%

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53 Week Period Ended January 3, 2021 (Fiscal 2020) compared to the 52 Week Period Ended December 29, 2019 (Fiscal 2019)

Net Revenues:

Net sales for Fiscal 2020 increased $1,679,232 or 25.9% to $8,159,796 from $6,480,564 in Fiscal 2019. The significant increase, which occurred beginning in March of 2020, was principally the result of the COVID-19 pandemic and the temporary shutdown of many restaurant alternatives. The result of limiting indoor seating at restaurants was customers choosing drive-through alternatives including Burger Time.

Restaurant sales for Fiscal 2020 ranged from a low of $536,000 to a high of $1,043,500 and average sales for each Burger Time unit during the period was approximately $839,000 in 2020, an increase of approximately 25% from $669,000 in 2019.

Costs of Sales - food and paper:

Cost of sales - food and paper for Fiscal 2020 decreased to 37.9% of restaurant sales from 39.7% of restaurant sales in Fiscal 2019. This decrease was mainly due to a price increase taken in the middle of 2020 during a relatively stable cost environment.

Restaurant Operating Costs:

Despite increases in general restaurant operating costs during Fiscal 2020, restaurant operating costs (which refer to all the costs associated with the operation of our restaurants, but do not include general and administrative costs, depreciation and amortization and impairment charges including the write-down of goodwill) as a percent of restaurant sales decreased to 80.4% in Fiscal 2020 from 89.2% in Fiscal 2019. This was due primarily to matters discussed in the “Cost of Sales,” “Labor Costs,” and “Occupancy and Other Operating Cost” sections below. The changes in restaurant-level costs from Fiscal 2019 to Fiscal 2020 are principally the result of a significant increase in restaurant sales volume in 2020 and may be detailed as follows:

Restaurant operating costs for the year ended December 29, 2019	$5,786,952
Increase in food and paper costs	516,428
Increase in labor cost	195,792
Increase in occupancy and operating	63,850
Restaurant operating costs for the year ended January 3, 2021	$6,563,022

Labor Costs:

For Fiscal 2020, labor and benefits costs decreased to 28.6% of restaurant sale from 33.0% of restaurant sales in Fiscal 2019. The decrease was the result of the significant increase in business activity and the latter three quarters of 2020 which resulted in a favorable utilization of the fixed portion of labor costs. The Company continues to benefit from minimal turnover in its unit restaurant management. Payroll costs are semi-variable in nature, meaning that they do not decrease proportionally to decreases in revenue, thus they decrease as a percentage of restaurant sales when there is an increase in restaurant sales volume.

Occupancy and Other Operating Costs:

For Fiscal 2020, occupancy and other costs declined to 13.9% of sales, or $1,136,257, compared to 16.7% of restaurant sales, or $1,072,407, in Fiscal 2019 principally as a result of the significant increase in restaurant volume.

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Depreciation and Amortization Costs:

For Fiscal 2020, depreciation and amortization costs decreased 11.0%, or $23,398, to $189,389 (2.3% of sales) from $212,787 (3.3 % of sales) in Fiscal 2019. Depreciation costs have been declining as the Company’s equipment reaches a fully depreciated status and in 2020 decreased as percentage of sales because of the significant sales increase during 2020.

General and Administrative Costs

General and administrative costs increased 22.6%, or $126,639, from $560,885 (8.7% of sales) in Fiscal 2019 to $687,524 (8.4% of sales) in Fiscal 2020. The increase was principally the result of increased executive bonus compensation based on the strong financial performance in 2020.

Impairment of Assets Held for Sale and Goodwill

In 2019, the Company recorded a $93,488 charge to provide for a loss resulting from the closing of its Richmond, Indiana location and the planned sale of the property. In 2020, an additional $100,000 impairment charge was recognized for related to the Richmond property and a $90,493 charge was recorded to recognize impairment of the majority of costs associated with property in St. Louis, Missouri which the company had originally acquired for development. Additionally, in 2019, there was a $200,000 charge to write-off goodwill arising from the 2018 Share Exchange.

Income (Loss) from Operations:

The income from operations was $529,368 in Fiscal 2020 compared to a loss from operations of $373,548 in Fiscal 2019. The change in income from operations in Fiscal 2020 compared to Fiscal 2019 was due to the matters discussed in the “Net Revenues”, “Restaurant Operating Costs” and “Impairment and Goodwill Write-down Charges” sections above.

Interest Expense:

In Fiscal 2020, our interest expense decreased $30,084 to $177,757 (2.2% of restaurant sales) from $207,841 (3.2% restaurant sales) in Fiscal 2019.

Interest Income:

The $103,623 increase in interest income in Fiscal 2020 was the result of interest earned on the Company’s advances to Next Gen Ice, Inc. (NGI), a related company, and included $75,000 of interest income related to the value of equity received by the Company as part of a modification of the notes receivable.

Other Income:

The $466,758 of other income in Fiscal 2020 was the result of the Company having borrowed $460,400 under the Paycheck Protection Program (PPP”). The Company was informed by its lender in 2021 that the entire amount of PPP advances been forgiven and therefore the anticipated loan forgiveness is reflected as “Other Income”. In accordance with recent Federal stimulus legislation, the PPP loan has been treated as an SBA Grant during 2020 and the funds advanced under the program have been treated as non-taxable for federal income tax purposes in determining the provision for income taxes.

Net Income (loss):

The net income was $791,992 for Fiscal 2020, compared to a loss of $466,577 in Fiscal 2019. The change from Fiscal 2020 from Fiscal 2019 was primarily attributable to the matters discussed in the “Net Revenues,” “Restaurant Operating Costs,” “General and Administrative Costs,” and “Other Income” sections above due to the matters discussed above.

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Restaurant-level EBITDA:

To supplement the consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses restaurant-level EBITDA, which is not a measure defined by GAAP. This non-GAAP operating measure is useful to both management and, we believe, to investors because it represents one means of gauging the overall profitability of our recurring and controllable core restaurant operations. This measure is not, however, indicative of our overall results, nor does restaurant-level profit accrue directly to the benefit of stockholders, primarily due to the exclusion of corporate-level expenses. Restaurant-level EBITDA should not be considered a substitute for, or superior to, operating income, which is calculated in accordance with GAAP, and the reconciliations to operating income set forth below should be carefully evaluated.

We define restaurant-level EBITDA as operating income before pre-opening costs, if any, general and administrative costs, depreciation and amortization and impairment charges. General and administrative costs are excluded as they are generally not specifically identifiable to restaurant specific costs. Depreciation and amortization and impairment charges are excluded because they are not ongoing controllable cash expenses, and they are not related to the health of ongoing operations.

	Fiscal Year
	2020	2019
Revenues	$8,159,796	$6,480,564
Reconciliation:
Income (loss) from operations	529,368	(373,548)
Depreciation and amortization	189,389	212,787
Impairment charges	190,493	293,488
General and administrative, corporate level expenses	687,524	560,885
Restaurant-level EBITDA	$1,596,774	$693,612
Restaurant-level EBITDA margin	19.6%	10.7%

Results of Operations for the Thirteen Weeks Ended July 4, 2021, compared to the Thirteen Weeks Ended June 28, 2020

The following table sets forth, for the fiscal periods indicated, our Condensed Statements of Operations expressed as percentage of total revenues. Percentages below may not reconcile because of rounding.

	13 Weeks Ended
	July 4, 2021	June 28, 2020

SALES	100.0%	100.0%
COSTS AND EXPENSES
Restaurant operating expenses
Food and paper costs	38.1	37.3
Labor costs	26.1	25.5
Occupancy costs	7.0	7.2
Other operating expenses	5.4	4.4
Depreciation and amortization	2.5	1.9
Impairment of assets held for sale	-	4.2
General and administrative	4.9	4.9
Total costs and expenses	84.0	85.4
Income from operations	16.0	14.6
INTEREST EXPENSE	(3.8)	(2.3)
INTEREST INCOME	-	2.7
OTHER INCOME (PAYROLL PROTECTION GRANT)	-	19.5
INCOME TAXES	(3.5)	(6.2)
NET INCOME	8.7%	28.3%

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Net Revenues:

Net sales for fiscal second quarter of 2021 decreased $13,655 to $2,382,683 from $2,396,338 in the second quarter of fiscal 2020. Sales in 2021 have continued to be strong. We have held most of the gains realized during the period of significant dining restrictions resulting in a favorable impact on drive-through locations. This continuing trend has led to an increase in consumers choosing Burger Time as a meal alternative.

Restaurant unit sales for the 13-week period ranged from a low of approximately $154,000 to a high of approximately $312,500 and average sales for each Burger Time unit during the period was approximately $237,200 in 2021 essentially unchanged from the same period in 2020.

Costs of Sales - food and paper:

Cost of sales - food and paper for second quarter of fiscal 2021 increased as a percentage of sales to 38.1% of restaurant sales from 37.3% of restaurant sales in the second quarter of fiscal 2020. This increase was the net result of inflationary pressures of certain items, a favorable six-month verbal fixed price arrangement on the price of ground beef patties at $2.51 per pound which more recently has increased to $2.61 per pound, offset by the impact of a price increase taken at the end of second quarter in 2020 fully realized in 2021.

Restaurant Operating Costs:

Restaurant operating costs (which refer to all the costs associated with the operation of our restaurants, but do not include general and administrative costs, impairment charges and depreciation and amortization) as a percent of restaurant sales increased to 76.6% of sales in the second fiscal quarter of 2021 from 74.4% in similar period of fiscal 2020. This was due to the net effect of the higher cost incurred for personal protection equipment, the impact of the 2020 price increase, offset by tighter labor markets and the matters discussed in the “Cost of Sales,” “Labor Costs,” and “Occupancy and Other Operating Cost” sections below.

Labor Costs

For the second quarter of fiscal 2021, labor and benefits costs increased slightly by $10,529 to $621,227 and increased as a percentage of sales to 26.1% of restaurant sales from 25.5% of restaurant sales in the second quarter of fiscal 2020. The increase in the percentage was the result of tighter labor markets leading to higher hourly wage costs offset by the leveraging of existing staffing. Payroll costs are semi-variable in nature, meaning that they do not decrease proportionally to decreases in revenue, thus they increase as a percentage of restaurant sales when there is a decrease in restaurant sales.

Occupancy and Other Operating Expenses

For the second fiscal quarter of 2021, occupancy and other expenses increased $19,433 to $295,978 (12.4% of sales) in 2021 from 11.6% of sales in similar period in 2020.

Depreciation and Amortization Expense:

For the second fiscal quarter of 2021, depreciation and amortization increased $12,458 to $58,558 (2.5% of sales) from $46,100 (1.9% of sales) in the second quarter of fiscal 2020.

General and Administrative Costs

General and administrative costs decreased $1,303 from $116,947 (4.9% of sales) to $115,644 (4.9% of sales) in the second fiscal quarter of 2021.

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Income from Operations

The income from operations for the 13-week period was $382,516 in fiscal 2021 compared to an income from operations of $350,156 in similar period in 2020. The increase in the percentage of income from operations to 16.0% in fiscal 2021 compared to 14.6% fiscal 2020 was principally the result of a $100,000 impairment charge in the 2020 period to reduce the carrying value of property held for sale and the matters discussed in the “Net Revenues” and “Restaurant Operating Costs” sections above.

Restaurant-level EBITDA:

To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses restaurant-level EBITDA, which is not a measure defined by GAAP. This non-GAAP operating measure is useful to both management and, we believe, to investors because it represents one means of gauging the overall profitability of our recurring and controllable core restaurant operations. This measure is not, however, indicative of our overall results, nor does restaurant-level profit accrue directly to the benefit of stockholders, primarily due to the exclusion of corporate-level expenses. Restaurant-level EBITDA should not be considered a substitute for, or superior to, operating income, which is calculated in accordance with GAAP, and the reconciliations to operating income set forth below should be carefully evaluated.

We define restaurant-level EBITDA as operating income before pre-opening costs, if any, general and administrative costs, depreciation and amortization and impairment charges. General and administrative costs are excluded as they are generally not specifically identifiable to restaurant specific costs. Depreciation and amortization and impairment charges are excluded because they are not ongoing controllable cash expenses, and they are not related to the health of ongoing operations.

	13 Weeks Ended,
	July 4, 2021	June 28, 2020
Revenues	$2,382,683	$2,396,338
Reconciliation:
Income from operations	382,516	350,156
Depreciation and amortization and impairment charge	58,558	146,100
General and administrative, corporate level expenses	115,644	116,947
Restaurant-level EBITDA	$556,718	$613,203
Restaurant-level EBITDA margin	23.4%	25.6%

Our Results of Operations for the Twenty-Six Weeks Ended July 4, 2021 compared to the Twenty-Six Weeks Ended June 28, 2020

	26 Weeks Ended,
	July 4, 2021	June 28, 2020
SALES	100.0%	100.0%
COSTS AND EXPENSES
Restaurant operating expenses
Food and paper costs	37.9	38.8
Labor costs	27.5	29.6
Occupancy costs	7.0	9.0
Other operating expenses	5.8	5.2
Depreciation and amortization	2.6	2.4
Impairment of assets held for sale	-	2.7
General and administrative	5.1	5.0
Total costs and expenses	85.9	92.8
Income from operations	14.1	7.2
INTEREST EXPENSE	(3.0)	(2.5)
INTEREST INCOME	-	1.7
OTHER INCOME – PAYROLL PROTECTION GRANT	-	12.6
INCOME TAXES	(3.1)	(4.0)
NET INCOME	8.0%	15.1%

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Net Revenues:

Net sales for 26-week period representing the first half of fiscal 2021 increased $623,787 or 16.9% to $4,323,555 from $3,699,768 in the first half of fiscal 2020. The increase in sales was principally the result of favorable impact in the first half of 2021 of the government shutdown restrictions on social gatherings for dining alternatives resulting in consumers choosing Burger Time as a meal alternative combined with generally favorable weather conditions during the period.

Restaurant sales for the 26-week period for our Burger Time locations ranged from a low of approximately $280,300 to high of approximately $587,600 and average sales for each Burger Time unit during the period was approximately $438,200 in 2021 an increase from approximately $382,300 in same 26-week period in 2020.

Costs of Sales - food and paper:

Cost of sales - food and paper for the first half of fiscal 2021 decreased as a percentage of sales to 37.9% from 38.8% of restaurant sales in the similar period in 2020. This decrease was mainly due to combined effects of second half 2020 menu price increase and the overall increase in business activity supported by a relatively stable market for ground beef and other products. Average beef prices paid by the Company were approximately of $2.51 per pound in 2021 which was unchanged from 2020 contributing to an improved gross margin.

Restaurant Operating Costs:

Restaurant operating costs (which refer to all the costs associated with the operation of our restaurants, but do not include general and administrative costs, impairment charge and depreciation and amortization) as a percent of restaurant sales declined to 78.2% of sales in the first half of 2021 from 82.6% in fiscal 2020. This was due primarily to the increase in sales activity and its impact as further discussed in the “Cost of Sales,” “Labor Costs,” and “Occupancy and Other Operating Cost” sections below.

Labor Costs

For the first half of fiscal 2021, labor and benefits costs decreased to 27.5% of restaurant sales from 29.6% of restaurant sales in the fiscal 2020 period. The Company was able to favorably leverage staffing levels against the significant increase in volume during the second half of the period. While the hiring markets have become more challenging in terms of filling open positions, the Company continued to benefit from limited turnover in its unit restaurant management which tends to cause unfavorable variations in labor costs. Payroll costs are semi-variable in nature, meaning that they do not decrease proportionally to decreases in revenue, thus they increase as a percentage of restaurant sales when there is a decrease in restaurant sales.

Occupancy and Other Operating Expenses

For the first 26 weeks of fiscal 2021, occupancy and other expenses increased $30,428 or 12.8% of sales to $555,735 from $525,307 (14.2% of restaurant sales) in the similar period in 2020. Many of these costs are fixed and the lower percentage reflect the increase in restaurant sales. This was offset by an increased focus on maintenance projects resulting from very high volume at our stores impacting our major systems such as HVAC and refrigeration.

Depreciation and Amortization Expense:

Depreciation and amortization expense in the first half of fiscal 2021 increased by $22,474 to $113,394 (2.6% of sales) from $90,920 (2.4% of sales) in the first half of fiscal 2020 and is the result of capital additions at several of our locations.

General and Administrative Costs

General and administrative costs increased 20.6%, or $37,819, from $183,163 (5.0% of sales) in the first half of fiscal 2020 to $220,982 (5.1% of sales) for the first half of fiscal 2021.

Income from Operations

Income from operations was $610,672 in the first half of fiscal 2021 compared to $270,379 in the first half of fiscal 2020. The change in income from operations in the first half of fiscal 2021 compared to fiscal 2020 was due primarily to the impact of the 2020 impairment charge, continued robust sales activity and the matters discussed in the “Net Revenues” and “Restaurant Operating Costs” sections above.

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Restaurant-level EBITDA:

To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses restaurant-level EBITDA, which is not a measure defined by GAAP. This non-GAAP operating measure is useful to both management and, we believe, to investors because it represents one means of gauging the overall profitability of our recurring and controllable core restaurant operations. This measure is not, however, indicative of our overall results, nor does restaurant-level profit accrue directly to the benefit of stockholders, primarily due to the exclusion of corporate-level expenses. Restaurant-level EBITDA should not be considered a substitute for, or superior to, operating income, which is calculated in accordance with GAAP, and the reconciliations to operating income set forth below should be carefully evaluated.

We define restaurant-level EBITDA as operating income before pre-opening costs, if any, general and administrative costs, depreciation and amortization and impairment charges. General and administrative costs are excluded as they are generally not specifically identifiable to restaurant specific costs. Depreciation and amortization and impairment charges are excluded because they are not ongoing controllable cash expenses, and they are not related to the health of ongoing operations.

	26 Weeks Ended,
	July 4, 2021	June 28, 2020
Revenues	$4,323,555	$3,699,768
Reconciliation:
Income from operations	$610,672	$270,379
Depreciation and amortization and impairment charge	113,394	190,920
General and administrative, corporate level expenses	220,982	183,163
Restaurant-level EBITDA	$945,048	$644,462
Restaurant-level EBITDA margin	21.8%	17.4%

Liquidity and Capital Resources

Since March of 2020, the COVID-19 pandemic has had a positive impact of the Company’s sales and liquidity. For the 26 weeks ended July 4, 2021, the Company earned an after-tax profit of $347,440. On July 4, 2021, the Company had $1,720,917 in cash and working capital of $898,303, an increase of $526,610 from January 3, 2021. This is partially the result of the Company completing a refinancing of the mortgages covering all its Burger Time properties, including approximately $185,000 of current maturities of long-term debt which was included in the long-term refinancing. In the 13-week period ended July 4, 2021, the Company continued to benefit from excellent results and positive operating cash flow even as government restrictions on dining requirement were eased.

COVID-19, and its variants, including what has been described as the fast-spreading “Delta” variant, likely will to continue to have a significant impact on the United States economy. It is difficult to predict either the ultimate impact of the COVID-19 pandemic or the impact of governmental responses on the United States economy in general, and specifically the impact on the quick service drive-through segment of the food service industry and on Company’s operating results and financial condition as the situation is evolving.

In May 2020, the Company received pandemic-related loans totaling $487,900. Included in that amount was $460,400 borrowed under the Small Business Administration’s Paycheck Protection Program (“PPP”). Under the terms of the program, the loans were forgiven in 2021. The SBA’s forgiveness of the PPP is accounted for as a “grant” and $460,400 was reflected as “Other Income” in the second quarter of 2020. Also, in May 2020, the Company borrowed $27,500 at no interest under the Minnesota Small Business Emergency Loan Program which, under certain circumstances, may become a grant.

Our primary requirements for liquidity are to fund our working capital needs, capital expenditures, and general corporate needs, as well as to invest in or acquire businesses that are synergistic with or complimentary to our business. Our operations do not require significant working capital, and, like many restaurant companies, we generally operate with negative working capital. We anticipate that working capital deficits may be incurred in the future and possibly increase. Our primary sources of liquidity and cash flows are operating cash flows and cash on hand. We use this to service debt and to maintain our stores to operate in an efficient manner, and to increase our working capital. Our working capital position benefits from the fact that we collect cash from sales from our customers at the point of sale, or within a few days from our credit card processor, and in general, payments to our vendors are not due for thirty days.

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Summary of Cash Flows

Cash Flows Provided by Operating Activities

Operating cash flow in 2020 included $466,758 of “other income” in operating cash flow which did not reoccur in 2021 contributing to a decline in cash flow from operations in the first six months of 2021 compared to 2020. As a result of the strong sales increase over the prior year, we generated $496,251 in cash flow for operations in the 26-week period ended July 4, 2021. The winter months have historically been seasonally the slowest part of the Company’s business generating a lower level of cash flow in comparison to the balance of the year.

Cash Flows Used in Investing Activities

In 2020 through the second quarter of 2021, the Company has focused on its primary business and building its working capital reserves.

Cash Flows Used in Financing Activities

A significant portion of the Company’s cash flow is allocated to service the Company’s debt.

Contractual Obligations

As of July 4, 2021, we had approximately $3,268,000 in contractual obligations relating principally to amounts due under mortgages on the real properties on which are stores are situated. Our monthly required payment is approximately $24,000. In the second quarter of fiscal 2021, the Company refinanced most of its outstanding mortgage debt with a new lender lowering its nominal interest cost from 4.75% to 3.45% fixed for the next ten years.

Qualitative and Quantitative Disclosure about Market Risk

Commodity Price Risk

We are subject to volatility in food costs as a result of market risk associated with commodity prices. Our ability to recover increased costs through higher pricing is, at times, limited by the competitive environment in which we operate. We do not enter into pricing agreements with any of our suppliers to manage these risks. Beef is our largest single food purchase and the price we pay for beef fluctuates weekly based on beef commodity prices. We do not currently manage this risk with commodity future and option contracts. A ten percent increase in the cost of beef would result in approximately $175,000 of additional food costs for the Company annually.

Seasonality and Inflation

Seasonal factors and the timing of holidays cause our revenue to fluctuate from quarter to quarter. Our revenue per restaurant is typically slightly lower in the first and fourth quarters due to holiday closures and the impact of cold weather at all our locations. Adverse weather conditions may also affect customer traffic, especially in the first and fourth quarters, when customers do not use our outdoor seating areas, which impacts the use of these areas and may adversely affect our revenue.

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Management does not believe that inflation has had a material effect on income during the recent years. Increases in food, labor or other operating costs could adversely affect the Company’s operations. In the past, however, the Company generally has been able to increase menu prices or modify its operating procedures to substantially offset increases in its operating costs.

The cost of construction has also increased in recent years. We expect that costs to construct new restaurants in our existing and contiguous markets will be more expensive than several years ago, but we expect to achieve higher restaurant sales volumes and/or margin improvements to offset these or additional construction cost increases. Construction cost increases could have an adverse effect on our business and operations, particularly for new restaurant development.

Our business is subject to a wide range of federal, state and local regulations, which are subject to change in ways we cannot now anticipate. We are uncertain as to the effect, if any, that changes in the regulatory environment may have on our Company.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the Securities and Exchange Commission.

Recent Accounting Pronouncements

There has been no impact to our financial statements and our results of operations and financial condition as the result of the adoption of Recent Accounting Pronouncements, see “Part I, Item 1, Note 1. Summary of Significant Accounting Policies” of the Notes to Condensed Consolidated Financial Statements included in this prospectus.

Critical Accounting Policies and Estimates

Our discussion and analysis of operating results and financial condition are based upon our condensed consolidated financial statements. The preparation of our condensed consolidated financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, sales, expenses and related disclosures of contingent assets and liabilities. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis.

Our critical accounting policies are those that materially affect our financial statements and involve subjective or complex judgments by management. Although these estimates are based on management’s best knowledge of current events and actions that may impact us in the future, actual results may be materially different from the estimates. All of our significant accounting policies are disclosed in our Form 10-K for the fiscal year ended January 3, 2021.

Jumpstart Our Business Startups Act of 2012

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

Subject to certain conditions set forth in the JOBS Act, we are also eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We may take advantage of these exemptions until we are no longer an emerging growth company. We will continue to be an emerging growth company until the earliest to occur of (i) the last day of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which we had total annual gross revenue of $1 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the completion of our initial public offering.

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OUR BUSINESS

Overview of Our Company

We own and operate nine Burger Time restaurants and a Dairy Queen franchise. Our Burger Time restaurants feature a variety of burgers and other affordably priced foods such as chicken sandwiches, pulled pork sandwiches, side dishes and soft drinks. Our DQ restaurant serves the menu developed by DQ and sold across the country. We believe that our restaurants appeal to a broad range of consumers. We serve customers by way of a single or double drive-thru format and walk-up windows. We generally do not offer interior seating but provide outdoor seating areas and parking areas for customer use. Our Burger Time restaurants are located in the north central United States, including four restaurants in North Dakota, two in South Dakota and three in Minnesota. Our Dairy Queen franchise is located in Minnesota.

Our Burger Time operating principles include: (i) offering  a “Bigger Burger” to deliver our customers “more good food for your money”; (ii) offering a limited menu to permit the maximum attention to quality and speed of preparation; (iii) providing fast service by way of the single or double drive-thru design and a point-of-sale system that expedites the ordering and preparation process; and (iv) great tasting quality food made fresh to order at a fair price.

We operate in the fast-food drive-through category of the QSR of the restaurant industry. The QSR segment comprises fast food restaurants characterized by limited menus, limited or no table service and fast service. In the United States, the QSR segment is the largest segment of the restaurant industry and has demonstrated growth over a long period of time. According to IBISWorld, there are nearly 200,000 fast-food restaurants in the United States and fast food will generate an estimated $278.6  billion in revenue in 2021, with an estimated $126.9 billion, or approximately 45% of the U.S. fast-food market, deriving from the hamburger segment.  The hamburger segment is the largest segment of the U.S. QSR market, and this segment is projected by IBISWorld to grow 17% in 2021.

We are seeking to increase value for our shareholders in the foodservice industry. Our principal strategy is to acquire multi-unit restaurant concepts and individual restaurant properties at attractive multiples of earnings. Though we do not currently plan to do so, under certain circumstances, we may develop additional Burger Time locations through the acquisition and conversion of existing properties. Other key elements of our growth strategy encompass the following strategies.

•	We intend to make strategic and opportunistic acquisitions that provide an entrance into targeted restaurant segments and geographic areas.

•	We will seek to increase same-store sales by deploying a multi-faceted same-store sales growth strategy to optimize restaurant performance.

•

We intend to increase brand awareness by developing and implementing forward-looking branding strategies both for our Burger Time concept and for any businesses that we acquire, which may include leveraging social media and employing targeted digital advertising to expand the reach of our brands and drive traffic to our stores.

Our Corporate History

The Company was originally incorporated in the State of Delaware as Hartmax of NY, Inc. in January 2016 with no assets or operations, and, until the Share Exchange described below, a majority of the shares of which were owned by Maxim Partners, an affiliate of Maxim Group LLC, a representative of the several underwriters of this offering, which also acted as the placement agent in the 2018 Private Placement described below. Upon the closing of the 2018 Private Placement, the Company and BTND, LLC, a Colorado limited liability company, which we refer to as BTND, entered into a Share Exchange Agreement whereby the members of BTND exchanged all of their membership interests in BTND for shares of our common stock comprising 85.9% of the outstanding shares of our Company, without giving effect to the sale of any securities sold in the 2018 Private Placement (the “Share Exchange”). Maxim Partners and one of its affiliates together held 11.7% of our common stock as of the closing of the Share Exchange, without giving effect to the sale of any securities sold in the 2018 Private Placement. After giving effect to the Share Exchange, the Company became the sole member of BTND and BTND’s managing member, Gary Copperud, became the chief executive officer of the Company. Following the Share Exchange, the Company changed its name to BT Brands, which is the parent company of BTND, which in turn became a wholly-owned operating subsidiary of the Company.

In July 2018, we completed a private placement of our securities in which we issued and sold an aggregate of 205,002 shares of our common stock at a purchase price of $3.00 per share and warrants to purchase up to 102,503 shares of our common stock with an initial exercise price equal to $4.00 per share, for which Maxim Group LLC acted as the placement agent (the “2018 Private Placement”). We received approximately $615,000 in gross proceeds from the sale of the securities in the 2018 Private Placement. After deducting placement agent fees and other expenses payable by us in connection with the 2018 Private Offering, we received net proceeds of approximately $492,266.

On June 13, 2019, the Company amended and restated its certificate of incorporation to change its corporate name to “BT Brands, Inc.” to better reflect its multi-faceted growth plan, and to adopt certain provisions in line with its status as a public company. On June 13, 2019, the Company adopted amended and restated bylaws also to reflect the Company’s status as a public company.

On June 12, 2020, the holders of 100% of our outstanding shares of common stock adopted resolutions approving the change of corporate domicile from Delaware to Wyoming and the reincorporation into Wyoming was completed in January 2021.

The Burger Time brand originated in August 1987 with the opening of the first restaurant in Fargo, North Dakota. Over the next five years, several additional Burger Time restaurants were opened in Minnesota, North Dakota and South Dakota. In 2005, the restaurant assets were sold to STEN Corporation, a public company of which Kenneth Brimmer, our Chief Operating Officer, Chairman and a member of our board of directors, and Gary Copperud, our Chief Executive Officer and a member of our board of directors, were officers and directors. In May 2007, BTND purchased the Burger Time assets from STEN Corporation. Gary Copperud was the managing member of BTND from the acquisition in 2007 until the closing of the Share Exchange and 2018 Private Placement.

Since 2007, BTND from time to time sold restaurant assets, including the underlying real property resulting in the closing of the stores located on the respective properties, and BTND has closed two other stores upon the expiration of the leaseholds on which they were located. In December 2018, we closed a store located in Richmond Indiana which was open for only 18 months.

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Burger Time Restaurants

Menu

At our Burger Time restaurants, we seek to give our customers “more good food for their money” and to deliver it “hot ‘n fresh.”

Our Burger Time restaurants feature a wide variety of juicy, flame broiled burgers that we refer to as “Bigger Burgers” because they are made with approximately 25% more meat and are larger in diameter than the typical quarter pound burger offerings served by our competitors. Our burgers are custom made to our specifications by our supplier, with no fillers, only beef and salt. Each burger is prepared to a customer’s individual order and is served hot and fresh. Burger favorites include a mushroom Swiss burger, a jalapeno burger, and a full pound burger to satisfy the heartiest appetite. Other entrees items include chicken sandwiches, pulled pork sandwiches and chicken chunks. Our burgers and sandwiches are served on fresh buns and are topped with generous helpings of top-tier condiments. We offer an array of traditional and signature sides, many of which have evolved into regional favorites, such as large cut battered onion rings, cheese curds, fried pickle spears and chicken fries. We also offer soft drinks and other reasonably priced food and beverage items. From time to time, we offer specialty sandwiches and wraps at similar price points. Our limited menu is designed to deliver quality across all products, a high taste profile and speedy delivery.

Our objective is to serve customers within two to three minutes of their arrival during the peak day parts of lunch and dinner and within three to five minutes at other times. We can achieve this based on our single and double drive-thru format and on our integrated restaurant design and equipment lay-out that allows us to deliver exceptional food with fast service times. Our restaurants have a computerized point-of-sale system which displays each item ordered on a monitor viewed by food and drink preparers. This enables the preparers to begin filling an order before the order is completed and totaled, thereby increasing the speed of service to the customer and the number of sales per hour.

One of our key operating strategies is to minimize inventory and storage requirements, mandating frequent deliveries, which ensures that our food is always fresh.

Our restaurants are generally open from 10 am to 10 pm seven days a week, for lunch, dinner and late-night snacks and meals. We also have recently introduced on-line ordering through our website with curbside delivery.

We believe that our restaurants appeal to a broad spectrum of consumers, but we cater to consumers who appreciate the size and variety of our burgers, the value for the money proposition offered by our bigger burgers and the speed and efficiency offered by our single and double drive-thru windows.

Locations

The table below provides basic information about each of our restaurants.

Location	Open Since	Building (Approx. Sq. Ft.)	Land (Sq. Ft.)	Real Estate Owner	Restaurant Business Owner
Fargo, North Dakota	1987	600	35,000	BTND, LLC	BTND, LLC
Moorhead, Minnesota	1988	600	22,680	BTND, LLC	BTND, LLC
Grand Forks, North Dakota	1989	650	29,580	BTND, LLC	BTND, LLC
Waite Park, Minnesota	1989	700	17,575	BTND, LLC	BTND, LLC
Bismarck, North Dakota	1989	600	30,750	BTND, LLC	BTND, LLC
Sioux Falls, South Dakota	1991	650	17,688	BTND, LLC	BTND, LLC
Sioux Falls, South Dakota (1)	1991	650	15,000	Leased	BTND, LLC
Minot, North Dakota	1992	800	33,600	BTND, LLC	BTND, LLC
Ham Lake, Minnesota (2)	2015	1,664	31,723	BTND DQ, LLC (4)	BTND DQ, LLC (3)
West St. Paul, Minnesota	2016	1,020	18.280	BTND, LLC	BTND, LLC
Richmond, Indiana (4)(5)	held for sale	1,062	23,086	BTND IN, LLC (4)	BTND, LLC
Hazelwood, Missouri (5)	held for sale	1,566	51,386	BTND MO, LLC (5)	BTND MO, LLC (5)

___________

(1)	Property is leased from a third party.
(2)	Dairy Queen franchise.
(3)	Restaurant operations are 99% owned by BTND, LLC and 1% owned by current restaurant manager.
(4)	Restaurant operations closed in December 2018.
(5)	Property for sale.

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We own the real estate on which all but one of our ten operating restaurants are situated. We lease the property on which one of our Sioux Falls, South Dakota restaurants is situated. The Sioux Falls location is leased on a month-to-month basis, for which we pay monthly rent of $1,600 to a third party.

All our owned properties are subject to mortgages secured by our real and personal property. At the end of fiscal 2020, we had approximately $3.2 million in outstanding mortgage notes payable on our owned locations. Interest on most of the notes is fixed at 4.75%, two of our notes have a fixed rate of 5.50%. One of the notes has an adjustable rate based on the five-year Treasury Note rate in 2021, with a floor of 4.00%. During the quarter ended July 4, 2021, we refinanced the 4.75% mortgage debt and as of July 4, 2021, we had $3,268,000 in contractual obligations relating principally to amounts due under mortgages on the real property on which are stores are situated. Our monthly required payment is approximately $24,000. Under the terms of the refinanced mortgage debt, we lowered the nominal interest cost from 4.75% per annum to 3.45% per annum fixed rate for the next ten years.

In addition to being secured by the restaurants and other property at the sites, each note is also personally guaranteed by Gary Copperud, our Chief Executive Officer.

Our restaurants are in commercial and mixed-use zoning districts, where our target customers work, which positions the restaurants for lunch and dinner visits.

Burger Time Restaurant Design

Our Burger Time units are free-standing facilities with single or double drive-thru capability and walk-up service windows. The menu, store layout and equipment are designed to work together to allow us to offer exceptional food with fast service times. This integrated design allows for maximum food output with minimal labor.

Burger Time stores have a highly visible, distinctive look that is intended to appeal to customers of all ages. Historically, Burger Time stores have ranged from 600 to 1000 sq. ft. Regardless of its size, each restaurant is designed for maximum financial and operational efficiency, with only four employees required to effectively staff a store. As a result of their small size, our restaurants can be constructed on as little as 15,000 square feet of land. Because of the small size of the structure, our restaurants generally require a smaller capital investment and have lower occupancy and operating costs per restaurant than traditional quick-service competitors. The size of the facility also permits somewhat greater flexibility with respect to the selection of prospective sites for restaurants.

Our Burger Time design encompasses a red and white structure and features a single or double drive thru. The roof overhangs to protect the drive thru windows from the weather. A walk-up service window is situated at the front of each restaurant. Our design and color scheme are intended to convey a message of “clean and fast” to the passing motorist. Most of our restaurants do not provide an interior dining area but offer parking and a patio for outdoor eating.

Staffing

Each restaurant employs twelve to sixteen employees, including a manager, and an assistant manager. Work shifts are staggered and vary in length of time to ensure superior customer service during our busiest times. We are focused on customer service and we seek to staff our stores with personnel who are friendly, and customer focused.

We have enjoyed a long relationship with many of the managers of our restaurants, several of whom have been with Burger Time more than seven years. We will seek to establish similar relationships with the managers joining us in the future.

Our experienced managers train new assistant managers in all facets of a restaurant’s operations. Other personnel can be trained in a matter of days.

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Our manager training stresses food quality; fast, friendly customer service; restaurant cleanliness; and proper management operations of a quick service restaurant. We also focus on food safety and sanitation, employment laws and regulations, and systems to control food and labor costs. All managers and assistants are required to obtain the required food safety (HACCP) training and obtain the Certification applicable to their location.

Our managers and assistant managers are full time employees. We support our managers by offering competitive wages, including incentive bonuses tied to unit performance. Most other staff members are part time employees.

Our future growth and success are highly dependent upon our ability to attract, develop and retain qualified restaurant management and hourly staff members, which may be challenging.

Restaurant Reporting

Each restaurant has a computerized point-of-sale system monitored by the management of the restaurant. With this system, managers can monitor sales, labor, customer counts and other pertinent information. This information allows a manager to better control labor utilization, inventories and operating costs. Information is reported up to our corporate staff where it is analyzed to maximize cost efficiencies in food and labor costs and inventories and customer counts on a weekly basis and profit and loss statements and balance sheets on a monthly basis.

The general manager of each restaurant reports directly to a Director of Operations who in turn reports to our Chief Operating Officer, who oversees all aspects of restaurant operations including kitchen operations, restaurant facility management, new restaurant openings and the roll-out of key operational initiatives. All our restaurants prepare detailed monthly operating budgets and compare their actual results to their budgets.

Purchasing and Distribution

We purchase most of our food, paper, packaging and related supplies from Sysco Corporation, the nation’s largest distributor of food products. Sysco distributes these supplies to our restaurants on a frequent and routine basis. Typically, our inventory of supplies is never more than $5,000 at any restaurant. This ensures that our food is consistently fresh and frees cash flow for other purposes. Our agreement with Sysco expires on June 3, 2022. We have customarily entered into a new agreement with Sysco every two years. Either party may terminate the agreement after the initial year with 180 days’ notice or in the event of a material breach that is not cured within 60 days. The agreement may be terminated by Sysco in the event that we fail to pay any amounts owed, or if, in Sysco’s sole judgment, either our financial position deteriorates materially, or Sysco becomes aware of circumstances that would materially impact our ability to meet our financial obligations.

We are party to a five-year exclusive beverage service agreement under which we have agreed for most locations to purchase our beverages, other than coffee, tea or milk, from Pepsico and its affiliated bottlers through December 21, 2025. Under this agreement, Pepsi provides to us economic incentives for being an exclusive supplier and provides beverage-dispensing equipment free of charge. Either party may terminate the agreement in the event of a material breach that is not cured within 30 days.

Beef is our largest product cost item and is expected to remain such for the foreseeable future. Fluctuations in supply and prices can significantly impact our financial results.

Marketing and Advertising

Our marketing efforts for Burger Time are intended to convey the principles that we believe attract our core customers – we provide our patrons with more good food for their money by offering them “a bigger burger” and we give it to them “hot ‘n fresh.”

To date, our marketing and advertising spend has been allocated to social media, limited advertisements in newspapers and radio in the geographic areas in which our restaurants are located. In addition, we have employed product discount coupons, live remote broadcasts, customer contests and direct mailings. We also utilize marketing incentives from our suppliers whenever possible. We recently introduced an on-line ordering capability and curbside delivery program through our website, and we expect to increase emphasis on direct data base marketing supplemented by social media tools, such as Facebook, to promote our brand and local stores. Collectively, however, our marketing-related expenditures have historically comprised less than 1% of our net revenues.

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We believe our restaurant sales have traditionally, and generally, been derived from drive-by traffic and dedicated return visits from loyal customers. However, we recognize that as we expand our restaurant base, our marketing and advertising expenditures may need to increase. We further expect that as we open new restaurants in existing geographic areas, we will be able to take advantage of operating and marketing efficiencies resulting from the “clustering” of our restaurants.

We expect to develop and deploy a more sophisticated marketing campaign, including an expanded social media presence, intended to build consumer brand awareness of our restaurants.

Dairy Queen Franchise

In October 2015, we acquired a 99% ownership interest in a Dairy Queen franchise in Ham Lake, Minnesota. The remaining 1% ownership interest in the franchise is owned by the General Manager of the location who possesses certain Dairy Queen qualifications and whose ownership is required under the operating agreement with the franchisor.

Because we are a franchisee, we are party to a franchise agreement with Dairy Queen that, among other things, restricts our menu offerings at this location to the established Dairy Queen menu and severely limits our flexibility in the operating model we may employ at this location. Specifically, we are prohibited from selling any Burger Time items at this franchise and we may not market this restaurant as a part of our Burger Time family.

We have no plans at this time to enter into any other franchise agreements with Dairy Queen or any other national chain of restaurants, as we believe our profitable future can best be realized by expanding the Burger Time brand or by acquiring either restaurant business assets or another restaurant chain. However, should we become aware of another attractive opportunity to assume control of a franchise, we may consider it.

Burger Time Restaurant Economic Model

Our Burger Time restaurant economic model is based on three principles: a low capital investment, low conversion and incremental expenses and lean and disciplined operating efficiencies. For example, in the case of our Burger Time locations, because we do not offer interior seating, our restaurant footprint is small, generally around 650 sq. ft., which can be situated on a parcel of real estate as small as 15,000 sq. ft. (approximately 0.344 acres), which includes sufficient space for parking and outdoor seating. While some of our newer restaurants have been larger, enabling us to offer some limited in-store seating, our basic model remains the same and our real estate costs, whether we purchase or lease, remain relatively low.

Operationally, we take several steps to maintain efficiency, including maintaining inventory of no more than approximately $5,000 per store at any given time (which also has the advantage of allowing for frequent deliveries of fresh food).

Our Burger Time restaurant investment model targets a total cash investment of between $375,000 and $535,000, or an average of $430,000. Real estate and finance costs vary materially by location but, assuming the average investment figure applies, the amount allocated to the purchase of real estate would be approximately $225,000.

Costs to develop a new Burger Time location can fluctuate significantly, based on the number and timing of restaurant openings and the specific expenses incurred for each restaurant.

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Growth Strategy

We are seeking to increase value for our shareholders in the foodservice industry. Our strategy is to acquire multi-unit restaurant concepts and individual restaurant properties at attractive multiples of earnings. Though we do not currently plan to do so, under certain circumstances, we may develop additional Burger Time locations through the acquisition and conversion of existing properties. Other key elements of our growth strategy encompass increasing same store sales and introducing a campaign to boost brand awareness.

As we develop and extend our business into new food concepts and geographic areas, we expect to pursue strategies that will leverage our multiple brands, capacity and reach, which may include:

•	introducing dual concept locations that allow for two or more of our brands to operate in a single space and share a single kitchen and staff, in an effort to enhance our return on investment;

•	advancing aggressive third-party national branded and local delivery services;

•	entering into local and regional product licensing agreements that allow for the sale in third-party retail establishments of popular products that we offer at our restaurants; and

•	employing extensive use of direct database marketing including social media, to drive business to all concepts under our control.

As a public company, we may be presented with opportunities to become a reverse merger candidate in the restaurant industry, whereby a larger private restaurant chain seeks to avail itself of our public company status by merging with our business.

Expansion Through Acquisitions

We intend to make strategic and opportunistic acquisitions that provide an entrance into targeted restaurant segments and geographic areas. Restaurant businesses become available for acquisition frequently and we believe that we may be able to purchase either individual restaurant properties or multi-unit businesses at prices providing an attractive return on our investment. We may acquire operating assets where a franchise program is the focus of the acquired foodservice business. We intend to follow a disciplined strategy of evaluating acquisition opportunities that seek to ensure and enable the accretive and efficient acquisition and integration of additional restaurant concepts. Successful execution of our acquisition strategy will allow us to diversify our operations both into other dining concepts and geographic locations.

In evaluating potential acquisitions, we may consider the following characteristics, among others that management considers relevant to each distinct opportunity:

•	the value proposition offered by acquisition targets when comparing the purchase price to the potential return on our investment;

•	established, recognized brands within their geographic footprint;

•	steady cash flow;

•	track records of long-term operating performance;

•	sustainable operating results;

•	geographic diversification; and

•	growth potential.

Assuming we are successful in acquiring new businesses, we will operate the business or businesses with a shared central management organization. Following the acquisition, we expect to pursue a growth plan to both expand the number of locations and to increase comparable store sales and profits, as described below. We anticipate that by leveraging our management services platform, we will be able to achieve post-acquisition cost benefits by reducing the corporate overhead of the acquired business. If we acquire one or more restaurant chains or individual units in close proximity to each other, we believe the concentration of operations will provide economic synergies with respect to management functions, marketing and advertising, supply chain assistance, staff training and operational oversight.

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Future Development of Additional Burger Time Restaurants

We may, in certain circumstances, consider developing additional Burger Time location. Conditions which might give rise to developing additional Burger Time locations include the opportunity to acquire and convert a property that previously had operated as a fast-food establishment at a highly attractive price in a location that fits naturally within Burger Time’s geographic footprint so that we may share service expenses, including advertising costs.

If we elect to open additional Burger Time restaurants, we expect that development of these restaurants will, based on our experience, require a minimum six to nine months after opening, to achieve the targeted restaurant-level sales and operating margins. In a case where we open a restaurant in new and untested markets, achieving targeted sales may take longer since the local population will not be familiar with our brand and building brand awareness takes time. How quickly new restaurants achieve their targeted sales and operating margin depends on many factors, including the level of consumer familiarity with our brand, as well as the availability of experienced managers and other staff. However, every restaurant has a unique opening sales pattern, and this pattern is difficult to predict.

Increase Same-Store Sales

Same-store sales growth reflects the change in year-over-year sales for the comparable store base. We intend to deploy a multi-faceted same-store sales growth strategy to optimize restaurant performance. We will apply techniques proven in the restaurant industry to increase same store sales at our Burger Time restaurants and at our acquired properties and to develop new approaches that reflect our corporate character and restaurant composition. We expect to utilize customer feedback and analyze sales data to introduce, test and hone existing and new menu items. In addition, we will investigate utilizing public relations and experiential marketing to engage customers. We expect that our strategies to increase same-store sales will evolve as we acquire new restaurant concepts in new markets.

Increase Brand Awareness

Increasing brand awareness is important to the growth of our Company.  We will develop and implement forward-looking branding strategies both for our Burger Time concept and for any businesses that we acquire. We will seek to leverage social media and employ targeted digital advertising to expand the reach of our brands and drive traffic to our stores. In addition, we intend to develop mobile applications that will allow consumers to find restaurants, order online and receive special offers. We will deploy internet advertising to match specific menu items targeted to specific demographic groups. We will deploy cross-over ads with radio and social media interacting with each other. We expect that our branding initiatives will evolve as we consummate acquisitions of restaurant concepts that appeal to distinct consumer markets in differing geographic areas.

Trademarks and Service Marks

We have registered our trademarks “It’s Burger Time” and “Hot ‘n Now” with the United States Patent and Trademark Office. We believe that our trademarks and service marks have value to us and are important to our marketing efforts. We may develop additional marks in the future. Our policy is to pursue registration of our marks whenever possible and to oppose vigorously any infringement of its marks.

Competition

The restaurant industry is highly competitive and is dominated by major chains that possess substantially greater financial and other resources than we have. The industry is affected by changes in geographic competition, changes in the public’s eating habits and preferences, local and national economic conditions affecting consumer spending habits, population trends and local traffic patterns. Key elements of competition in our industry are the price, quality and value of food products offered; quality and speed of service; advertising effectiveness; brand name awareness; restaurant convenience; and attractiveness of facilities. We compete primarily based on value of food (portion size), price, food quality and speed of service. A significant change in pricing or other marketing strategies by one or more of our competitors could have an adverse impact on our sales, earnings and growth. Our competition includes a variety of national and regional fast-food chains and locally owned restaurants that offer carry-out, dine-in, delivery and catering services, many of which have achieved significant brand and product recognition and engage in extensive advertising and promotional programs. Our competition in the geographic areas in which operate includes McDonalds, Burger King, Carl’s Jr. and Wendy’s.

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Seasonality

Seasonal factors and the timing of holidays cause our revenue to fluctuate from quarter to quarter. Our revenue per restaurant is typically slightly lower in the first and fourth quarters due to the impact of cold weather at our northern locations. Adverse weather conditions may also affect customer traffic, especially in the first and fourth quarters, when customers do not use our outdoor seating areas, which impacts the use of these areas and may adversely affect our revenue.

Employees

As of January 3, 2021, the Company had two members of its senior corporate personnel. Each of the Company’s restaurants has both a salaried manager and an assistant manager or supervisor and a varying number of restaurant staff, all of whom are hourly employees. As of January 3, 2021, we had approximately 107 employees, of which 17 were full time and 90 were part time. None of our employees are unionized or covered by collective bargaining agreements, and we consider our current employee relations to be good.

Marketable Securities

We have, from time to time, purchased publicly traded marketable securities. Historically, these securities consisted of investments in exchange-listed common stocks with published prices per share readily available.

PROPERTIES

A description of our restaurant properties appears above under the heading “BUSINESS—Locations.” We lease our executive offices, consisting of approximately 1,000 square feet located at 405 West Main Street, West Fargo, North Dakota, on a month-to-month basis at a cost of $500 per month. We believe our current office space is suitable and adequate for its intended purposes and our near-term expansion plans.

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Mortgages

 During the quarter ended July 4, 2021, we refinanced the majority of our existing mortgage debt which bore interest at 4.75%.  As of July 4, 2021, we had $3,268,000 in contractual obligations relating principally to amounts due under mortgages on the real property on which are stores are situated. Our monthly required payment is approximately $24,000.  Under the terms of the refinanced mortgage debt we lowered the nominal interest cost from 4.75% to 3.45% fixed for the next ten years.

Rental Properties

We currently lease one of our Sioux Falls, South Dakota locations on a month-to-month basis and the monthly rent we pay is $1,600.

Regulation and Compliance

Our operations are subject to a wide range of federal, state and local government regulations, including those relating to, among others, public health and safety, zoning and fire codes, labor and franchising. Our failure to obtain or retain food or other licenses and registrations or exemptions would adversely affect the operations of our restaurants. We operate each of our restaurants in accordance with standards and procedures designed to comply with applicable laws, codes and regulations. To date, we have not experienced and do not anticipate any significant problems in obtaining required licenses, permits or approvals; however, any difficulties, delays or failures in obtaining such licenses, permits, registrations, exemptions, or approvals in the future could delay or prevent the opening of, or adversely impact the viability of, a restaurant.

The development and construction of additional restaurants will be subject to compliance with applicable zoning, land use and environmental regulations. We believe federal and state environmental regulations have not had a material effect on operations, but more stringent and varied requirements of local government bodies with respect to zoning, land use and environmental factors could delay construction and increase development costs for new restaurants.

We are also subject to the Fair Labor Standards Act, the Immigration Reform and Control Act of 1986 and various federal and state laws governing such matters as minimum wages, overtime, unemployment tax rates, workers’ compensation rates, citizenship requirements and other working conditions. A significant portion of the hourly staff is paid at rates consistent with the applicable federal or state minimum wage and, accordingly, increases in the minimum wage will increase labor costs. We are also subject to the Americans with Disabilities Act, which prohibits discrimination based on disability in public accommodations and employment, which may require us to design or modify our restaurants to make reasonable accommodations for disabled persons.

A number of states, counties and cities have enacted menu labeling laws requiring multi-unit restaurant operators to disclose to consumers certain nutritional information or have enacted legislation restricting the use of certain types of ingredients in restaurants. Many of these requirements are inconsistent or interpreted differently from one jurisdiction to another. These requirements may be different or inconsistent with requirements that we are subject to under the ACA, which establishes a uniform, federal requirement for certain restaurants to post nutritional information on their menus. Specifically, the ACA requires chain restaurants with 20 or more locations in the United States operating under the same name and offering substantially the same menus to publish the total number of calories of standard menu items on menus and menu boards, along with a statement that puts this calorie information in the context of a total daily calorie intake. The ACA also requires covered restaurants to provide to consumers, upon request, a written summary of detailed nutritional information for each standard menu item, and to provide a statement on menus and menu boards about the availability of this information upon request. While our ability to adapt to consumer preferences is a strength of our businesses, the effect of such labeling requirements on consumer choices, if any, is unclear at this time.

Currently, the Company is not a “franchisor” and operates a Dairy Queen unit as a “Franchisee of Dairy Queen. Franchise operations are governed by state laws that regulate the offer and sale of franchises and the franchisor – franchisee relationship. Such laws generally require registration of the franchise offering with state authorities and regulate the franchise relationship by, for example, requiring the franchisor to deal with its franchisees in good faith, prohibiting interference with the right of free association among franchisees, limiting the imposition of standards of performance on a franchisee and regulating discrimination against franchisees in charges, royalties or fees. In addition, such laws may restrict a franchisor in the termination of a franchise agreement by, for example, requiring “good cause” to exist as a basis for the termination, advance notice to the franchisee of the termination, an opportunity to cure a default and a repurchase of inventory or other compensation.

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Environmental Matters

Our operations are subject to extensive federal, state and local laws and regulations relating to environmental protection, including regulation of discharges into the air and water, storage and disposal of waste and clean-up of contaminated soil and groundwater. Under various federal, state and local laws, an owner or operator of real estate may be liable for the costs of removal or remediation of hazardous or toxic substances on, in or emanating from such property. Such liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances.

We have not conducted a comprehensive environmental review of our properties or operations. No assurance can be given that we have identified potential environmental liabilities at our properties or that such liabilities will not have a material adverse effect on our financial condition.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our executive officers and directors as of the date of this prospectus:

Name	Age	Position
Gary Copperud	63	Chief Executive Officer and Director
Kenneth Brimmer	66	Chief Operating Officer, Chief Financial Officer, and Chairman
Allan Anderson	68	Director
Terri Tochihara-Dirks	60	Director
Steven W. Schussler	66	Director

Background Information about our Officers and Directors

Gary Copperud has served as the Chief Executive Officer and a director of the Company since July 31, 2018, the date on which we completed the Share Exchange. He was a founding member of BTND in 2007 and served as BTND’s managing manager and Chief Financial Officer from its inception until completion of the Share Exchange. Mr. Copperud has been a managing director of BTND Trading, LLC since 2016. Mr. Copperud was a founding shareholder of Next Gen Ice, Inc., a provider of automated ice delivery systems to convenience stores and other markets, in June 2019, and has served as the Chairman of the Board of Next Gen Ice since July 2019. From 1998 through April 2007, he was a director of STEN Corporation, resigning when BTND acquired Burger Time assets. In addition, Mr. Copperud served as the President of STEN’s Burger Time Acquisition Corporation subsidiary from July 2004 until April 2007. Since 1993, Mr. Copperud has been president/general manager of CMM Properties, LLC, an investment company with holdings in real estate and securities located in Fort Collins, Colorado. Prior to that, Mr. Copperud was self-employed in the fields of securities and real estate investment and development. We believe Mr. Copperud’s long tenure as managing member of BTND, as well as his prior experience as a member of the board of directors of a public company, qualifies him to serve on our board of directors.

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Kenneth Brimmer has served as the Chief Operating Officer and Chairman of the board of directors of the Company and Principal Accounting Officer since July 31, 2018, the date on which we closed the Share Exchange. Mr. Brimmer also has served as a member of the board of directors of Next Gen Ice, Inc. since October 2019 and currently serves as the Chief Financial Officer of Next Gen Ice, Inc. Mr. Brimmer has a wide range of experience, including several early stage and rapidly growing businesses, serving at various times as President, Chief Executive Officer, and a director and Audit Committee Chairman of several public and private companies. Mr. Brimmer previously was the Chief Executive Officer of Hypertension Diagnostic, Inc. and its subsidiary HDI Plastics, Inc. (“HDI”). He has served on the board of HDI since 1998 and was its CEO from September 2012 until May 2020. He is also CEO of privately held Brimmer Company, LLC which provides consulting management services to BT Brands and to Next Gen Ice, Inc. He also has served as CEO of STEN Corporation, a currently inactive former diversified business since October 2003. Mr. Brimmer was a Director of Landry’s Restaurants from June 2004 until April 2017 and served on the Audit and Compliance Committee of its Golden Nugget – New Jersey Casino. Previously, he was President of Rainforest Cafe, Inc., which grew from start-up to over 6,000 employees from April 1997 until April 2000, and he was Treasurer from its inception in 1995 until April 2000.  During the time Mr. Brimmer served as Treasurer of Rainforest Cafe, Rainforest raised over $200 million in a combination of private and public stock offerings. Prior to Rainforest, Mr. Brimmer was employed by Berman Consulting, LLC, a financial and investment management company, from 1990 until April 1997. Mr. Brimmer has a degree in accounting and worked as a certified public accountant (inactive) in the audit division of Arthur Andersen & Co. from 1977 through 1981. We believe Mr. Brimmer’s long and varied career as a business executive, particularly his service as the chief operating officer of a major restaurant chain, qualifies him to serve on, and chair, our board of directors.

Independent Directors

Allan Anderson joined our board of directors as an independent director and serves as the chairman of our audit committee as of the date of this prospectus. In 2001, Mr. Anderson founded privately-held ReliaFund Inc., for which he has served in various executive capacities. ReliaFund provides electronic payment processing and reporting services for small businesses. From 1975 to 1984, Mr. Anderson was employed in the Audit Division of Arthur Andersen & Co., serving as an Audit Manager. Mr. Anderson has served as a chief financial officer (or equivalent) for several private companies. He previously served as an independent member of the board of directors of publicly-held STEN Corporation, including serving as Chairman of its Audit Committee.  STEN Corporation is the entity from which the Company purchased its restaurant assets in 2007. Messrs. Copperud and Brimmer were also directors of STEN. Mr. Anderson holds a bachelor of arts degree in accounting from Southwest State University and formerly was licensed as a certified public accountant, which is now inactive. We believe that Mr. Anderson is qualified to serve on our board of directors and as the chair of our audit committee because of his education, his extensive experience in accounting and audit work and his experience working at several companies as the chief financial officer.

Terri Tochihara-Dirks joined our board of directors as an independent director and serves as the chair of our compensation committee and a member of audit committee commencing as of the date of this prospectus. Since 2008, Ms. Tochihara-Dirks has been the co-owner, with her husband, of The Oberon Assisted Living, a privately held healthcare community in Arvada, Colorado. Her day-to-day responsibilities include Operations and Infection Prevention. From 1986 to 2006, she held various positions with AT&T retiring in 2006 as the Mountain States Region Vice President of Sales for AT&T. Ms. Tochihara-Dirks has served on several non-for-profit Boards of Directors including the Denver Chamber of Commerce and Denver Junior Achievement. We believe that Ms. Tochihara-Dirks is qualified to serve on our board and as the chair of the compensation committee and as a member of our audit committee by reason of her general business experience both operating her own business and as an executive of a multi-national corporation.

Steven W. Schussler joined our board of directors as an independent director and serves as a member of our audit committee as of the date of this prospectus. From March 2012 until January 2019, Mr. Schussler served as a director of Kona Grill, a publicly-traded restaurant company based in Scottsdale, Arizona which operated more than 40 restaurants in 23 U.S. states and 3 foreign countries. Mr. Schussler also served as Co-CEO of Kona Grill from March 2012 until January 2019. Following Mr. Schussler's resignation from Kona Grill, Kona Grill filed for bankruptcy protection on April 30, 2019, and in September 2019, the assets of the Kona Grill were sold to One Group Hospitality, Inc. Mr. Schussler was the founder and, from November 2018 to January 2019, served as the Executive Vice-President and a member of the board of directors of Rainforest Café, Inc., a publicly-traded restaurant company that was sold to Landry’s Restaurants, Inc. in 2000. Since 2000, Mr. Schussler has been the owner and Chief Executive Officer of Schussler Creative, Inc., a restaurant development concept company that has created several restaurant concepts including The Boathouse, a waterfront restaurant located in Disney Springs in Orlando, Florida, T-Rex Café, a restaurant and retail store located in Downtown Disney Marketplace in Orlando, Florida, as well as Yak & Yeti, an Asian restaurant located inside Disney’s Animal Kingdom in Orlando, Florida. Schussler Creative, Inc. sold a controlling interest in T-Rex Café and Yak & Yeti to Landry’s in 2006. Mr. Schussler speaks frequently on the topics of entrepreneurship and leadership and is the author of “It's A Jungle In There: Inspiring Lessons, Hard-Won Insights, and Other Acts of Entrepreneurial Daring.” We believe that Mr. Schussler is qualified to serve on our board and as a member of the audit committee on the basis of his extensive restaurant and public company experience.

We are not party to any employment agreements or other agreements with Messrs. Copperud or Brimmer.

Mr. Copperud and Mr. Brimmer have other business ventures but historically have devoted a majority of their business time to the Company. Upon the closing of this offering, Mr. Copperud expects to devote substantially all of his business time to the business of the Company and Mr. Brimmer will become the full-time Chief Financial Officer of the Company; however, his activities will not be exclusive to the Company.

Jeffrey A. Zinnecker had served as a director of the Company since July 31, 2018, the date on which we closed the Share Exchange, until his resignation on the date of this prospectus.

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Term of Office

All our directors will hold office until their successors have been elected and qualified or appointed or the earlier of their death, resignation or removal. Executive officers are appointed and serve at the discretion of the board of directors.

Family Relationships

There are no family relationships among our directors or officers.

Board Composition

Our bylaws provide that the size of our board of directors will be determined from time to time by resolution of our board of directors.

As of the date of this prospectus, the size of our board increased to five members and Allan Anderson, Terri Tochihara-Dirks and Steven W. Schussler joined our board and Mr. Zinnecker resigned from the board. Our board of directors has determined that each of Mr. Anderson, Ms. Tochihara-Dirks and Mr. Schussler is an independent director in accordance with the listing requirements of applicable NASDAQ and SEC rules, as described below.

Election of Directors

Our bylaws provide that members of our board or directors will be elected by a majority vote of our stockholders.

Independence of our Board of Directors and Board Committees

Rule 5605 of the NASDAQ Listing Rules requires a majority of a listed company’s board of directors to be comprised of “independent directors,” as defined in such rule, subject to specified exceptions. In addition, the NASDAQ Listing Rules require that, subject to specified exceptions: each member of a listed company’s audit, compensation and nominating committees be independent as defined under the NASDAQ Listing Rules; audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act; and compensation committee members also satisfy an additional independence test for compensation committee members under the NASDAQ Listing Rules. If a listed company does not have a nominating committee, as permissible under NASDAQ Listing Rules, director nominees must either be selected, or recommended for the Board's selection by independent directors constituting a majority of the Board's independent directors in a vote in which only independent directors participate.

Our board of directors has evaluated the independence of its members based upon the rules of the NASDAQ Stock Market and the SEC. Applying these standards, our board of directors determined that of the directors who serve as of the date of this prospectus, Mr. Anderson, Ms. Tochihara-Dirks and Mr. Schussler are “independent” as that term is defined under Rule 5605(a)(2) of the NASDAQ Listing Rules. The other seated directors are not considered independent because each is an officer of the Company.

Leadership Structure of the Board

Our current bylaws provide our board of directors with flexibility to combine or separate the positions of Chairman of our board of directors and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in the best interests of the company.

The board of directors currently separates the roles of Chief Executive Officer and Chairman of the board of directors in recognition of the differences between the two roles. Our Chief Executive Officer, who is also a member of our board of directors, is responsible for setting the strategic direction of the Company and the day-to-day leadership and performance of the Company, while the Chairman of the board of directors provides guidance to the Chief Executive Officer, sets the agenda for the board meetings, presides over meetings of the board of directors and seeks to reach a consensus on board decisions. Although these roles are currently separate, the Board believes it should be able to freely select the Chairman of the board of directors based on criteria that it deems to be in the best interest of the Company and its stockholders, and therefore one person may, in the future, serve as both the Chief Executive Officer and Chairman of the board of directors.

Role of Board in Risk Oversight Process

Our board of directors will have oversight responsibility for the Company’s risk management process. The board of directors will administer its oversight function through its committees, but will retain responsibility for general oversight of risks. The committee chairs will be responsible for reporting findings regarding material risk exposure to the board of directors as quickly as possible. The board of directors will delegate to the audit committee oversight responsibility to review our code of ethics, including whether the code of ethics is successful in preventing illegal or improper conduct, and our management’s risk assessments and management’s financial risk management policies, including the policies and guidelines used by management to identify, assess and manage our exposure to financial risk. Our compensation committee will assess and monitor any major compensation-related risk exposures and the steps management should take to monitor or mitigate such exposures.

Board Committees

Our board of directors has established standing committees in connection with the discharge of its responsibilities. These committees will include an audit committee and a compensation committee. As permitted by Nasdaq Listing Rule, the independent directors on our board fulfill the responsibilities of a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on committees until their resignation or until otherwise determined by our board of directors. Each of these committees has adopted a written charter that satisfies the applicable standards of the SEC and the NASDAQ Listing Rules, which we have posted on the investor relations section of our website.

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Audit Committee

The members of our audit committee are Mr. Anderson, Ms. Tochihara-Dirks and Mr. Schussler, all of whom are “independent” as that term is defined under Rule 5605(a)(2) of the NASDAQ Listing Rules. Mr. Anderson is the chair of the audit committee.

In addition, our board of directors has determined that Mr. Anderson qualifies as an audit committee financial expert, as that term is defined under SEC rules, and possesses the requisite financial sophistication, as defined under the NASDAQ Listing Rules. Our audit committee will assist our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements. Under its charter, our audit committee is responsible for, among other things:

•	selecting, retaining and replacing independent auditors and evaluating their qualifications, independence and performance;

•	reviewing and approving scope of the annual audit and audit fees;

•	discussing with management and independent auditors the results of annual audit and review of quarterly financial statements;

•	reviewing adequacy and effectiveness of internal control policies and procedures;

•	approving retention of independent auditors to perform any proposed permissible non-audit services;

•	overseeing internal audit functions and annually reviewing audit committee charter and committee performance;

•	preparing the audit committee report that the SEC requires in our annual proxy statement; and

•	reviewing and evaluating the performance of the Audit Committee, including compliance with its charter.

Compensation Committee

The members of our compensation committee are Ms. Tochihara-Dirks and Mr. Anderson. Ms. Tochihara-Dirks is the chair of the compensation committee. Ms. Tochihara-Dirks and Mr. Anderson are independent as defined under the NASDAQ Listing Rules and satisfy NASDAQ’s additional independence standards for compensation committee members. Both Ms. Tochihara-Dirks and Mr. Anderson are non-employee directors within the meaning of Rule 16b-3 under the Exchange Act and outside directors as defined by Section 162(m) of the Internal Revenue Code. Our compensation committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. Under its charter, our compensation committee is responsible for, among other things:

•	recommending to our board of directors for approval compensation and benefit plans;

•	reviewing and approving annually corporate and personal goals and objectives to serve as the basis for the CEO’s compensation, evaluating the CEO’s performance in light of those goals and objectives and determining the CEO’s compensation based on that evaluation;

•	determining and approving the annual compensation for other executive officers;

•	retaining or obtaining the advice of a compensation consultant, outside legal counsel or other advisors;

•	approving any grants of stock options, restricted stock, performance shares, stock appreciation rights, and other equity-based incentives to the extent provided under our equity compensation plans;

•	reviewing and making recommendations to our board of directors regarding the compensation of non-employee directors; and

•	reviewing and evaluating the performance of the compensation committee, including compliance with its charter.

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Board Diversity

The independent members of our board of directors will review with our entire board on an annual basis, the appropriate characteristics, skills and experience required for our board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), we expect that the independent members of our board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

•	ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in the industries in which we compete;

•	experience as a board member or executive officer of another publicly held company;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•	conflicts of interest; and

•	practical and mature business judgment.

Code of Ethics

We have adopted a Code of Ethics and Business Conduct applicable to our directors, officers and employees, in accordance with Section 406 of the Sarbanes-Oxley Act, the rules of the SEC promulgated thereunder, and the Nasdaq listing rules. We have filed a copy of our form of the Code of Ethics and Business Conduct as an exhibit to the registration statement of which this prospectus is a part. You will be able to review this document by accessing our public filings at the SEC’s website at www.sec.gov. In addition, a copy of the Code of Ethics and Business Conduct will be provided without charge upon request from us. See the section of this prospectus entitled “Where You Can Find Additional Information.” If we make any amendments to our Code of Ethics and Business Conduct other than technical, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics and Business Conduct applicable to our principal executive officer, principal financial officer principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or Nasdaq rules, we will disclose the nature of such amendment or waiver in a Current Report on Form 8-K. We also intend to post any amendments to our Code of Ethics and Business Conduct, or any waivers of its requirements, on our website, www.itsburgertime.com.

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Limitation of liability and indemnification matters

Our articles of incorporation contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Wyoming law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

●	any act or omission that involves intentional misconduct, fraud or a knowing violation of law; or

●	any unlawful payment of distributions in violation of the Wyoming Business Corporation Act.

Each of our articles of incorporation and bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Wyoming law. Our bylaws also obligate us to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under Wyoming law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions included in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table sets forth all compensation earned in all capacities during the 2019 and 2020 fiscal years by our principal executive officer and principal financial officer. No other officer or employee of the Company received total compensation for either 2019 or 2020, as determined in accordance with Item 402 of Regulation S-K, that exceeded $100,000:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Gary Copperud, Chief Executive Officer (1)	2020	150,000	100,000	0	0	0	0	250,000
	2019	150,000	0	0	0	0	0	150,000

Kenneth Brimmer, Chief Operating Officer	2020	0	50,000	0	0	0	54,000	104,000
	2019	0	0	0	0	0	0	0

___________

1.

During the years ended December 31, 2019 and 2018, prior to the Share Exchange, BTND paid annual compensation of $150,000 to Mr. Copperud, its managing member, who currently serves as our Chief Executive Officer.

2.

Effective in December 2019, the Company agreed with Brimmer Company, LLC to pay a fee for Mr. Brimmer’s services as Chairman, Director and Chief Operating Officer and Chief Financial Officer for a fee of $4,500 per month. Effective in January 2021, this amount has been increased to $5,500 per month.

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Director Compensation

We have not paid any compensation to our directors in their capacity as such since the Share Exchange.

We have agreed to pay each of Mr. Anderson, Ms. Tochihara-Dirks and Mr. Schussler, each of whom joined the board as of the date of this prospectus, the sum of $500 for each board meeting attended and $250 for each committee meeting attended. In addition, upon the closing of this offering, we will issue to each of Mr. Anderson, Ms. Tochihara-Dirks and Mr. Schussler options to purchase 5,000 shares of common stock under the 2019 Incentive Plan which will be exercisable at a per share exercise price equal to the offering price of the units in this offering and expire ten years after the date of grant and have agreed to issue to each such person options to purchase 2,000 shares of common stock during each year that such person serves on the board of directors.

Officer Compensation

During fiscal 2020, we paid to Mr. Copperud a salary of $150,000 for serving as the Chief Executive Officer and he will receive the same salary for 2021.

Effective in December 2019, the Company agreed with Brimmer Company, LLC, for Mr. Brimmer’s services as Chief Operating Officer and Chief Financial Officer, to pay a fee of $4,500 per month, which amount has been increased to $5,500 per month for 2021.

Except as described above, the Company is not party to any agreements with of its officers.

Compensation Plans

2019 Incentive Stock Plan

In October 2019, our board of directors and stockholders adopted the 2019 Incentive Stock Plan (the “Plan”). An aggregate of 250,000 shares of our common stock is reserved for issuance and available for awards under the Plan, including incentive stock options granted under the Plan. The Plan administrator may grant awards to any employee, director, consultant or other person providing services to us or our affiliates. As of November 12, 2021, we had awarded an aggregate of 4,500 shares of common stock as a stock bonus to thirty of our employees and options to each of our three independent directors entitling them to purchase an aggregate of 15,000 shares of common stock at a per share exercise price equal to the offering price of the units in this offering, and there remain 230,500 shares available for grant under the Plan.

The Plan shall be initially administered by the Board. The Plan administrator has the authority to determine, within the limits of the express provisions of the Plan, the individuals to whom awards will be granted, the nature, amount and terms of such awards and the objectives and conditions for earning such awards. The Board may at any time amend or terminate the Plan, provided that no such action may be taken that adversely affects any rights or obligations with respect to any awards previously made under the Plan without the consent of the recipient. No awards may be made under the Plan after the tenth anniversary of its effective date.

Awards under the Plan may include incentive stock options, nonqualified stock options, stock appreciation rights (“SARs”), restricted shares of common stock, restricted stock units, performance share or unit awards, stock bonuses and other stock-based awards and cash-based incentive awards.

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Stock Options. The Plan administrator may grant to a participant options to purchase our common stock that qualify as incentive stock options for purposes of Section 422 of the Internal Revenue Code (“incentive stock options”), options that do not qualify as incentive stock options (“non-qualified stock options”) or a combination thereof. The terms and conditions of stock option grants, including the quantity, price, vesting periods, and other conditions on exercise will be determined by the Plan administrator. The exercise price for stock options will be determined by the Plan administrator in its discretion, but non-qualified stock options and incentive stock options may not be less than 100% of the fair market value of one share of our company’s common stock on the date when the stock option is granted. Additionally, in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of our stock on the date of grant, the exercise price may not be less than 110% of the fair market value of one share of common stock on the date the stock option is granted. Stock options must be exercised within a period fixed by the Plan administrator that may not exceed ten years from the date of grant, except that in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of our stock on the date of grant, the exercise period may not exceed five years. At the Plan administrator’s discretion, payment for shares of common stock on the exercise of stock options may be made in cash, shares of our common stock held by the participant or in any other form of consideration acceptable to the Plan administrator (including one or more forms of “cashless” or “net” exercise).

Stock Appreciation Rights. The Plan administrator may grant to a participant an award of SARs, which entitles the participant to receive, upon its exercise, a payment equal to (i) the excess of the fair market value of a share of common stock on the exercise date over the SAR exercise price, times (ii) the number of shares of common stock with respect to which the SAR is exercised. The exercise price for a SAR will be determined by the Plan administrator in its discretion; provided, however, that in no event shall the exercise price be less than the fair market value of our common stock on the date of grant.

Restricted Shares and Restricted Units. The Plan administrator may award to a participant shares of common stock subject to specified restrictions (“restricted shares”). Restricted shares are subject to forfeiture if the participant does not meet certain conditions such as continued employment over a specified forfeiture period and/or the attainment of specified performance targets over the forfeiture period. The Plan administrator also may award to a participant units representing the right to receive shares of common stock in the future subject to the achievement of one or more goals relating to the completion of service by the participant and/or the achievement of performance or other objectives (“restricted units”). The terms and conditions of restricted share and restricted unit awards are determined by the Plan administrator.

Stock Bonuses. Stock bonuses may be granted as additional compensation for service or performance, and may be settled in the form of common stock, cash or a combination thereof, and may be subject to restrictions, which may vest subject to continued service and/or the achievement of performance conditions.

Performance Awards. The Plan administrator may grant performance awards to participants under such terms and conditions as the Plan administrator deems appropriate. A performance award entitles a participant to receive a payment from us, the amount of which is based upon the attainment of predetermined performance targets over a specified award period. Performance awards may be paid in cash, shares of common stock or a combination thereof, as determined by the Plan administrator.

Other Stock-Based Awards. The Plan administrator may grant equity-based or equity-related awards, referred to as “other stock-based awards,” other than options, SARs, restricted shares, restricted units, or performance awards. The terms and conditions of each other stock-based award will be determined by the Plan administrator. Payment under any other stock-based awards will be made in common stock or cash, as determined by the Plan administrator.

Cash-Based Awards. The Plan administrator may grant cash-based incentive compensation awards, which would include performance-based annual cash incentive compensation to be paid to covered employees subject to Section 162(m) of the Code. The terms and conditions of each cash-based award will be determined by the Plan administrator.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Transactions with Related Parties

Our Board has approved policies and procedures with respect to the review and approval of certain transactions between us and Related Parties (as defined below), which we refer to as our “Related-Party Transaction Policy.” The following is a summary of material provisions of our Related-Party Transaction Policy. Pursuant to the terms of our Related-Party Transaction Policy, any Related-Party Transaction (as defined below) will be required to be reported to the chair of the audit committee of our Board. The audit committee will then be required to review and decide whether to approve any such Related-Party Transaction.

For the purposes of our Related-Party Transaction Policy, a “Related-Party Transaction” is defined as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant and the amount involved exceeds $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any Related Party had, has or will have a direct or indirect interest.

For the purposes of our Related-Party Transaction Policy, a “Related Party” is defined as: any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer or a nominee to become a director; any person who is known to be the beneficial owner of more than five percent of our common stock; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and any person (other than a tenant or employee) sharing the household of any of the foregoing persons; and any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of 10% or more.

Transactions with Related Parties

Below we describe transactions and any series of related transactions to which we were a party, or may be a party, and which we have entered into since December 31, 2018, or is currently proposed, in which the amounts involved exceeds or will exceed the lesser of $120,000 or 1% of the average of our total assets as of the end of the last two completed fiscal years and any of our directors, executive officers or holders of more than five percent of our capital stock, or an affiliate or immediate family member or such persons, had or will have a direct or indirect material interest.

During fiscal 2017 and 2018, BTND Trading, LLC., an affiliate of the Company by virtue of common ownership, loaned the Company funds for working capital. At June 28, 2020, the Company owed $207,729 to BTND Trading at 8% annual interest. In August 2020, the amount due to BTND Trading was repaid in full.

Gary Copperud has personally guaranteed each of the promissory notes evidencing loans on the real properties owned by the Company.

The Company paid the salary and benefits of the Company’s controller based in Fargo, North Dakota. The controller retired in February 2020 and the Company anticipates hiring a replacement following this offering. The Company pays monthly rent for the office space of $500 per month. From time-to-time, the Company’s controller has provided limited bookkeeping and administrative assistance for entities that are controlled by shareholders of the Company. These are minimal services for which the Company has not been compensated.

During August and October 2019, the Company entered into three Convertible Promissory Note C and Class A Warrant Purchase Agreements with Next Gen Ice, Inc. (“NGI”), a provider of automated ice delivery systems to convenience stores and other markets, pursuant to which it purchased three convertible promissory notes totaling the principal amount of $179,000 (the “NGI Notes”). Gary Copperud, our chief executive officer and a member of our board of directors, is a founder and member of the board of directors of NGI. Through affiliated entities controlled by Mr. Copperud, Mr. Copperud controls in excess of 50% of the outstanding stock of NGI and serves as Chairman of its board of directors. Originally, the NGI Notes were either (i) payable on March 2, 2020 with interest accrued at 14% per year, or (ii) convertible, at the option of the Company, into shares of NGI preferred stock in a qualified financing as defined in the notes. The NGI Notes were repaid in full including accrued interest in August 2020 following a March 3, 2020, Loan Modification and Extension Agreement pursuant to which the Company agreed to extend the maturity date of the NGI Notes to August 31, 2020. In consideration of the extension of the term of the NGI Notes: (i) NGI granted to the Company a security interest in all of NGI’s assets, (ii) NGI issued to the Company a warrant entitling it to purchase 179,000 shares of common stock of NGI at a price of $1.00 per share at any time through March 31, 2023, and (iii) the founders of NGI, of which Mr. Copperud is one, agreed to transfer to the Company 179,000 shares of NGI common stock.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of and percent of the Company’s common stock beneficially owned as of the date of this prospectus, by (i) each person (or group of affiliated persons) who is known by us to own more than five percent (5%) of the outstanding shares of our Common Stock, (ii) each director and executive officer, and (iii) all of our directors and executive officers as a group, immediately prior to this offering, and immediately after the closing of this offering, as adjusted to reflect the sale of the units but without giving effect to the exercise of the warrants forming part of the units or the representative warrants or the exercise of the underwriters’ over-allotment option. The percentage of shares beneficially owned before the offering is computed based on 4,047,502 shares of our common stock outstanding as of the date of this prospectus. The percentage of beneficial ownership after this offering is computed after giving effect to the sale and issuance of 2,400,000 units in this offering  and based on 6,447,502 shares of common stock outstanding.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to such securities. In addition, pursuant to such rules, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of November 12, 2021. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the beneficial owners named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws. The inclusion in the table below of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

Unless otherwise indicated, the address of each person listed below is c/o the Company, 405 Main Avenue West, Suite 2D, West Fargo, ND 58078.

	Beneficial Ownership Prior to Offering		Beneficial Ownership After the Offering
Name of Beneficial Owner Officers and Directors	Number of Shares	Percentage	Number of Shares	Percentage

Gary Copperud (1)(2)	1,088,340	26.89%	1,088,340	16.88%
Kenneth Brimmer (3)	80,000	1.98%	80,000	1.24%
Jeffrey A. Zinnecker (8)	758,540	18.74%	758,540	11.76%
Allan Anderson (4)(7)	5,000	*	5,000	*
Terri Tochihara-Dirks (4)(7)	5,000	*	5,000	*
Steven W. Schussler (4)(7)	5,000	*	5,000	*
Total for all Officers and Directors (including Director designees)	1,941,880	47.86%	1,941,880	30.12%
5% Stockholders
Sally Copperud (1)	758,540	18.74%	758,540	11.76%
Samuel Vandeputte	346,290	8.56%	346,290	5.37%
Trost Family Trust	346,290	8.56%	346,290	5.37%
Maxim Partners, LLC (5)(6)	314,578	7.75%	314,578	5.20%

__________

* Less than 1%.

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(1)	Gary Copperud and Sally Copperud are husband and wife. Each such person disclaims beneficial ownership of the other’s shares of common stock.
(2)

Includes 164,900 shares of common stock beneficially owned by the Katelyn J. Copperud Trust and 164,900 shares of common stock beneficially owned by the Blake W. Copperud Trust, for which trusts Mr. Copperud is the sole trustee.

(3)	Represents shares of common stock owned by Brimmer Company, LLC, an affiliate of Mr. Brimmer, an officer and director of our Company.
(4)	Represents options to purchase shares of our common stock.
(5)	The address of this stockholder is 300 Park Avenue New York, New York 10022.
(6)

Includes 300,000 shares of common stock which were acquired by Maxim Partners upon the organization of the Company, and 14,578 shares of common stock issuable upon exercise of a Placement Agent Warrant at a price of $3.30 per share. Does not include warrants to purchase up to 192,000 shares of common stock underlying the Representative Warrants.

(7)	Such person joined the board as a director as of the date of this prospectus.
(8)	Mr. Zinnecker resigned from the board on the date of this prospectus.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, no public market for our common stock existed, and a liquid trading market for our common stock may not develop or be sustained after this offering. Future sales of substantial amounts of our common stock in the public market, or the anticipation of such sales, could adversely affect prevailing market prices of our common stock from time to time and could impair our future ability to raise equity capital in the future. Furthermore, because only a limited number of shares of our common stock will be available for sale shortly after this offering due to certain contractual and legal restrictions on resale described below, sales of substantial amounts of our common stock in the public market after such restrictions lapse, or the anticipation of such sales, could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

Prior to the completion of this offering, there were 4,047,502 shares of common stock outstanding and warrants exercisable for 118,902 shares of common stock. Of the 4,047,502 shares of common stock outstanding, 674,003 shares and warrants exercisable for 118,904 shares of common stock previously were registered for resale under the Securities Act.

Upon the completion of this offering, we will have a total of 6,447,502 shares of common stock outstanding based upon 4,047,502 shares outstanding and the sale of 2,400,000 shares of common stock included in the units  and assuming no exercise by the underwriters of the over-allotment option to purchase additional units, and no exercise or conversion of outstanding options, warrants, or other securities convertible into or exchangeable for shares of our common stock (including the warrants sold in this offering). Of such outstanding shares:

•

all of the shares of common stock sold in this offering, as well as shares of common stock issued upon exercise of the warrants and the warrants issued to the Representatives, will be freely tradable, except that any shares purchased in this offering by our affiliates, as that term is defined in Rule 144 under the Securities Act, would only be able to be sold in compliance with the Rule 144 limitations described below; and

•

of the 4,047,502 shares outstanding prior to this offering, 3,788,002 shares will be subject to the lock-up agreements described below, of which 110,003 shares are held by non-affiliates of the Company and may be sold immediately upon the expiration of the lock-up agreements, and 3,677,999 shares which are held by affiliates of the Company and subject to sale in compliance with the Rule 144.

Sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options, and warrants, in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate. See “Risk Factors— Sales of a substantial number of shares of our common stock following this offering may adversely affect the market price of our common stock and the issuance of additional shares will dilute all other stockholders.”

Lock-Up Agreements

We and our directors, officers and certain holders who own in the aggregate in excess of 93.6% of the outstanding shares of common stock as of the effective date of the registration statement related to this offering (and all holders of securities exercisable for or convertible into shares of common stock) will enter into customary “lock-up” agreements pursuant to which such persons and entities will agree not to offer, issue, sell, contract to sell, pledge, encumber, grant any option for the sale of or otherwise dispose of any of our securities for a period of 180 days after the date of this prospectus. The Representatives may, in their discretion, release any of the securities subject to these lock-up agreements at any time. Please see “Underwriting—Lock-Up Agreements” for a discussion of the terms of these agreements.

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Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period, a number of shares that does not exceed the greater of:

•

1% of the number of the shares of common stock then outstanding, which will equal approximately 64,475 shares, based on the number of shares of our common stock outstanding upon completion of this offering; or

•	The average weekly trading volume of the shares of common stock on NASDAQ during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

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DESCRIPTION OF SECURITIES

General

Our articles of incorporation authorize the issuance of up to 50,000,000 shares of common stock, par value of $0.002 per share, and 2,000,000 shares of preferred stock, par value of $0.001 per share.

As of November 12, 2021, there were:

•	4,047,502 shares of our common stock outstanding; and
•	no shares of our preferred stock designated or outstanding.

Common Stock

The holders of shares of our common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

Our articles of incorporation authorize our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.

Preferred stock could be issued quickly with terms calculated to delay or prevent a change in control of us or make it more difficult to remove our management. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

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Description of Securities in this Offering

Units

Each unit consists of one share of common stock, par value $0.002 per share, and one warrant to purchase one share of our common stock, each as described further below. No units will actually be issued in this offering and the common stock and warrants will be immediately separable and will be issued separately.

Warrants

In connection with the purchase of each unit, each investor will receive one share of common stock and one warrant. Accordingly, upon completion of this offering, there will be 2,400,000 warrants (the “public warrants”) outstanding (assuming no exercise of the underwriters’ over-allotment). Each public warrant is exercisable for one share of common stock at an exercise price of $5.50 (110% of the public offering price of each unit sold in the offering), subject to adjustment, and is exercisable for a period of five years from the initial exercise date.

Commencing six (6) months following the issuance date, we may call the public warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to the warrant holders; and

•

if, and only if, the reported last sale price of the common stock equals or exceeds $8.25 (subject to adjustment), or 150% of the warrant exercise price, for any 20 consecutive trading days ending on the third trading day prior to the date we send the notice of redemption to the warrant holders.

If and when the public warrants become redeemable by us, we may exercise our redemption right even if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws and we are unable to effect such registration or qualification, subject to our obligation in such case to use our best efforts to register or qualify the shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were initially offered by us in this offering.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the public warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the redemption trigger price as well as the warrant exercise price after the redemption notice is issued.

If we call the public warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrant by (y) the fair market value. The “fair market value” shall mean the volume weighted average trading price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption.

The number of public warrants outstanding, and the exercise price of those warrants, will be adjusted proportionately in the event of a reverse or forward stock split of our common stock, a recapitalization or reclassification of our common stock, payment of dividends or distributions in common stock to our common stockholders, or similar transactions. In the event that the Company effects a rights offering to its common stock holders or a pro rata distribution of its assets among its common stock holders, then the holder of the warrants will have the right to participate in such distribution and rights offering to the extent of their pro rata share of the Company’s outstanding common stock assuming they owned the number of shares of common stock issuable upon the exercise of their warrants. In the event of a “Fundamental Transaction” by the Company, such as a merger or consolidation of it with another company, the sale or other disposition of all or substantially all of the Company’s assets in one or a series of related transactions, a purchase offer, tender offer or exchange offer, or any reclassification, reorganization or recapitalization of the Company’s common stock, then the warrant holder will have the right to receive, for each share of common stock issuable upon the exercise of the warrant, at the option of the holder, the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration payable as a result of the Fundamental Transaction, that would have been issued or conveyed to the warrant holder had the holder exercised the warrant immediately preceding the closing of the Fundamental Transaction. In lieu of receiving such common stock and additional consideration in the Fundamental Transaction, the warrant holder may elect to have the Company or the successor entity purchase the warrant holder’s warrant for its fair market value.

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The Company will promptly notify the warrant holders in writing of any adjustment to the exercise price or to the number of the outstanding warrants, declaration of a dividend or other distribution, a special non-recurring cash dividend on or a redemption of the common stock, the authorization of a rights offering, the approval of the stock holders required for any proposed reclassification of the common stock, a consolidation or merger by the Company, sale of all or substantially all of the assets of the Company, any compulsory share exchange, or the authorization of any voluntary or involuntary dissolution, liquidation, or winding up of the Company.

The public warrants will be issued in registered form, in each case pursuant to a Warrant Agreement between the transfer agent and registrar, as warrant agent, and us. You should review a copy of the Warrant Agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or before its expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to our Company, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders. Warrants may be exercised only for a whole number of shares of common stock. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

No warrants will be exercisable and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. In addition, holders of the warrants are not entitled to net cash settlement and the warrants may only be settled by delivery of shares of our common stock and not cash. Under the terms of the Warrant Agreement, we have agreed to use commercially reasonable efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Representative Warrants Issued in this Offering

In connection with this offering, we have agreed to issue to the Representatives, or their permitted designees, warrants to purchase up to an aggregate of 192,000 shares of common stock, or 8% of the aggregate number of shares of common stock sold in this offering (the “representative warrants”). The representative warrants will be exercisable at any time, and from time to time, in whole or in part, during the five-year period commencing 180 days from the effective date of the registration statement of which this prospectus is a part. The warrants are exercisable for cash or on a cashless basis at an exercise price equal to $5.50 (110% of the public offering price of each unit sold in this offering), subject to adjustment. The representative warrants and the shares of common stock underlying the representative warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The Representatives (or permitted assignees under Rule 5110(e)(1)) will not sell, transfer, assign, pledge, or hypothecate the representative warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the representative warrants or the underlying securities for a period of 180 days from the effective date of the registration statement of which this prospectus is a part, except to any FINRA member participating in the offering and their bona fide officers, managers or members. The representative warrants will provide for adjustment in the number and exercise price of such warrants (and the shares of common stock underlying such warrants) to prevent dilution in the event of a forward or reverse stock split, stock dividend or similar recapitalization or future financing undertaken by the Company.

Outstanding Warrants to Purchase our Common Stock

In 2018, we conducted a private placement (the “2018 Private Placement”) in which we sold and issued an aggregate of 102,503 warrants to investors in the offering. Each warrant entitles the registered holder to purchase one share of our common stock at an initial exercise price equal to $4.00 per share, subject to adjustment as discussed below, at any time through July 31, 2023, five years from the closing of the 2018 Private Offering. If all of the warrants were exercised for cash, we would receive proceeds of $410,012; however, because we did not have a registration statement covering the shares of common stock issuable upon exercise of the warrants effective under federal securities laws as required by the such warrants, the warrants became exercisable on a cashless basis in the discretion of the holders of such warrants. We cannot predict whether the warrants will be exercised for cash or on a cashless basis, if they are exercised at all.

The warrants are redeemable by the Company at a price of $0.02 per warrant at any time if the closing price of the common stock on either the over-the-counter market or the national securities exchange on which our common stock may be listed equals or exceeds $8.00 per share for at least fifteen trading days over a thirty-day period. A written notice of such redemption must be delivered to warrant holders at least thirty days prior to the redemption.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock split or stock dividend, or our recapitalization, reorganization, merger or consolidation. In addition, if the Company sells equity securities or equivalents at an issuance price of less than $3.00 per share, in which case the exercise price of the warrants automatically will be reduced as provided in the warrant.

The foregoing summary of the material provisions of the warrants is qualified in its entirety by the provisions of the warrant, the form of which has been filed as an exhibit to this registration statement.

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Placement Agent Warrants Issued in 2018 Private Offering

In connection with the 2018 Private Placement, we issued to Maxim Group LLC, for its role as the placement agent, and one of its permitted designees warrants (the “Placement Agent Warrants”) entitling them to purchase up to an aggregate of 16,401 shares of common stock, or 8% of the aggregate number of securities issued in connection with the 2018 Private Placement, which are exercisable at a price of $3.30 per share (110% of the price at which the common stock was sold to purchasers in the 2018 Private Placement), and granted to such parties registration rights with respect to such shares. Maxim Group LLC is serving as a representative of the underwriters of this offering.

The Placement Agent Warrants became exercisable on October 1, 2018 and expire on July 31, 2023. The Placement Agent Warrants are exercisable at a price per share equal to $3.30, which is subject to adjustment upon (i) any forward or reverse split of our common stock or (ii) the payment of a dividend in shares of common stock. Further, in case of any change in the common stock through merger, consolidation, reclassification, reorganization, partial or complete liquidation, purchase of all or substantially all the assets of the Company, or other change in the capital structure of the Company, the holders of the Placement Agent Warrants will have the right to receive upon the exercise of the Placement Agent Warrants the kind and amount of shares of stock or other securities or property to which the holder of such warrant would have been entitled if it had held shares of common stock on the date of such event. The Placement Agent Warrants automatically became subject to cashless exercise by their holders because we did not have a registration statement covering the shares of common stock issuable upon exercise of the Placement Agent Warrants effective under federal securities laws by February 26, 2019.

The Placement Agent Warrants are not redeemable by the Company.

The foregoing summary of the material provisions of the Placement Agent Warrants is qualified in its entirety by the provisions of the Placement Agent Warrant, the form of which has been filed as an exhibit to this registration statement.

Other Convertible Securities

As of November 12, 2021, in addition to the securities described above, there are options outstanding to purchase up to 15,000 shares of common stock under the 2019 Incentive Plan.

Anti-Takeover Effects of Wyoming Law and Our Articles of incorporation and Bylaws

The provisions of Wyoming law, our articles of incorporation and our bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our Company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

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Articles of Incorporation and Bylaw Provisions

Our articles of incorporation and our bylaws include several provisions that could deter hostile takeovers or delay or prevent changes in control of our management team, including the following:

•

Board of directors’ vacancies. Our articles of incorporation and bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by our board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

•

Special meeting of stockholders. Our bylaws provide that special meetings of our stockholders may be called only by our board of directors, the Chairman of our board of directors, our Chief Executive Officer or our President, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

•

Advance notice requirements for stockholder proposals and director nominations. Our bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws also specify certain requirements regarding the form and content of a stockholder's notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company.

•

No cumulative voting. The Wyoming Business Corporation Act provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation's articles of incorporation provide otherwise. Our articles of incorporation do not provide for cumulative voting.

•

Issuance of undesignated preferred stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 2,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Limitations of Liability and Indemnification Matters

For a discussion of liability and indemnification, please see the section titled “Management—Limitation of Liability and Indemnification.”

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UNDERWRITING

We are offering the units described in this prospectus through the underwriters named below. We have entered into an underwriting agreement with Maxim Group LLC (“Maxim”) and Joseph Gunnar & Co., LLC, as the representatives of the several underwriters named below (the “Representatives”), with respect to the units subject to this offering. Subject to the terms and conditions of the underwriting agreement, we will have agreed to sell to the underwriters, and the underwriters will have severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of units listed next to its name in the following table:

Name of Underwriter	Number of Units
Maxim Group LLC	1,920,000
Joseph Gunnar & Co. LLC	480,000
Total	2,400,000

The underwriters are committed to purchase all the units offered by us if they buy any of them. However, the underwriters are not obligated to purchase the shares and warrants covered by the underwriters’ over-allotment option described below. The underwriters are offering the units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have been advised by the Representatives that the underwriters intend to make a market in our shares of common stock and warrants but that they are not obligated to do so and may discontinue making a market at any time without notice.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Over-Allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase up to an additional 360,000 shares of our common stock and/or warrants to purchase up to 360,000 shares of our common stock (equal to 15% of the number of shares of common stock and warrants underlying the units sold in this offering) from us, to cover over-allotments, if any. If the underwriters exercise all or part of this option, they will purchase shares and/or warrants covered by the option at the public offering price, less the underwriting discounts and commissions payable by us, in any combination solely to cover over-allotments, if any. If any additional shares of common stock and/or warrants are purchased, the underwriters will offer these shares of common stock and/or warrants on the same terms as those on which the other securities are being offered in this offering.

Discounts and Expenses

Units sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus. Any units sold by the underwriters to securities dealers may be sold at a discount of up to $0.40 per unit from the public offering price. The underwriters may offer the units through one or more of their affiliates or selling agents. If all the units are not sold at the public offering price, the Representatives may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the units at the prices and upon the terms stated therein.

The underwriting discount is equal to the public offering price per share less the amount paid by the underwriters to us per unit. The underwriting discount was determined through an arms’ length negotiation between us and the Representatives. We have agreed to sell the units to the underwriters at the offering price of $4.60 per unit, which represents the initial offering price of $5.00 per unit, less an 8.0% underwriting discount.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise of the over-allotment option we granted to the underwriters.

	Per Unit	Total Without Over-Allotment Option	Total With Full Over-Allotment Option
Public offering price	$5.00	$12,000,000	$13,800,000
Underwriting discount	$0.40	$960,000	$1,104,000
Proceeds, before expenses, to us	$4.60	$11,040,000	$12,696,000

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We have agreed to pay the Representatives’ expenses relating to the offering, irrespective of whether the offering is consummated, including (a) all filing fees and communication expenses relating to the registration of the units to be sold in the offering (including the over-allotment option) with the SEC and the filing of the offering materials with FINRA; (b) all fees and expenses relating to the listing of our common stock and warrants on such stock exchange as the Company and the Representatives together determine; (c) all reasonable fees, expenses and disbursements relating to background checks of the Company’s officers and directors; (d) all fees, expenses and disbursements relating to the registration or qualification of such securities under the “blue sky” securities laws of such states and other jurisdictions as the Representatives may reasonably designate (including, without limitation, all filing and registration fees, and the fees and disbursements of the Representatives’ counsel for such counsel’s participation in the “blue sky’ and stock exchange listing process); (e) the costs of all mailing and printing of the underwriting documents, registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the Representatives may reasonably deem necessary; (f) the costs and expenses of a public relations firm; (g) the costs of preparing, printing and delivering certificates representing such units; (h) fees and expenses of the transfer agent and warrant agent for our common stock and warrants; (i) stock transfer taxes, if any, payable upon the transfer of securities from the Company to the Representatives; (j) the fees and expenses of the Company’s accountants; and (k) the fees and expenses of the Representatives’ legal counsel not to exceed $125,000.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount and non-accountable expense allowance, will be approximately $375,000.

Representative Warrants

We have agreed to issue to the Representatives (or their permitted assignees) warrants to purchase 192,000 shares of common stock, which is equal to eight percent (8%) of the shares of common stock sold in this offering (the “representative warrants”). The representative warrants will be exercisable at any time, and from time to time, in whole or in part, during the five-year period commencing 180 days from the effective date of the registration statement of which this prospectus is a part. The warrants are exercisable for cash or on a cashless basis at an exercise price equal to $5.50 (110% of the public offering price per unit in the offering). The representative warrants and the shares of common stock underlying the warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The Representatives (or permitted assignees under Rule 5110(e)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the registration statement of which this prospectus is a part, except to any FINRA member participating in the offering and their bona fide officers, managers or members. The representative warrants will provide for adjustment in the number and price of such warrants (and the shares of common stock underlying such warrants) to prevent dilution in the event of a forward or reverse stock split, stock dividend or similar recapitalization or future financing undertaken by the Company. We have agreed to a one-time demand registration of the common stock underlying the representative’s warrants at our expense and an additional demand registration at the holders’ expense for a period of five years from the effective date of the registration statement of which this prospectus is a part. The representative’s warrants also provide for unlimited “piggyback” registration rights at our expense with respect to the underlying common stock during the five-year period commencing from the effective date of the registration statement of which this prospectus is a part.

Lock-Up Agreements

Pursuant to “lock-up” agreements, we and our directors, officers and certain holders who own in the aggregate in excess of 93.6% of the outstanding shares of common stock as of the effective date of the registration statement related to this offering (and all holders of securities exercisable for or convertible into shares of common stock) shall enter into customary “lock-up” agreements in favor of the Representatives pursuant to which such persons and entities shall agree, for a period of 180 days from the date of this prospectus, without the prior written consent of the Representatives, not to, directly or indirectly, offer, issue, sell, contract to sell, pledge, encumber, grant any option for the sale of or otherwise transfer or dispose of (or enter into any transaction that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) any of our securities, or enter into any swap, derivative or other transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such securities, including the issuance of shares of common stock upon the exercise of currently outstanding convertible securities, or publicly disclose the intention to do any of the foregoing, subject to customary exceptions.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

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Right of First Refusal

We have also agreed that if the units are sold in accordance with the terms of this prospectus, for a period of eighteen (18) months from the closing of the offering, Maxim shall have a right of first refusal to act as a sole lead manager, underwriter and/or placement agent for any and all future public and private equity and debt (excluding commercial bank debt) offerings during such eighteen (18) month period made by the Company, or any successor to or any subsidiary of the Company.

In addition, if, within twelve (12) months following the closing of the offering, we complete any financing of equity, equity-linked or debt or other capital raising activity (other than the exercise by any person or entity of any options, warrants or other convertible securities) with any of the investors contacted or introduced to us by the Representatives in connection with this offering, then we will pay the Representatives upon the closing of such financing the compensation equivalent to that received by the Representatives in this offering.

Other Relationships

Maxim Partners, LLC (“Maxim Partners”), an affiliate of Maxim, a representative of the underwriters of this offering, was a founder of our Company in 2018 and purchased 400,000 shares of our common stock, of which it subsequently transferred 100,000 such shares to a registered representative employed by Maxim. In addition, a former registered representative of Maxim acquired 50,000 shares of common stock upon the founding of our Company.

Maxim served as the placement agent for the 2018 Private Placement. In consideration for its services, we (i) paid to Maxim a cash fee of approximately $49,200, equal to 8% of the gross proceeds we received from the offering; (ii) we issued to Maxim and a permitted designee of Maxim certain warrants (the “Placement Agent Warrants”) to purchase up to an aggregate of 16,401 shares of common stock, or 8% of the aggregate number of securities issued in connection with the 2018 Private Placement; (iii) granted to Maxim and its designee registration rights with respect to all the shares of common stock issuable upon exercise of the Placement Agent Warrants; and (iv) paid certain expenses incurred by Maxim in connection with serving as the placement agent in the amount of $40,000. Maxim subsequently transferred 1,822 Placement Agent Warrants to one of its former registered representatives. Please see the section entitled “Description of Securities - Placement Agent Warrants Issued in 2018 Private Offering” for a discussion of the Placement Agent Warrants we issued in the 2018 Private Placement.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

No Public Market

Prior to this offering, there has not been a public market for our securities in the U.S. and the public offering price for our securities will be determined through negotiations between us and the underwriters. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the initial public offering price will correspond to the price at which our securities will trade in the public market subsequent to this offering or that an active trading market for our securities will develop and continue after this offering.

Listing

Our common stock and warrants have been approved for listing on NASDAQ under the symbols “BTBD” and “BTBDW,” respectively, and commenced trading on November 12, 2021.

Price Stabilization, Short Positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our shares of common stock during and after this offering, including:

•	stabilizing transactions;

•	short sales;

•	purchases to cover positions created by short sales;

•	imposition of penalty bids; and

•	syndicate covering transactions.

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Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our shares of common stock while this offering is in progress. Stabilization transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These transactions may also include making short sales of our shares of common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering and purchasing shares of common stock on the open market to cover short positions created by short sales. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are short sales made in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because a Representative has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These stabilizing transactions, short sales, purchases to cover positions created by short sales, the imposition of penalty bids and syndicate covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. The underwriters may carry out these transactions on NASDAQ, in the over-the-counter market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. Neither we, nor any of the underwriters make any representation that the underwriters will engage in these stabilization transactions or that any transaction, once commenced, will not be discontinued without notice.

Determination of Offering Price

Prior to this offering, there was no public market for our shares of common stock and warrants. The public offering price will be determined by negotiation among us and the Representatives. The principal factors to be considered in determining the public offering price include:

•	the information set forth in this prospectus and otherwise available to the Representatives;

•	our history and prospects and the history and prospects for the industry in which we compete;

•	our past and present financial performance;

•	our prospects for future earnings and the present state of our development;

•	the general condition of the securities market at the time of this offering;

•	the recent market prices of, and demand for, publicly traded shares of generally comparable companies; and

•	other factors deemed relevant by the Representatives and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our shares of common stock and warrants or that the shares of common stock and warrants will trade in the public market at or above the public offering price.

Affiliations

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates may from time to time in the future engage with us and perform services for us or in the ordinary course of their business for which they will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

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Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Selling Restrictions

Canada.  The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriters conflicts of interest in connection with this offering.

European Economic Area.  In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by us or any underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom.  Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the FSMA) received by it in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

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Switzerland. The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of securities.

Australia. No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (ASIC), in relation to the offering.

This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the Corporations Act) and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons (the Exempt Investors) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Cayman Islands. No invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for our securities.

Taiwan. The securities have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the securities in Taiwan.

Notice to Prospective Investors in Hong Kong. The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (i) our shares may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Notice to Prospective Investors in the People’s Republic of China.  This prospectus may not be circulated or distributed in the PRC and the shares may not be offered or sold, and we will not offer or sell, to any person for re-offering or resale directly or indirectly to any resident of the PRC, except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

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LEGAL MATTERS

The validity of the units, shares of common stock and warrants offered hereby has been passed upon for us by Ruffa & Ruffa, P.C., New York, New York. Loeb & Loeb LLP, New York, New York, is acting as counsel to the underwriters.

EXPERTS

Our consolidated financial statements for the fiscal years ended January 3, 2021 and December 29, 2019, appearing herein, have been audited by Boulay PLLP, an independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of that registration statement, does not contain all of the information set forth in the registration statement or the accompanying exhibits and schedules. Some items included in the registration statement are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered in this prospectus, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract, agreement or any other document are summaries of the material terms of these contracts, agreements or other documents. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved.

A copy of the registration statement and the accompanying exhibits and schedules and any other document we file may be inspected without charge and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

We file annual reports, quarterly reports, current reports, and proxy and information statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC public reference room referenced in the foregoing paragraph. Such filings are also available at our website at http://www.itsburgertime.com. Website materials are not a part of this prospectus.

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BT BRANDS, INC.
INDEX TO FINANCIAL STATEMENTS

F-1

BT BRANDS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

JANUARY 3, 2021 AND DECEMBER 29, 2019

TOGETHER WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S REPORT

F-2

Report of Independent Registered Public Accounting Firm

To the Board of Directors and

Shareholders of BT Brands, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of BT Brands, Inc. (the “Company”) as of January 3, 2021 and December 29, 2019 and the related consolidated statements of income, shareholders’ deficit, and cash flows for the fiscal years then ended (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of January 3, 2021 and December 29, 2019 and the results of their operations and their cash flows for the fiscal years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2015.

Minneapolis, Minnesota

March 10, 2021

7500 Flying Cloud Drive Suite 800 Minneapolis, MN 55344   (t) 952.893.9320    |    2180 Immokalee Road    Suite 308    Naples, FL 34110   (t) 239.325.1100

BoulayGroup.com

   Member of Prime Global, An Association of Independent Accounting Firms

F-3

BT BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	January 3, 2021	December 29, 2019
ASSETS
CURRENT ASSETS
Cash	$1,321,244	$258,101
Receivables	19,030	15,363
Inventory	60,576	56,432
Prepaid expenses	5,348	6,928

Total current assets	1,406,198	336,824

PROPERTY AND EQUIPMENT, net	1,632,457	1,650,012
LAND AND BUILDINGS HELD FOR SALE	258,751	449,244
INVESTMENT IN AND NOTES RECEIVABLE FROM RELATED COMPANY	75,000	179,000
OTHER ASSETS, net	16,759	18,459

Total assets	$3,389,165	$2,633,539

LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES
Current maturities of long-term debt	$245,306	$277,666
Accounts payable	270,487	321,855
Accrued expenses	420,734	206,400
Income taxes payable	97,978	2,898

Total current liabilities	1,034,505	808,819

LONG-TERM DEBT, less current maturities	2,938,983	3,221,035
DEFERRED INCOME TAXES	118,000	98,000
Total liabilities	4,091,488	4,127,854

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' DEFICIT
Preferred stock, $.001 par value, 2,000,000 shares authorized, no shares outstanding at January 3, 2021 and December 29, 2019	-	-
Common stock, $.002 par value, 50,000,000 authorized, 4,047,502 shares outstanding at January 3, 2021 and December 29, 2019	8,095	8,095
Additional paid-in capital	497,671	497,671
Accumulated deficit	(1,208,089)	(2,000,081)

Total shareholders' deficit	(702,323)	(1,494,315)

Total liabilities and shareholders' deficit	$3,389,165	$2,633,539

See Notes to Consolidated Financial Statements

F-4

BT BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	53 Weeks Ended,	52 Weeks Ended,
	January 3, 2021	December 29, 2019

SALES	$8,159,796	$6,480,564

COSTS AND EXPENSES
Restaurant operating expenses
Food and paper costs	3,090,816	2,574,388
Labor costs	2,335,949	2,140,157
Occupancy costs	709,704	718,905
Other operating expenses	426,553	353,502
Depreciation and amortization	189,389	212,787
Impairment of assets held for sale	190,493	93,488
Impairment of goodwill	-	200,000
General and administrative	687,524	560,885

Total costs and expenses	7,630,428	6,854,112

Income (loss) from operations	529,368	(373,548)
INTEREST INCOME	103,623	4,402

OTHER INCOME	466,758	8,410

INTEREST EXPENSE	(177,757)	(207,841)

INCOME BEFORE TAXES	921,992	(568,577)

INCOME TAX (PROVISION) BENEFIT	(130,000)	102,000

NET INCOME (LOSS)	$791,992	$(466,577)

NET INCOME (LOSS) PER COMMON SHARE - Basic and Diluted	$0.20	$(0.12)

WEIGHTED AVERAGE SHARES USED IN COMPUTING PER COMMON SHARE AMOUNTS - Basic and Diluted	4,047,502	4,043,989

See Notes to Consolidated Financial Statements

F-5

BT BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT

			Additional
		Common Stock	Paid-in	Accumulated
	Shares	Amount	Capital	(Deficit)	Total

Balances, December 31, 2018	4,043,002	$8,086	$484,180	$(1,533,504)	$(1,041,238)

Net (loss)	-	-	-	(466,577)	(466,577)

Issuance of 4,500 Shares at Private Placement Value of $3.00	4,500	9	13,491	-	13,500

Balances, December 29, 2019	4,047,502	$8,095	$497,671	$(2,000,081)	$(1,494,315)

Net income	-	-	-	791,992	791,992
Balances, January 3, 2021	4,047,502	$8,095	$497,671	$(1,208,089)	$(702,323)

See Notes to Consolidated Financial Statements

F-6

BT BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	53 Weeks Ended	52 Weeks Ended
	January 3, 2021	December 29, 2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (loss)	$791,922	$(466,577)
Adjustments to reconcile net income (loss) to net cash provided by operating activities-
Deferred interest expense paid in-kind	39,368	-
Noncash interest income	(75,000)	-
Stock-based incentive compensation	-	13,500
Impairment of assets held for sale	190,493	93,488
Depreciation	187,687	211,087
Amortization of franchise agreement	1,700	1,700
Amortization of debt issuance cost	5,176	5,176
Loss on sale of property and equipment	-	1,800
Write-off of deferred offering costs	-	40,000
Deferred tax liability, net	20,000	(102,000)
Impairment of goodwill	-	200,000
Changes in operating assets and liabilities
Receivables	(3,667)	4,878
Inventory	(4,144)	2,152
Prepaid expenses	1,580	1,282
Accounts payable	(67,080)	33,196
Accrued expenses	214,334	21,634
Income taxes payable	95,080	(10,827)
Net cash provided by operating activities	1,397,449	50,489

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds (advances to) from investment in related company	179,000	(179,000)
Purchase of property and equipment	(154,420)	-
Net cash provided by (used in) investing activities	24,580	(179,000)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	77,500	-
Principal payments on long-term debt	(436,456)	(276,899)
Net cash used in financing activities	(358,956)	(276,899)

CHANGE IN CASH	1,063,073	(405,410)

CASH, BEGINNING OF YEAR	258,101	663,511
		-
CASH, END OF YEAR	$1,321,174	$258,101

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$133,213	$202,101
SUPPLEMENTAL DISCLOSURE OF INVESTING AND FINANCING ACTIVITIES
Transfer of property and equipment to assets held for sale	$-	$189,640

Purchase of property and equipment included in accounts payable	$15,712	$-

See Notes to Consolidated Financial Statements

F-7

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Reverse Merger Transaction

BT Brands, Inc. (the “Company”) was incorporated as Hartmax of NY Inc. on January 19, 2016. Effective July 30, 2018, the Company acquired 100% of the ownership of BTND, LLC (“BTND”). in exchange for common stock in the Company through a Share Exchange Agreement (“Share Exchange”) with BTND, LLC, (“BTND”) and its Members. Following the Share Exchange, BTND became a wholly owned subsidiary of the Company and in 2020 BT Brands, Inc. reincorporated in the State of Wyoming.

Effective with the Share Exchange, all outstanding membership interests in BTND were exchanged with former members of BTND, for an aggregate of 3,298,000 shares of the Company’s common stock, equal to approximately 85.9% of the total number of shares of common stock outstanding after giving effect to the Share Exchange. BTND was the acquirer for accounting purposes and the transaction was accounted for as a reverse acquisition. Consequently, after the giving effect to the merger, the assets and liabilities and the historical operations that will be reflected in consolidated financial statements are those of BTND at its historical cost basis adjusted for goodwill related to a deferred tax liability assumed by the Company at the time of the merger.

Revision of Prior Financial Statements

In fiscal 2020, the Company determined that the deferred tax liability related to the difference between the tax basis and book value of the equipment at the time of the Share Exchange was not correctly calculated. As a result, the 2018 accounting for the merger as of December 30, 2018 has been adjusted to reflect an increase of $151,500 in both the estimated deferred tax liability and goodwill arising from the Share Exchange. As a result of the revision of the accounting for the 2018 Share Exchange, the financial statements for the year ended December 29, 2019 also were revised to reflect an additional impairment of $151,500 of the goodwill that was recorded during 2019. The 2019 adjustment is net of a change in income tax benefit of $53,500 which is primarily related to an estimated $43,000 tax benefit available from a tax loss carryforward in 2019. The net effect of the revision to the 2019 financial statements was to increase the net loss by $98,000, decreasing the previously reported loss for the year ended December 29, 2019 to a loss of $466,577 and increasing the accumulated deficit by $98,000 to $2,000,081.

Business

The Company currently operates company-owned fast-food restaurants called Burger Time. The Company also operates one unit in Minnesota as a franchisee of International Dairy Queen. The Company operates three Burger Time locations in Minnesota, four in North Dakota, and two in South Dakota. The Company closed a store in Richmond, Indiana during 2018, and the Richmond location is currently listed for sale. The Company owns a restaurant property in St. Louis, Missouri currently held for sale. The Company operated a total of ten restaurants at the end of fiscal 2020 and 2019.

The Company’s Dairy Queen store is operated pursuant to the terms of a franchise agreement with International Dairy Queen. The Company is required to pay regular royalty and advertising payments to the franchisor and to remain in compliance with the terms of the franchise agreement.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of BT Brands, Inc., BTND, LLC and its wholly owned subsidiaries BTND IN, LLC, BTNDMO, LLC and BTNDDQ, LLC. Significant intercompany accounts and transactions have been eliminated in consolidation.

F-8

Fiscal Year

The Company’s fiscal year is a 52/53-week year, ending on the Sunday closest to December 31. Most years consist of four 13-week accounting periods comprising the 52-week year. Fiscal 2020 was a 53-week period ended January 3, 2021 and Fiscal 2019 was the 52-week period ended on December 29, 2019. All references to years in this report refer to the fiscal years described above.

Reverse Stock Split

Pursuant to a written consent of a majority of the Company’s shareholders, the Company’s Board of Directors approved a 1-for-2 reverse stock split of its common stock effective January 25, 2021. All outstanding shares of common stock and per share data presented herein have been retroactively adjusted to reflect the effect of the reverse split.

Fair Value of Financial Instruments

The Company’s accounting for fair value measurements of assets and liabilities that are recognized or disclosed at fair value in the statements on a recurring or nonrecurring basis adhere to the Financial Accounting Standards Board (FASB) fair value hierarchy that prioritizes the input to valuation techniques used to measure fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements).

The three levels of fair value hierarchy are as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access the measurement date.

•

Level 2 Inputs are inputs other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•	Level 3 Inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair measurement in its entirety falls is based on the lowest level input that is significant to fair value measurement in its entirety.

The carrying values of cash, receivables, accounts payable and other financial working capital items approximate fair value at year end due to the short maturity nature of these instruments.

The Company believes that the fair value of the investment in notes receivable from a related company on December 29, 2019 approximated the carrying value. In the opinion of the Company, the stated 14% interest rate on the notes approximated the market rate of interest. The Company received equity ownership as additional consideration for its agreement to modify the term of the notes in 2020 and $75,000 was attributed to the value of the equity and this amount is reflected as additional interest income in 2020. The notes receivable were repaid in full in August 2020 and no notes were outstanding on January 3, 2021.

Cash

For purposes of reporting cash and cash flows, cash is net of outstanding checks and includes, amounts on deposit at banks and deposits in transit.

Revenue Recognition

The Company’s revenues consist of purchases of food products for cash, or bank-issued credit and debit card transactions, at Company’s restaurants. The Company follows Accounting Standards Update (ASU) 2014-09 (ASC 606). Under ASC 606, revenues are recognized when control of promised goods or services is transferred to a customer in an amount that reflects the consideration expected to be received for those goods or services. The Company’s sales are recognized at the point of sale and are presented net of discounts and incentives. Sales are also reported net of applicable sales taxes.

F-9

Receivables

Receivables consists of rebates due from a primary vendor.

Inventory

Inventory consists of food, beverages and supplies and is stated at lower of cost (first-in, first-out method) or net realizable value.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives which range from three to thirty years.

The Company reviews long-lived assets to determine if the carrying value of these assets may not be recoverable based on estimated cash flows. Assets are reviewed at the lowest level for which cash flows can be identified, which is at the restaurant level. In determining future cash flows, significant estimates are made by the Company with respect to future operating results of each restaurant over its remaining life. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the carrying value of the assets.

Assets Held for Sale

From time-to-time the Company may sell an existing operating unit or may close an operating unit and list the property for sale. A property in the St. Louis area is currently listed for sale and the land and building were fully reserved for in the 2020 fourth quarter impairment charge. Certain signage equipment originally purchased for the location was relocated for use at other company locations. The write-down of the St. Louis property resulted in an additional impairment charge of $90,493 during the fourth quarter of 2020. Also, in September 2018 the Company closed an operating Burger Time unit in Richmond, Indiana and the Richmond property is listed for sale. In the second quarter of 2020, it was concluded to record an additional charge of $100,000 for impairment of the value of the Richmond location which the Company believes the property will be sold at or above its current carrying cost of assets held for sale.

Advertising and Marketing Costs

The Company expenses advertising and marketing costs as incurred. Advertising expense for fiscal 2020 and 2019 totaled $29,924 and $49,618, respectively.

Income Taxes

The Company provides for income taxes under ASC 740, Accounting for Income Taxes, using an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

Deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

F-10

As of December 29, 2019, the Company had a federal net operating loss carryforward (the “NOL”) of approximately $159,000, which will be fully utilized in the current year’s tax returns reducing 2020 consolidated taxable income by that amount. If not used currently, the NOL expires within twenty years of origination in 2038.

The Company continually reviews the realizability of its deferred tax assets, including an analysis of factors such as future taxable income, reversal of existing taxable temporary differences, and tax planning strategies. The Company assessed whether a valuation allowance should be recorded against its deferred tax assets based on consideration of all available evidence using a "more likely than not" standard. In assessing the need for a valuation allowance, the company considered both positive and negative evidence related to the likelihood of realization of deferred tax assets. In making such assessment, more weight was given to evidence that could be objectively verified, including recent cumulative losses. Future sources of taxable income were also considered in determining the amount of the recorded valuation allowance. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The tax effect of the temporary differences and carryforwards are as follows for the respective fiscal years:

	2020	2019
Net operating loss carry forward	$-	$43,000
Property and equipment	(183,000)	(167,000)
Future tax benefit of impairment allowance	78,000	26,000
Paycheck Protection Program loan forgiveness	(13,000)
Total deferred tax liability	$(118,000)	$(98,000)

The following table summarizes the components of the provision for income taxes:

	2020	2019
Current income tax expense	$110,000	$-
Deferred income taxes (benefit)	20,000	(102,000)
Total income tax expense (benefit)	$130,000	$(102,000)

Total income tax expense for the years ended January 3, 2021 and December 29, 2019 differed from the amounts computed by applying the U.S. Federal statutory tax rate of 21% to pre-tax income as follows:

	2020	2019
Total expense (benefit) computed by applying statutory federal rate	$193,600	$(119,500)
State income tax (benefit), net of federal tax benefit	47,400	(36,000)
Paycheck Protection Program loan forgiveness	(111,000)	-
Other permanent differences	-	53,500
Provision for income taxes (benefit)	$130,000	$(102,500)

Accounting Standards requires that deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the balance sheet.

The Company had no accrued interest or penalties relating to any income tax obligations. The Company currently has no federal or state examinations in progress, nor has it had any federal or state tax examinations since its inception. The last three years of the Company’s tax years are subject to federal and state tax examination. With few exceptions, the Company is no longer subject to U.S. Federal and state income tax examinations by tax authorities for years before 2017.

F-11

Per Common Share Amounts

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income or (loss) per share is computed by dividing net income or loss by the weighted average number of shares of common stock outstanding during the period. Diluted net income per share is computed by dividing net income by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. Common stock equivalents are excluded from the computation of diluted net income (loss) per share because their effect is anti-dilutive. There were no potentially dilutive shares outstanding as of the years ending in 2020 and 2019, as both the $4.00 per share strike price of the 102,503 warrants and the $3.30 exercise price for the 16,401 Placement Agent warrants outstanding on January 3, 2021 and December 29, 2019 were exercisable at prices above the estimated fair market price of the underlying stock.

Other Assets

Other assets include the allocated fair value of the acquired Dairy Queen franchise agreement related to the Company’s location in Ham Lake, Minnesota, and is being amortized over an estimated useful life of 14 years. Amortization for each of the next five years is estimated to be approximately $2,000 per year. Accumulated amortization was approximately $9,000 and $7,000 at the end of 2020 and 2019, respectively.

Restaurant Pre-opening expenses

Restaurant pre-opening and other development expenses are non-capital expenditures and are expensed as incurred as part of other operating expenses. Restaurant pre-opening expenses may include the costs of hiring and training the initial hourly work force for each new restaurant, travel, the cost of food and supplies used in training, grand opening promotional costs, the cost of the initial stocking of operating supplies and other direct costs related to the opening of a restaurant, including rent during the construction and in-restaurant training period.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and the differences could be significant.

Segment Reporting

The Company follows the guidance of FASB Accounting Standards for reporting and disclosure on operating segments requiring segment disclosures about products and services, geographic areas, and major customers. The Company has determined that it did not have any separately reportable operating segments.

F-12

Paycheck Protection Program and Liquidity and Capital Resources

For the 53 weeks ended January 3, 2021, the Company earned an after-tax profit of $791,922. On January 3, 2021, the Company had $1,321,244 in cash and working capital of $371,693, an increase of $789,688 from the year-end deficit of $471,995.

COVID-19 has had, and likely will to continue to have a significant adverse impact on the United States economy. It is difficult to predict either the ultimate impact of the COVID-19 pandemic or the impact of governmental responses on the United States economy in general, and specifically the impact on the quick service drive-through segment of the food service industry and on Company’s operating results and financial condition as the situation is evolving.

In May 2020 the Company received pandemic-related loans totaling $487,900, of that amount, $460,400 was borrowed under the Small Business Administration’s Paycheck Protection Program (“PPP”). The Company has elected to account for the proceeds of the loan as a government grant under International Accounting Standard 20 (“IAS 20”), Accounting for Government Grants and Disclosure of Government Assistance. Under IAS 20, the loan is initially recorded as deferred income on the balance sheet and forgiveness income is recognized on a systematic basis over the periods in which the qualifying expenses are incurred when the Company determines that the forgiveness is reasonably assured. Under the terms of the program, the Company applied for forgiveness of the loans in 2020, anticipating its application qualified the loans for forgiveness. Following application by the Company, the loans were forgiven in full in 2021. As a result of forgiveness of the PPP advances, the loan forgiveness is reflected as “Other Income” in 2020. Also, in May 2020, the Company borrowed $27,500 at no interest under the Minnesota Small Business Emergency Loan Program, and in addition, two of the Company’s mortgage lenders suspended and deferred current payments for a period of three months during the first half of 2020. A total of $93,602 in payments were deferred under these programs. The Company expects to have sufficient cash assets to meet its obligations for more than a year from the issuance of these consolidated financial statements.

NOTE 2 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at end of the respective fiscal years:

	1/3/2021	12/29/2019
Land	$485,239	$555,885
Equipment	2,497,576	2,390,545
Buildings	1,306,896	1,363,642

Total property and equipment	4,289,711	4,310,072
Accumulated depreciation	(2,398,503)	(2,210,816)
Less - property held for sale	(258,751)	(449,244)
Net property and equipment	$1,632,457	$1,650,012

Depreciation expense for the fiscal years 2020 and 2019 was $187,687 and $211,087, respectively.

F-13

NOTE 3 – ACCRUED EXPENSES

Accrued expenses consisted of the following at the end of the respective reporting periods:

	1/3/2021	12/29/2019
Accrued real estate taxes	$106,935	$66,959
Accrued bonus compensation	162,000	-
Accrued payroll	56,139	69,572
Accrued payroll taxes	8,519	7,058
Accrued sales taxes payable	66,632	35,380
Accrued vacation pay	19,657	23,204
Other accrued expenses	852	4,227

	$420,734	$206,400

NOTE 4 – STOCKHOLDERS’ EQUITY

During 2018, the Company issued 3,298,000 shares of common stock in exchange for the member interests of BTND, LLC, 410,000 shares to Maxim Partners and others as part of the Share Exchange, and 130,000 shares of common stock to consultants associated with the offering. Upon closing of a private offering 205,002 shares of common stock and 102,501 common stock warrants to purchase shares at $4.00 through July 31, 2023 were issued to investors in consideration for a net amount of approximately $492,266, all of these warrants were outstanding as of the end of the year. Upon closing of the private offering, the placement agent was issued an aggregate of 16,401 five-year stock purchase warrants to purchase shares at $3.30 per share which are also outstanding at year-end. The estimated the fair value of the warrants at the issuance date was approximately $15,421 and this amount was reflected as an additional cost of the offering.

In October 2019, the board of directors of the Company and the holders of a majority of the outstanding shares of common stock adopted the 2019 Incentive Plan. Under the 2019 Incentive Plan, the Company reserved up to 500,000 shares of common stock for issuance to officers, directors, employees and consultants. On October 11, 2019, the Company issued an aggregate of 4,500 shares of common stock as stock awards to 30 employees of the Company.

In April 2019, the Company’s Certificate of Incorporation was amended to increase the number of authorized shares of preferred stock to 2,000,000 and the number authorized shares of common stock to 50,000,000.

F-14

NOTE 5 – LONG-TERM DEBT

As a result of the many uncertainties surrounding the economy during the COVID-19 response, two of the Company’s mortgage lenders suspended and deferred current payments for a period of three months during the first half of 2020. A total of $93,602 in payments were deferred under these programs. The loans will continue to accrue interest at the stated rate, which is included in the principal. The aggregate deferrals are due as balloon payments at the end of the stated terms of the notes.

The Company had the following long- term debt obligations as of:

	1/3/2021	12/29/2019

Note payable to bank dated October 30, 2015 due in monthly installments of $6,916 through October 30, 2030, which includes principal and interest at a fixed rate of 4.75%. This note is secured by two of the Company's Minnesota locations and the personal guaranty of a shareholder of the Company.	$670,334	$699,311

Note payable to bank dated November 16, 2015 due in monthly installments of $14,846, which includes principal and interest at fixed rate of 4.75% through November 16, 2030. This note is secured by four of the Company's North Dakota locations and the personal guaranty of a shareholder of the Company.	1,447,439	1,509,435

Note payable to bank dated October 10, 2015 due in monthly installments of $4,153 through March 11, 2030, which includes principal and interest at fixed rate of 4.75%. This note is secured by the Company's Dairy Queen location and the personal guaranty of a shareholder of the Company.	397,655	414,562

Note payable to bank dated March 11, 2016 due in monthly installments of $3,692 through March 11, 2031 which includes principal and interest at a fixed rate of 4.75%. This note is secured by one of the Company's South Dakota locations and the personal guaranty of a shareholder of the Company.	369,222	384,208

Notes payable to bank dated November 10, 2016 payable in monthly installments of $1,331 which includes principal and interest at 4%, the interest rate is subject to adjustment based on 5-year Treasury Note rate 2021 and cannot be less than 4%. This note is secured by property held for sale in Richmond Indiana and the personal guaranty of a shareholder of the Company.	141,125	151,234

Unsecured 8% notes payable to an entity controlled by shareholders of the Company dated December 26, 2017 originally due on demand after June 1, 2020. The Note was paid in-full in August, 2020.	-	207,264

Note payable to bank dated December 28, 2018 due in monthly installments of $1,644 through December 31, 2023 which includes principal and interest at a fixed rate of 5.50%. This note is secured by the West St. Paul location and the personal guaranty of a shareholder of the Company.	185,219	192,068

Minnesota Small Business Emergency Loan dated April, 29, 2020 payable in monthly installments of $458.33 beginning December 15, 2020 which includes principal and interest at 0%. This note is secured by the personal guaranty of a shareholder of the Company.	27,500	-
	3,238,494	3,558,082
Less - unamortized debt issuance costs	(54,205)	(59,381)
Current maturities	(245,306)	(277,666)
Total	$2,938,983	$3,221,035

F-15

Scheduled maturities of long-term debt, excluding unamortized debt issuance costs, are as follows

1/2/2022	$245,306
12/31/2023	256,655
12/29/2024	423,345
12/28/2025	270,561
1/3/2027	283,104
Thereafter	1,759,523

$3,238,494

NOTE 6 – RELATED PARTY TRANSACTIONS

BTND Trading

BTND Trading, an entity separate from the Company owned by certain significant shareholders of the Company, from time-to-time BTND Trading has advanced funds to the Company. On December 29, 2019, $207,729 was due to BTND Trading at 8% annual interest. In August 2020, the amount due to BTND Trading was repaid in full.

Next Gen Ice

In 2019, the Company made cash advances to Next Gen Ice, Inc. (NGI) in the form of Series C Notes totaling a principal amount of $179,000. The Company’s CEO, Gary Copperud, is Chairman of the Board of Directors of NGI and the Company’s Chief Operating Officer, Kenneth Brimmer, is also a member of the Board of Directors of NGI and serves as Chief Financial Officer of NGI on a contract basis. Mr. Copperud and a limited liability company controlled by him together own approximately 34% of the outstanding equity of NGI. On March 2, 2020, the Series C Notes were modified and the maturity extended to August 31, 2020. As part of the Note modification, the Company received 179,000 shares of Common Stock in NGI from the founders of NGI representing approximately 2% of NGI shares outstanding. The Company also holds warrants to purchase 358,000 shares at a price of $1.00 per share through March 23, 2023. The common stock and common stock purchase warrants received by the Company were recorded at a value determined by the Company of $75,000. This amount was also recorded at a discount to the note receivable and was recognized as interest income over the extended term of the Note. The Company has determined that its investment in NGI does not have a readily determinable market value and therefore is carried at the cost determined by the Company at the time the shares and warrants were received. The Series C Notes were repaid in August 2020, with interest, and currently there are no outstanding amounts due to the Company from NGI.

NOTE 7 – MAJOR VENDOR

Approximately 83% of the Company’s purchases for the year ended January 3, 2021 were from one vendor. On January 3, 2021, the amount due to the major vendor totaled $171,545. In fiscal 2019, approximately 83% of the Company’s purchases were from the same vendor. On December 29,2019, the amount due to this vendor was $222,926.

F-16

NOTE 8 – CONTINGENCIES

In the course of its business, the Company may be a party to claims and legal or regulatory actions arising from the conduct of its business. The Company is not aware of any significant asserted or potential claims which could impact its financial position.

NOTE 9 – LAND LEASE

The Company is a party to a month-to-month land lease agreement for one of its locations. The net book value of the building located on this land is approximately $38,000. The monthly lease payment is $1,600.

NOTE 10 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through March 5, 2021 the date on which the consolidated financial statements were available to be issued, noting no subsequent events for disclosure.

F-17

BT BRANDS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	July 4, 2021	January 3, 2021
ASSETS	(Unaudited)
CURRENT ASSETS
Cash	$1,720,917	$1,321,244
Receivables	31,751	19,030
Inventory	70,489	60,576
Prepaid expenses and other current assets	20,429	5,348

Total current assets	1,843,586	1,406,198

PROPERTY AND EQUIPMENT, net	1,587,200	1,632,457
LAND AND BUILDINGS HELD FOR SALE	258,751	258,751
INVESTMENT IN RELATED COMPANY	75,000	75,000
OTHER ASSETS, net	15,625	16,759

Total assets	$3,780,162	$3,389,165

LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES
Current maturities of long-term debt	$174,350	$245,306
Accounts payable	398,301	270,487
Accrued expenses	259,660	420,734
Income taxes payable	112,972	97,978

Total current liabilities	945,283	1,034,505

LONG-TERM DEBT, less current maturities	3,043,762	2,938,983
DEFERRED INCOME TAXES	146,000	118,000
Total liabilities	4,135,045	4,091,488

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' DEFICIT
Preferred stock, $.001 par value, 2,000,000 shares authorized, no shares outstanding at July 4, 2021 and January 3, 2021	-	-
Common stock, $.002 par value, 50,000,000 authorized, 4,047,502 shares outstanding at July 4, 2021 and January 3, 2021	8,095	8,095
Additional paid-in capital	497,671	497,671
Accumulated deficit	(860,649)	(1,208,089)

Total shareholders' deficit	(354,883)	(702,323)

Total liabilities and shareholders' deficit	$3,780,162	$3,389,165

See Notes to Condensed Consolidated Financial Statements

F-18

BT BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	26 Weeks Ended,		13 Weeks Ended,
	July 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020

SALES	$4,323,555	$3,699,768	$2,382,683	$2,396,338

COSTS AND EXPENSES
Restaurant operating expenses
Food and paper costs	1,636,053	1,435,992	908,760	895,892
Labor costs	1,186,719	1,094,007	621,227	610,698
Occupancy costs	303,654	334,033	167,106	171,445
Other operating expenses	252,081	191,274	128,872	105,100
Depreciation and amortization	113,394	90,920	58,558	46,100
Impairment of assets held for sale	-	100,000	-	100,000
General and administrative	220,982	183,163	115,644	116,947

Total costs and expenses	3,712,883	3,429,389	2,000,167	2,046,182

Income from operations	610,672	270,379	382,516	350,156

INTEREST EXPENSE	(128,232)	(91,159)	(89,661)	(54,692)
INTEREST INCOME	-	64,200	-	64,200
OTHER INCOME	-	466,758	-	466,758

INCOME BEFORE TAXES	482,440	710,178	297,516	826,422

PROVISION FOR INCOME TAXES	(135,000)	(149,000)	(85,000)	(149,000)

NET INCOME	$347,440	$561,178	$212,516	$677,422

NET INCOME PER COMMON SHARE -
Basic and Diluted	$0.09	$0.14	$0.05	$0.17

WEIGHTED AVERAGE NUMBER OF SHARES USED IN
COMPUTING PER COMMON SHARE AMOUNTS -
Basic and Diluted	4,047,502	4,047,502	4,047,502	4,047,502

See Notes to Condensed Consolidated Financial Statements

F-19

BT BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
(Unaudited)

		Common	Additional
For the 26-week periods -	Shares	Stock Amount	Paid-in Capital	Accumulated (Deficit)	Total

Balances, January 3, 2021	4,047,502	$8,095	$497,671	$(1,208,089)	$(702,323)

Net income	-	-	-	347,440	347,440

Balances, July 4, 2021	4,047,502	$8,095	$497,671	$(860,649)	$(354,883)

		Common	Additional
	Shares	Stock Amount	Paid-in Capital	Accumulated (Deficit)	Total

Balances, December 29, 2019	4,047,502	$8,095	$497,671	$(1,902,081)	$(1,396,315)

Net income	-	-	-	561,178	561,178

Balances, June 28, 2020	4,047,502	$8,095	$497,671	$(1,340,903)	$(835,137)

		Common	Additional
For the 13-week periods -	Shares	Stock Amount	Paid-in Capital	Accumulated (Deficit)	Total

Balances, April 4, 2021	4,047,502	$8,095	$497,671	$(1,073,165)	$(567,399)

Net income	-	-	-	212,516	212,516

Balances, July 4, 2021	4,047,502	$8,095	$497,671	$(860,649)	$(354,883)

		Common	Additional
	Shares	Stock Amount	Paid-in Capital	Accumulated (Deficit)	Total

Balances, March 29, 2020	4,047,502	$8,095	$497,671	$(2,018,325)	$(1,512,559)

Net income	-	-	-	677,422	677,422

Balances, June 28, 2020	4,047,502	$8,095	$497,671	$(1,340,903)	$(835,137)

See Notes to Condensed Consolidated Financial Statements

F-20

BT BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	26 Weeks Ended	26 Weeks Ended
	July 4, 2021	June 28, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$347,440	$561,178
Adjustments to reconcile net income to net cash provided by operating activities-
Depreciation and amortization	113,394	90,920
Amortization of debt issuance costs included in interest expense	54,205	2,568
Deferred taxes	28,000	(11,788)
Noncash interest income	-	(64,200)
Payment on in-kind interest	-	39,368
Impairment of assets held for sale	-	100,000
Changes in operating assets and liabilities -
Receivables	(12,721)	(3,511)
Inventory	(9,913)	(544)
Prepaid expenses and other current assets	(5,888)	3,967
Accounts payable	127,814	(41,013)
Unearned vendor rebate	-	(2,446)
Accrued expenses	(161,074)	47,400
Income taxes payable	14,994	154,701
Net cash provided by operating activities	496,251	876,600

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(67,003)	(16,393)
Net cash used in investing activities	(67,003)	(16,393)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	3,107,100	77,500
Principal payments on long-term debt	(3,077,784)	(104,656)
Payment of debt issuance costs	(49,699)	-
Payment of deferred offering costs	(9,192)	-
Net cash used in financing activities	(29,575)	(27,156)

CHANGE IN CASH	399,673	833,051

CASH, BEGINNING OF PERIOD	1,321,244	258,101
		-
CASH, END OF PERIOD	$1,720,917	$1,091,152

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$68,700	$49,204
Cash paid for income taxes	$92,006	$-

See Notes to Condensed Consolidated Financial Statements

F-21

BT BRANDS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements include the accounts of BT Brands, Inc., and its subsidiaries (the “Company”, “we”, “our”, “us”, or “BT Brands”) and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. All intercompany accounts and transactions have been eliminated in consolidation and have been prepared on a basis consistent in all material respects with the accounting policies for the fiscal year ended January 3, 2021. In our opinion, all adjustments, which are normal and recurring in nature, necessary for a fair presentation of our financial position and results of operation have been included. Operating results for interim periods are not necessarily indicative of the results that may be expected for a full fiscal year.

The accompanying Condensed Consolidated Balance Sheet as of July 4, 2021, does not include all of the disclosures required by GAAP. These interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements as of January 3, 2021, and the related notes thereto included in the Company’s Form 10-K for the fiscal year ended January 3, 2021.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and the differences could be material.

The Company

BT Brands, Inc. (the “Company”) was incorporated as Hartmax of NY Inc. on January 19, 2016, with the objective of acquiring an operating entity. Effective on July 30, 2018, the Company acquired 100% of the ownership BTND, LLC. in exchange for common stock in the Company through a Share Exchange Agreement (“Share Exchange”) with members of BTND, LLC (“BTND”).

Business

The Company currently operates company-owned fast-food restaurants called Burger Time. The Company also operates one unit in Minnesota as a franchisee of International Dairy Queen. The Company operates three Burger Time locations in Minnesota, four in North Dakota, and two in South Dakota. The Company closed a store in Richmond, Indiana during 2018 which is listed for sale. There were a total of ten operating restaurants on July 4, 2021.

The Company’s Dairy Queen store is operated pursuant to the terms of a franchise agreement with International Dairy Queen. The Company is required to pay regular royalty and advertising payments to the franchisor and to remain in compliance with the terms of the franchise agreement.

Fiscal Year Period

The Company’s fiscal year is a 52/53-week year, ending on the Sunday closest to December 31. Most years consist of four 13-week accounting periods comprising the 52-week year. All references to years in this report refer to the 26-week periods in the respective fiscal year periods. Fiscal 2021 is a 52-week year ending January 2, 2022.

F-22

Cash

For purposes of reporting cash and cash flows, cash is net of outstanding checks and includes, amounts on deposit at banks and deposits in transit.

Receivables

Receivables consist mainly of rebates due from a primary vendor.

Inventory

Inventory consists of food, beverages and supplies and is stated at lower of cost (first-in, first-out method) or net realizable value.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives which range from three to thirty years.

The Company reviews long-lived assets to determine if the carrying value of these assets may not be recoverable based on estimated cash flows. Assets are reviewed at the lowest level for which cash flows can be identified, which is at the restaurant level. In determining future cash flows, significant estimates are made by the Company with respect to future operating results of each restaurant over its remaining life. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets.

Assets Held for Sale

From time-to-time the Company may sell an existing operating unit or may close an operating unit and list the property for sale. A property in the St. Louis area was written-off in 2020 and certain signage originally purchased for use in that location has been used in other locations In September of 2018 the Company closed an operating Burger Time unit in Richmond, Indiana and the Richmond property is listed for sale. In the second quarter of fiscal 2019 it was concluded to record a charge of $93,488 for impairment of the value of the Richmond location and in the second quarter of 2020 an additional $100,000 impairment charge was recorded. The Company believes the Richmond property will be sold at or above its current carrying cost of assets held for sale.

Income Taxes

We provide for income taxes under (Accounting Standards Codification (ASC), 740), Accounting for Income Taxes. ASC 740 using an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. Deferred tax asset and liability account balances are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value. The deferred tax assets are reviewed periodically for recoverability and valuation allowances are adjusted, as necessary. As of July 4, 2021, the Company estimates a current tax provision for federal and state income taxes at the combined statutory rate of approximately 27.5%

The Company currently has no accrued interest or penalties relating to any income tax obligations. The Company currently has no federal or state examinations in progress, nor has it had any federal or state tax examinations since its inception and all periods since inception remain open for examination.

F-23

Per Common Share Amounts

Net income per common share is computed pursuant to section 260-10-45 of the FASB ASC. Basic net income per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted net income per share is computed by dividing net income by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. Common stock equivalents are excluded from the computation of diluted net income if their effect would be anti-dilutive. There were no potentially dilutive shares outstanding as of the periods ending in 2021 and 2020, as the strike price for warrants outstanding was above the fair market price of the underlying stock in both periods.

Other Assets

Other assets are the allocated fair value of the acquired Dairy Queen franchise agreement related to the Company’s location in Ham Lake, Minnesota, which is being amortized over an estimated useful life of 14 years.

Liquidity and Capital Resources

For the 26 weeks ended July 4, 2021, the Company earned an after-tax profit of $347,440. At July 4, 2021, the Company had $1,720,917 in cash and working capital of $898,303 an increase of $526,610 from the year-end.

Covid-19 and its various variants are expected to continue to have a significant adverse impact on the United States economy. It is difficult to predict either the ultimate impact of the virus and governmental responses on the Company’s operating results and financial condition.

In June 2021, the Company completed a refinancing of substantially all of its property mortgages lowering the nominal mortgage rate to a 10-year fixed rate of 3.45% from 4.75%. In May 2020, the Company received pandemic-related loans totaling $487,900 of that amount, $460,400 was borrowed under the Small Business Administration’s Payroll Protection Program under the terms of the program, the loans were forgiven in 2020, and the amount of the loan forgiveness was accounted for as a “grant” and is in included in other income for the six-month ended June 28, 2020. In May 2020, the Company also borrowed $27,500 at no interest under the Minnesota Small Business Emergency Loan Program. Under certain conditions related to continues employment at the Company’s Dairy Queen location the remaining balance of this note may be converted to a Grant.

NOTE 2 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at:

	July 4, 2021	January 3, 2021
Land	$485,239	$485,239
Equipment	2,555,874	2,497,576
Buildings	1,313,669	1,306,896

Total property and equipment	4,354,782	4,289,711
Accumulated depreciation	(2,508,831)	(2,398,503)
Less - property held for sale	(258,751)	(258,751)
Net property and equipment	$1,587,200	$1,632,457

Depreciation expense for the 26-week periods in 2021 and 2020 was $112,261 and $90,070, respectively.

F-24

NOTE 3 – ACCRUED EXPENSES

Accrued expenses consisted of the following at:

	July 4, 2021	January 3, 2021
Accrued real estate taxes	$94,343	$106,935
Accrued bonus compensation	7,000	162,000
Accrued payroll	48,099	56,139
Accrued payroll taxes	9,691	8,519
Accrued sales taxes payable	64,865	66,632
Accrued vacation pay	19,657	19,657
Other accrued expenses	16,005	852

	$259,660	$420,734

NOTE 4 – LONG TERM DEBT

The Company’s long-term debt is as follows:

	July 4, 2021	January 3, 2021

Notes payable to bank with interest at 4.75%. Secured by eight of the Company's locations and the personal guaranty of a shareholder of the Company These notes were paid in full on June 27, 2021.	$-	$2,884,650

Three notes payable to bank dated June 28, 2021 due in monthly installments totaling $22,213 which includes principal and interest at fixed rate of 3.45% through June 28, 2031. Beginning in July 2031, the interest rate will be equal to the greater of the "prime rate" plus .75%, or 3.45% . These notes mature on June 28, 2036. The notes are secured by mortgages covering the Company's ten operating locations. The notes are guaranteed by BT Brands, Inc. and a shareholder of the Company.	3,107,100	-

Note payable to bank dated December 28, 2018 due in monthly installments of $1,644 through December 31, 2023 which included principal and interest at a fixed rate of 5.50%. This note is secured by the West St. Paul location and the personal guaranty of a shareholder of the Company. This note was paid in full on April 6, 2021, and is included in current liabilities at April 4, 2021.	-	185,219

Notes payable to bank dated November 10, 2016 payable in monthly installments of $1,331 which includes principal and interest at 4%, the interest rate is subject to adjustment based on 5-year Treasury Note rate 2021 and cannot be less than 4%. This note is secured by property held for sale in Richmond, Indiana and the personal guaranty of a shareholder of the Company.	135,961	141,125

Minnesota Small Business Emergency Loan dated April 29, 2020 payable in monthly installments of $458.33 beginning December 15, 2020 which includes principal and interest at 0%. This note is secured by the personal guaranty of a shareholder of the Company.	24,750	27,500
	3,267,811	3,238,494
Less - unamortized debt issuance costs	(49,699)	(54,205)
Current maturities	(174,350)	(245,306)
Total	$3,043,762	$2,938,983

F-25

NOTE 5 – RELATED PARTY TRANSACTIONS

Next Gen Ice

In 2019, the Company made cash advances to Next Gen Ice, Inc. (NGI) in the form of Series C Notes totaling a principal amount of $179,000 (“Notes”). The Company’s CEO, Gary Copperud, is Chairman of the Board of Directors of NGI and the Company’s Chief Operating Officer, Kenneth Brimmer, is also a member of the Board of Directors of NGI and serves as Chief Financial Officer of NGI on a part-time contract basis. Mr. Copperud, and a limited liability company controlled by him together own approximately 34% of the outstanding equity of NGI. On March 2, 2020, the Notes, were modified and the maturity extended to August 31, 2020. As part of the Note modification, the Company received 179,000 shares of common stock in Next Gen Ice from the founders of NGI representing approximately 2% of NGI shares outstanding. The Company also holds warrants to purchase 358,000 shares of common stock at a price of $1.00 per share through March 31, 2023. The common stock and common stock purchase warrants received by the Company were recorded at a value determined by the Company of $75,000. This amount was also recorded at a discount to the note receivable and was recognized as interest income over the extended term of the Notes. The Company has determined that its investment in NGI does not have a readily determinable market value and therefore is carried at the cost determined by the Company at the time the shares and warrants were received. The Notes were repaid in August 2020, with interest, and currently there are no outstanding amounts due to the Company from NGI.

NOTE 6 – CONTINGENCIES

The Company may be a party to claims and legal or regulatory actions arising from the conduct of its business. The Company is not aware of any significant asserted or potential claims which could impact its financial position.

F-26

2,400,000 Units

Each Unit consisting of One Share of Common Stock and

One Warrant to Purchase One Share of Common Stock

BT BRANDS, INC.

PROSPECTUS

 _________________________________

Joint Book-Running Managers

Maxim Group LLC	Joseph Gunnar & Co. LLC

November 12, 2021

Through and including December 7, 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

83